UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Evans & Sutherland Computer Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
N/A
	(2)	Aggregate number of securities to which transaction applies:
N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$71,500,000 aggregate cash value of transaction
	(4)	Proposed maximum aggregate value of transaction:
$71,500,000
	(5)	Total fee paid:
$7,650.50
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

, 2006

Dear Evans & Sutherland Shareholder:

You are cordially invited to attend a combined special meeting and annual meeting (the “Combined Meeting”) of shareholders of Evans & Sutherland Computer Corporation, to be held at our principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108, on           , 2006 at           a.m., local time.

On February 7, 2006, Evans & Sutherland entered into an Asset Purchase Agreement with Rockwell Collins, Inc. pursuant to which we agreed to sell substantially all of the assets and certain liabilities primarily related to our military and commercial simulation business and related service operations to Rockwell Collins. As part of that transaction, under a separate Laser Projection Systems Agreement to be entered into upon the closing of the asset sale, we will also provide, and grant Rockwell Collins exclusive and nonexclusive licenses to use and sell, our laser projectors for military and commercial simulation and certain related businesses of Rockwell Collins. Rockwell Collins has agreed to pay us total consideration of $71.5 million pursuant to the transaction, subject to certain adjustments and contingencies. Under the Utah Revised Business Corporation Act, the proposed transaction is deemed to constitute a sale of substantially all of our property and, therefore, must be approved by shareholders holding a majority of the outstanding shares of our common stock. Accordingly, at the Combined Meeting, you will be asked to approve the proposed transaction with Rockwell Collins. More information about the proposed transaction is contained in the accompanying proxy statement, which I strongly encourage you to read in its entirety.

After careful consideration, our board of directors has unanimously approved the proposed transaction with Rockwell Collins and determined that the transaction is in the best interests of Evans & Sutherland and our shareholders. Our board of directors recommends that you vote “FOR” the proposal to approve the transaction with Rockwell Collins.

At the Combined Meeting, you will also be asked to elect one director to the E&S board of directors to serve for a three-year term expiring at our annual meeting in 2009 and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Our board of directors recommends that you vote “FOR” the proposals to elect our nominee as a director and to ratify KPMG LLP as our independent registered public accounting firm.

Your vote is very important.   Whether or not you plan to attend the Combined Meeting in person, I encourage you to mark, sign and date your proxy and return it promptly in the enclosed, pre-addressed, prepaid envelope. If your shares of common stock are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the transaction with Rockwell Collins. If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of each of the proposals.

An outline of the business to be conducted at the Combined Meeting is given in the accompanying Notice of Combined Special Meeting and Annual Meeting of Shareholders and proxy statement. In addition to the matters to be voted on, there will be a report on our progress and an opportunity for shareholders to ask questions.

Sincerely,
James R. Oyler
President and Chief Executive Officer

This proxy statement is first being mailed to shareholders on or about            , 2006.

NOTICE OF COMBINED SPECIAL MEETING AND ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD              , 2006

A combined special meeting and annual meeting (the “Combined Meeting”) of the shareholders of Evans & Sutherland Computer Corporation (“E&S”), will be held at our principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108, on          , 2006 at          a.m., local time, to consider and vote on the following matters:

1.                to approve a transaction in which E&S will (i) sell substantially all of the assets and certain liabilities, including substantially all of the assets and certain liabilities of our wholly owned subsidiary, Evans & Sutherland Computer Limited, primarily related to our military and commercial simulation business and related service operations (which we refer to collectively as the “Simulation Business”) to Rockwell Collins, Inc. pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of February 7, 2006, by and between E&S and Rockwell Collins, and (ii) pursuant to a Laser Projection Systems Agreement to be entered into upon the closing of the transactions contemplated by the Asset Purchase Agreement, provide, and grant exclusive and non-exclusive intellectual property licenses to use and sell, fixed-based and motion-based laser projection systems in connection with the Simulation Business and certain related businesses of Rockwell Collins (we refer to the transactions contemplated by the Asset Purchase Agreement and the Laser Projection Systems Agreement collectively as the “Transaction”), which Transaction is deemed to constitute a sale of substantially all of the property of E&S;

2.                to elect one director to the E&S board of directors to serve for a three-year term expiring at our annual meeting in 2009;

3.                to ratify the appointment of KPMG LLP as E&S’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.                to transact such other business as may properly come before the Combined Meeting or any adjournments or postponements of the Combined Meeting.

For more information about the Transaction, we strongly encourage you to review the accompanying proxy statement, including the annexes thereto.

After careful consideration, our board of directors has unanimously approved the proposed Transaction, has determined that the Transaction is in the best interests of E&S and our shareholders and recommends that you vote “FOR” the proposal to approve the Transaction.  Our board of directors also recommends that you vote "FOR" the proposals to elect our nominee as a director and to ratify KPMG LLP as our independent registered public accounting firm.

Only shareholders of record at the close of business on           , 2006, the record date for the Combined Meeting, may vote at the Combined Meeting and any adjournments or postponements of the Combined Meeting.

Your vote is very important.   Whether or not you plan to attend the Combined Meeting, please submit your proxy or voting instruction form as soon as possible to make sure that your shares are represented and voted. If you attend the Combined Meeting, you may vote in person even if you previously signed and returned a proxy.

For the Board of Directors,
Lance Sessions
Acting Chief Financial Officer and Corporate Secretary
Salt Lake City, Utah
, 2006

i

ii

PROXY SUMMARY

This summary highlights the material terms of the proposed transaction with Rockwell Collins, Inc. and certain other matters. The summary contains selected information from this proxy statement and the annexes hereto and may not contain all the information about the proposed transaction that is important to you. For a more complete description of the terms of the proposed transaction, you should carefully read this proxy statement, the annexes hereto and the other documents to which we refer you in their entirety.

Parties to the Transaction (page 16)

The parties to the proposed transaction are Evans & Sutherland Computer Corporation, a Utah corporation (which may be referred to herein as “Evans & Sutherland,” “E&S,” “we,” “us,” or “our”), and Rockwell Collins, Inc., a Delaware corporation.

The Proposed Transaction (page 16)

Under the terms and conditions of the Asset Purchase Agreement, dated as of February 7, 2006, by and between E&S and Rockwell Collins, we have agreed:

•       to sell substantially all of the assets and certain liabilities, including substantially all of the assets and certain liabilities of our wholly owned subsidiary, Evans & Sutherland Computer Limited (“E&S Limited”), primarily related to our military and commercial simulation business and related service operations (which we refer to collectively as the “Simulation Business”) to Rockwell Collins; and

•       pursuant to a Laser Projection Systems Agreement to be entered into upon the closing of the transactions contemplated by the Asset Purchase Agreement, to provide, and grant exclusive and non-exclusive intellectual property licenses to use and sell, fixed-based and motion-based laser projection systems in connection with the Simulation Business and certain related businesses of Rockwell Collins (we refer to the transaction contemplated by the Asset Purchase Agreement and the Laser Projection Systems Agreement as the “Transaction”).

In order to secure certain post-closing obligations and contingencies, E&S, Rockwell Collins and an independent escrow agent will also enter into an Escrow Agreement at the closing. In addition, upon the closing of the Transaction we will enter into the following agreements with Rockwell Collins or a subsidiary of Rockwell Collins: an Intellectual Property Licensing Agreement; and a Laser Projection System Supply Agreement. These other agreements are more fully described under the section of this proxy statement entitled “Other Transaction Documents”.

Assets to be Sold (page 37)

In the Asset Purchase Agreement, we have agreed to sell to Rockwell Collins all of our right, title and interest in those assets that primarily relate to our Simulation Business, including the following:

•       the building, plant, improvements and lease relating to our headquarters at 600 Komas Drive in Salt Lake City, Utah; a leased storage facility in Salt Lake City, Utah; and our leased facilities in Orlando, Florida, Horsham, England, and Preston, England;

•       accounts, loans and notes receivable, performance and surety bonds and letters of credit or other similar instruments;

•       inventories, including finished products, work-in-process, materials, parts, components, production stock, accessories and supplies;

•       machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, plant and office equipment, test equipment, laboratory equipment and supplies, repair parts, repair stock, tools, engineering and design equipment and other tangible personal property;

•       software, hardware and computer networking equipment;

•       intellectual property owned or licensed by us;

•       contracts;

•       credits, advances, prepaid expenses and deposits held by third parties;

•       permits, to the extent transferable or assignable;

•       bank accounts and lockboxes located in the United Kingdom;

•       the benefits of insurance policies;

•       financial, accounting, operating, design, manufacturing, test and other data and records;

•       rights in and to products sold or leased by us and products currently in development;

•       causes of action in our favor;

•       our equity interest in Quest Flight Training Limited, a company organized under the laws of England and Wales (the “Quest Joint Venture”); and

•       goodwill associated with the Simulation Business.

Assets to be Retained by E&S (page 37)

We will retain all assets not sold to Rockwell Collins, including the following:

•       all of the assets primarily used in or primarily related to our digital theater and laser projector businesses;

•       the buildings, plant, improvements and leases on the premises located at 770 and 790 Komas Drive, Salt Lake City, Utah, Bedford, Texas, Dubai, United Arab Emirates, and Beijing, People’s Republic of China;

•       cash, cash equivalents, funds, certificates of deposit and similar instruments;

•       bank accounts and lock boxes located outside the United Kingdom;

•       insurance policies (other than the benefits of “occurrence basis” and “claims made” policies with respect to incidents occurring before the closing);

•       rights in and to the use of the name, trademark, trade name and service mark “Evans & Sutherland” and all corporate symbols and logos related thereto or derived therefrom;

•       assets with respect to the Evans & Sutherland Computer Corporation Pension Plan, or the pension plan, the Evans & Sutherland Computer Corporation Supplemental Executive Retirement Plan, or SERP, the Evans & Sutherland Computer Corporation 401(k) Deferred Savings Plan, or 401(k) Plan, and the Evans & Sutherland Computer Corporation Executive Savings Plan, or ESP;

•       tax refunds attributable to payments made by us for the periods up to and including the closing;

•       the benefits of net operating loss carryforwards, carrybacks, credits or other tax attributes for the periods up to and including the closing;

•       certain claims, causes of action and rights of recovery;

•       certain specified intellectual property owned or licensed by us and used in both the Simulation Business and our digital theater and laser projector businesses;

•       certain specified contracts; and

•       documents relating to the organization, maintenance and existence of E&S and E&S Limited.

Liabilities to be Assumed (page 38)

Rockwell Collins has agreed to assume certain liabilities primarily related to our Simulation Business, including the following:

•       liabilities under the contracts and leases that are acquired under the Asset Purchase Agreement;

•       liabilities associated with accruals of deferred revenues;

•       account and trade payables;

•       liabilities relating to the employment of certain employees, including liabilities under the Worker Adjustment and Retraining Notification Act of 1988, or WARN Act, arising after the closing;

•       liabilities under certain sales representation agreements to be entered into by Rockwell Collins pursuant to the Asset Purchase Agreement;

•       product warranty, product liability and tort claims of third parties, whether arising prior to, on or after the closing;

•       liabilities in connection with any pending, threatened or future action with respect to any events, actions, occurrences, omissions, circumstances or conditions occurring or existing on, or prior to, the closing, whether asserted prior to, on or after the closing;

•       liabilities relating to claims by United Kingdom employees under the Transfer of Undertakings (Protection of Employment) Regulations 1981, or Transfer Regulations;

•       liabilities based upon claims of alleged infringement related to intellectual property, whether arising prior to, on or after the closing;

•       taxes for periods beginning after the closing;

•       liabilities with respect to the Quest Joint Venture, including guaranties we have given; and

•       other liabilities to the extent arising out of, or resulting from, operation of the Simulation Business, or ownership or use of the acquired assets, by Rockwell Collins after the closing.

Liabilities to be Retained by E&S (page 39)

We will retain all liabilities not assumed by Rockwell Collins, including the following:

•       liabilities in connection with violations of, or noncompliance with, laws occurring or existing on, or prior to, the closing;

•       liabilities in connection with personal or bodily injury or injury to property claims caused by products delivered or sold on, or prior to, the closing, except to the extent that Rockwell Collins has modified, or failed to maintain, such products after the closing;

•       liabilities arising from certain specified claims and causes of action;

•       environmental liabilities in connection with events, circumstances or conditions that existed on, or occurred prior to, the closing;

•       liabilities to employees, former employees and consultants of the Simulation Business in connection with their employment, engagement or termination at any time on, or prior to, the closing;

•       liabilities in connection with the operation of the Transfer Regulations with respect to any United Kingdom employee omitted from the list of United Kingdom employees provided by E&S to Rockwell Collins;

•       liabilities in connection with the transfer of any United Kingdom employee pension and ancillary benefits pursuant to the Transfer Regulations;

•       liabilities arising under the WARN Act with respect to employees of the Simulation Business to the extent arising at or prior to the closing;

•       liabilities for and relating to workers’ compensation claims resulting from injuries that occur on or prior to the closing;

•       liabilities in connection with our business operations in Dubai, United Arab Emirates and Beijing, People’s Republic of China;

•       liabilities for and relating to our outstanding indebtedness, including our 6% Convertible Subordinated Debentures due 2012, or 6% Debentures, and existing letters of credit;

•       liabilities for and relating to our outstanding guarantees of indebtedness (other than the guaranties in favor of the Quest Joint Venture);

•       liabilities for and in respect of income taxes arising in connection with the consummation of the proposed Transaction and any taxes relating to the Simulation Business for periods up to and including the closing;

•       liabilities to our shareholders or former shareholders in connection with matters occurring on or prior to the closing, including the proposed Transaction, the Asset Purchase Agreement and the Laser Projection Systems Agreement; and

•       liabilities in connection with the contracts and assets we retain.

Laser Projection Systems Agreement (page 51)

Under the Laser Projection Systems Agreement, we will provide, and grant to Rockwell Collins exclusive and non-exclusive intellectual property licenses to use and sell, fixed-based and motion-based laser projection systems in connection with the Simulation Business and certain related businesses of Rockwell Collins. Under this agreement, we are required to provide, and perform a demonstration of the prototype of, a fixed-based laser projection system, or the fixed-based system, that meets manufacturing acceptance testing requirements, including functional and performance requirements specified in the Laser Projection Systems Agreement. Based upon the fixed-based system, we are required to provide, and perform a demonstration of the prototype of, a laser projection system that is motion capable, or the motion-based system, that meets manufacturing acceptance testing requirements, including functional and performance requirements specified in the Laser Projection Systems Agreement and FAA Level D standards.

The intellectual property licenses granted to Rockwell Collins will be perpetual, worldwide, non-transferable, fully-paid, royalty-free licenses, without the right to grant sublicenses (except to end-users of software and databases), to use, sell, offer for sale, import and export laser projectors that are:

•       exclusive, subject to existing licenses and restrictions, in the fields of:

°     military and commercial simulation and training (and embedded simulation and training); and

°     aircraft flight decks and cabins; and

•       non-exclusive in the fields of:

°     commercial air traffic control;

°     military helmet mounted laser displays;

°     aircraft test equipment;

°     military global positioning systems; and

°     command and control for military intelligence, surveillance and reconnaissance.

Purchase Price (pages 40, 51 and 54)

Rockwell Collins has agreed to pay us aggregate consideration of $71.5 million in cash pursuant to the proposed Transaction. Under the Asset Purchase Agreement, Rockwell Collins will pay us $66.5 million in cash for the assets primarily related to our Simulation Business, subject to a potential post-closing adjustment based on the value of the net assets transferred at closing, and will assume certain liabilities. Under the Laser Projection Systems Agreement, Rockwell Collins will pay us $5.0 million in cash, subject to us achieving certain milestones, for providing, and granting exclusive and non-exclusive intellectual property licenses to use and sell, fixed-based and motion-based laser projection systems. At the closing, $7.0 million of the $66.5 million purchase price under the Asset Purchase Agreement and $3.0 million of the $5.0 million payable under the Laser Projection Systems Agreement, or a total of $10.0 million, will be deposited into an account to be held in escrow by an independent escrow agent in order to secure:

•       any post-closing reduction in the purchase price under the Asset Purchase Agreement;

•       our indemnification obligations to Rockwell Collins under the Asset Purchase Agreement; and

•       our obligations to meet specified milestones under the Laser Projection Systems Agreement.

The Escrow Agreement will provide that under no circumstances shall the aggregate amount of all distributions by the escrow agent pursuant to (i) claims under the Laser Projection Systems Agreement exceed $3.0 million and (ii) claims under the Escrow Agreement exceed $10.0 million. Neither the $10.0 million limitation on distributions nor the termination of the Escrow Agreement will limit our indemnification obligations under the Asset Purchase Agreement, which are described in the section of this proxy statement entitled “Asset Purchase Agreement—Indemnification”.

Nature of Our Business Following the Transaction (page 21)

Following completion of the proposed Transaction, we will continue to operate under our current name of Evans & Sutherland Computer Corporation, with new headquarters at 770 Komas Drive, Salt Lake City, Utah 84108 and will focus on our digital theater and laser projector businesses. On February 7, 2006, we entered into a Stock Purchase Agreement with Transnational Industries, Inc. and Spitz, Inc., pursuant to which we will purchase from Transnational all of the issued and outstanding shares of common stock of Spitz, a company specializing in planetarium theaters, projection domes, architectural domes and custom immersive theater attractions. After the completion of the Spitz transaction, our operations will include Spitz’s business of manufacturing and installing theater and architectural domes. Neither the Spitz transaction nor the Transaction with Rockwell Collins is conditioned upon the closing of the other transaction. E&S shareholder approval is not required for, and we are not seeking E&S shareholder approval of, the Spitz transaction. For more information about the Spitz transaction, see the section of this proxy statement entitled “Proposal No. 1—Nature of Our Business Following the Transaction—Spitz Transaction”.

Recommendation of Our Board of Directors With Respect to the Transaction (page 24)

After careful consideration, our board of directors recommends that you vote “FOR” the proposal to approve the Transaction.

Reasons for the Transaction (page 22)

In reaching its determination to approve the proposed Transaction, our board of directors consulted with senior management and our legal advisors, and considered a number of factors. We are proposing to enter into the Transaction because we believe that the Transaction is in the best interests of our company and our shareholders.

Opinion of Our Financial Advisor (page 24)

Houlihan Lokey delivered to the board of directors of E&S on February 7, 2006 its opinion that, as of such date, and based upon and subject to the assumptions, factors, qualifications and limitations set forth in its written opinion, the consideration to be received by E&S in the proposed Transaction is fair to E&S from a financial point of view. A copy of the Houlihan Lokey opinion is attached as Annex C to this proxy statement.

Vote Required to Approve the Transaction (page 29)

Under Section 16-10a-1202 of the Utah Revised Business Corporation Act, approval of the proposed Transaction, which is deemed to constitute the sale of substantially all of our property, requires approval by a majority of all of the votes entitled to be cast on the proposal. If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the Transaction.

All of our directors and executive officers and certain other employees, who as of the record date for the Combined Meeting collectively beneficially owned shares of our common stock representing approximately 6.76% of our outstanding shares of common stock, have entered into agreements pursuant to which they have agreed to vote the shares of common stock held by them as of the record date in favor of approval of the proposed Transaction. These agreements are discussed in more detail under the section of this proxy statement entitled “Proposal No. 1—Voting Agreements”.

Tax Consequences of the Transaction (page 31)

The sale of assets to Rockwell Collins pursuant to the Asset Purchase Agreement will be taxable to E&S for United States federal income tax purposes as discussed in more detail under the section of this proxy statement entitled “Proposal No. 1—Tax Consequences of the Transaction”.

Accounting Treatment of the Transaction (page 32)

If the proposed Transaction with Rockwell Collins is completed, we will record the asset sale to Rockwell Collins in accordance with generally accepted accounting principles in the United States. Upon the completion of the asset sale to Rockwell Collins, we will recognize a financial reporting gain, equal to the net proceeds (the sum of the purchase price less the expenses relating to the sale) less the net book value of the net assets sold.

No Dissenters’ Rights (page 31)

Holders of our common stock are not entitled to dissenters’ rights in connection with the proposed Transaction under the Utah Revised Business Corporation Act, our Articles of Incorporation, as amended, or our Amended and Restated Bylaws.

Regulatory Approvals (page 31)

The proposed Transaction is subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, which requires E&S and Rockwell Collins to make pre-acquisition notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the Transaction. These filings were made on March 9, 2006. The proposed Transaction is also subject to review by the German Federal Cartel Office under the German Act Against Restraints of Competition, which requires E&S and Rockwell Collins to notify the Federal Cartel Office of the proposed Transaction and wait for its approval prior to completing the Transaction. These filings were made on March 8, 2006. On March 22, 2006 in response to a request from the Federal Cartel Office, we submitted additional information in connection with their review of the proposed Transaction.

Other Proposals to be Voted Upon (pages 65 and 70)

In addition to the vote on the proposed Transaction with Rockwell Collins, shareholders will be voting on the following proposals at the Combined Meeting:

•       the election of one director to our board of directors to serve for a three-year term expiring at our annual meeting in 2009; and

•       the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Required Vote for Approval of Other Proposals (pages 65 and 70)

For the election of a director, the nominee receiving a plurality of votes cast at the Combined Meeting will be elected to serve as director. Abstentions and broker non-votes will have no effect on the election of the director. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 must be approved by a majority of the shares present and entitled to vote at the Combined Meeting. Abstentions will have the same effect as a vote against this proposal, but broker non-votes will have no effect on this proposal.

QUESTIONS AND ANSWERS ABOUT THE COMBINED
SPECIAL MEETING AND ANNUAL MEETING OF SHAREHOLDERS

The following are some commonly asked questions that may be raised by our shareholders and answers to each of those questions.

1.   When and where is the Combined Meeting?

The Combined Meeting will be held at         a.m. , local time, on               , 2006, at our principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108.

2.   Who is soliciting my proxy?

Our board of directors is soliciting proxies from each of our shareholders. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We have engaged The Proxy Advisory Group, LLC, 575 Madison Avenue, New York, New York, 10022, as proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure voting instructions from such beneficial owners if necessary. Upon request, we will reimburse those record holders for their reasonable expenses in so doing. Our directors, officers and employees may assist in soliciting proxies by telephone, email or direct contact. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur.

3.   Who is entitled to vote on the proposals?

Shareholders of record as of the close of business on        , 2006, the record date, are entitled to notice of and to vote at the Combined Meeting. Each share of our common stock is entitled to one vote.

4.   What am I being asked to vote on at the Combined Meeting?

The first proposal you are being asked to approve is the Transaction with Rockwell Collins, which involves the sale of substantially all of the assets and certain liabilities primarily related to our Simulation Business to Rockwell Collins and our agreement to provide, and grant exclusive and non-exclusive licenses to use and sell, fixed-based and motion-based laser projection systems in connection with the Simulation Business and certain related businesses of Rockwell Collins.

Under the second proposal you are being asked to elect one director to our board of directors to serve for a three-year term expiring at our annual meeting in 2009.

Under the third proposal you are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

5.   Why am I being asked to vote on the Transaction with Rockwell Collins?

Under Utah law, which governs our corporate matters, the proposed Transaction constitutes a sale of substantially all of our property. Accordingly, the asset sale is being submitted to our shareholders for approval pursuant to Section 16-10a-1202 of the Utah Revised Business Corporation Act.

6.   Why are the asset sale to Rockwell Collins and the agreement to provide, and to grant licenses to Rockwell Collins to use and sell, laser projection systems being proposed as a single transaction?

While the sale of substantially all of the assets of our Simulation Business, by itself, would require approval by our shareholders, the rights provided for in the Laser Projection Systems Agreement to be signed at closing are an integral part of the Transaction which cannot be separated. E&S and Rockwell Collins negotiated the terms of the Asset Purchase Agreement and the Laser Projection Systems Agreement as part of a single transaction, and agreed upon the aggregate consideration of $71.5 million taking into account both the sale of the Simulation Business and the rights to E&S’s laser projector technology. Neither the sale of assets under the Asset Purchase Agreement, on the one hand, nor the granting of rights to use and sell laser projection systems under the Laser Projection Systems Agreement, on the other hand, can proceed without the other. For more information regarding the negotiation of the terms of the Transaction, see the section of this proxy statement entitled “Proposal No. 1—Background of the Transaction”.

7.   What will happen if the proposed Transaction is approved by our shareholders?

If the proposed Transaction is approved by our shareholders, and the other conditions to closing, including regulatory approvals, are satisfied or waived, we will sell substantially all of the assets primarily related to our Simulation Business to Rockwell Collins under the terms of the Asset Purchase Agreement and will enter into the Laser Projection Systems Agreement, under which we will provide, and grant exclusive and non-exclusive intellectual property licenses to use and sell, fixed-based and motion-based laser projection systems to Rockwell Collins, as more fully described in this proxy statement. Following the sale of the Simulation Business, we will continue to operate under our current name, Evans & Sutherland Computer Corporation, and will focus on our remaining digital theater and laser projector businesses.

8.   What will happen if the proposed Transaction is not approved by our shareholders?

If the proposed Transaction is not approved by our shareholders, we will not sell our Simulation Business to Rockwell Collins at this time and we will continue to conduct our business (including our Simulation Business) in the ordinary course and evaluate available strategic alternatives.

9.   When is the proposed Transaction expected to be completed?

If the proposed Transaction is approved at the Combined Meeting, we expect to complete the Transaction as soon as practicable after all of the conditions in the Asset Purchase Agreement have been satisfied or waived. E&S and Rockwell Collins are working toward satisfying the conditions to closing and completing the Transaction as soon as reasonably possible. We currently expect to be able to complete the proposed Transaction in the second calendar quarter of 2006.

10.   How was the purchase price determined?

The purchase price for the proposed Transaction was negotiated on an arms’ length basis between representatives of E&S and representatives of Rockwell Collins.

11.   Was a fairness opinion issued in connection with the proposed Transaction?

Yes. We received a fairness opinion from Houlihan Lokey concluding that, as of February 7, 2006, and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described below, the consideration to be received by us for the proposed Transaction is fair to E&S from a financial point of view. A copy of the fairness opinion from Houlihan Lokey is included as Annex C to this proxy statement.

12.   Am I entitled to dissenters’ rights in connection with the proposed Transaction?

No. Holders of our common stock are not entitled to dissenters’ rights in connection with the proposed Transaction under the Utah Revised Business Corporation Act, our Articles of Incorporation, as amended, or our Amended and Restated Bylaws.

13.   What will happen to my shares of common stock if the proposed Transaction is approved?

The proposed Transaction will not alter the rights, privileges or nature of the outstanding shares of our common stock. A shareholder who owns shares of our common stock immediately prior to the closing will continue to own such shares immediately following the closing. Shares of our common stock will continue trading on the NASDAQ National Market System immediately following the closing. However, it is not possible to predict the trading price of our common stock following the closing of the proposed Transaction.

14.   What is a “quorum” for purposes of the Combined Meeting?

In order to conduct business at the Combined Meeting, a quorum must be present. A “quorum” is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Combined Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

15.   What vote is required to approve the Transaction with Rockwell Collins under Proposal No. 1?

Once a quorum has been established, the affirmative vote of a majority of all of the votes entitled to be cast on the proposal, or, in other words, a majority of our outstanding shares of common stock on the record date, is required to approve Proposal No. 1, the Transaction with Rockwell Collins. If your shares are held in “street name”, your broker will vote your shares for you with respect to Proposal No. 1 only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of common stock without specific instructions from you. Because the affirmative vote of a majority of the shares of common stock entitled to be voted at the Combined Meeting is required to approve the proposed Transaction, a failure to provide your broker with instructions on how to vote your shares of common stock will have the effect of a vote against Proposal No. 1.

16.   Does the board of directors of E&S recommend that shareholders vote in favor of the proposed Transaction with Rockwell Collins?

Yes. Our board of directors unanimously recommends that you vote “FOR” Proposal No. 1.

17.   What vote is required to approve Proposal No. 2, the election of one director to our board of directors?

Once a quorum has been established, the nominee receiving a plurality of votes cast at the Combined Meeting will be elected to serve as director. Abstentions and broker non-votes will have no effect on the election of the director.

Our board of directors recommends that you vote “FOR” the nominee listed in Proposal No. 2.

18.   What vote is required to approve Proposal No. 3, ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006?

Once a quorum has been established, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 must be approved by a majority of the shares present and entitled to vote at the Combined Meeting. Abstentions will have the same effect as a vote against this proposal, but broker non-votes will have no effect on this proposal.

Our board of directors recommends that you vote “FOR” Proposal No. 3.

19.   How do I vote?

By mail:  Please complete, sign and date each proxy card or, if your shares are held in “street name”, voting instruction form you receive and return it in the enclosed envelope prior to the Combined Meeting.

By Internet or telephone:  Most shareholders can vote over the Internet or by telephone.  If Internet and/or telephone voting are available to you, you will find Internet and/or telephone voting instructions in the materials accompanying this proxy statement.

In person:  You may also vote your shares in person at the Combined Meeting by completing and submitting a proxy in person at the Combined Meeting or by completing and submitting a ballot that will be provided to you at the Combined Meeting.  If you hold your shares in "street name", you must request a legal proxy from the broker or other nominee that holds your shares in order to vote in person at the Combined Meeting.

20.   Can I change my vote?

Yes. You may change your proxy instructions at any time before your proxy is voted at the Combined Meeting. Proxies may be revoked by taking any of the following actions:

•       filing a written notice of revocation with our Corporate Secretary at our principal executive office (Evans & Sutherland Computer Corporation, Attn: Corporate Secretary, 600 Komas Drive, Salt Lake City, Utah 84108);

•       filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office; or

•       attending the Combined Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

21.   What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. You must sign and return ALL proxy cards to ensure that ALL your shares are voted.

22.   How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Combined Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Combined Meeting, your signed proxy card gives authority to the proxy holders, James R. Oyler and Lance Sessions, to vote on such matters in their discretion.

23.   Whom should I call if I have any questions about the Combined Meeting?

If you have any questions about the Combined Meeting, you should contact our Corporate Secretary at 600 Komas Drive, Salt Lake City, Utah 84108, telephone (801) 588-1654.

COMBINED SPECIAL MEETING AND ANNUAL MEETING OF SHAREHOLDERS
OF EVANS & SUTHERLAND COMPUTER CORPORATION

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Combined Meeting.

When and Where the Combined Meeting Will be Held

We will hold the Combined Meeting on          , 2006, at          a.m., local time, at our principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108.

What Will be Voted Upon

At the Combined Meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

•       to approve the Transaction, in which we will (i) sell substantially all of the assets and certain liabilities primarily related to our Simulation Business to Rockwell Collins, Inc. pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of February 7, 2006, by and between us and Rockwell Collins; and (ii) pursuant to a Laser Projection Systems Agreement to be entered into upon the closing of the transactions contemplated by the Asset Purchase Agreement, provide, and grant exclusive and non-exclusive intellectual property licenses to use and sell, fixed-based and motion-based laser projection systems in connection with the Simulation Business and certain related businesses of Rockwell Collins, which Transaction is deemed to constitute a sale of substantially all of our property;

•       to elect one director to our board of directors to serve for a three-year term expiring at our annual meeting in 2009;

•       to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•       to transact such other business as may properly come before the Combined Meeting or any adjournments or postponements of the Combined Meeting.

Voting Securities; Quorum

Only holders of record of our common stock at the close of business on            , 2006, the record date, are entitled to notice of and to vote at the Combined Meeting. On the record date,             shares of our common stock were issued and outstanding and held by             holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the Combined Meeting on each proposal. A complete list of shareholders of record entitled to vote at the Combined Meeting will be available at our executive offices during ordinary business hours beginning on the earlier of 10 days before the Combined Meeting and two business days after notice of the Combined Meeting is given and continuing through the Combined Meeting and any adjournments thereof.

A quorum is necessary to hold a valid Combined Meeting. A quorum will be present at the Combined Meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the Combined Meeting, we expect that the Combined Meeting will be adjourned to solicit additional proxies. Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Vote Required for Approval

Under Section 16-10a-1202 of the Utah Revised Business Corporation Act, approval of the proposed Transaction, which is deemed to constitute the sale of substantially all of our property, requires approval by a majority of all of the votes entitled to be cast on the proposal. If we fail to obtain the requisite vote for approval of the proposal, we will not be able to consummate the proposed Transaction. All of our directors and executive officers and certain other employees, who as of the record date for the Combined Meeting collectively beneficially owned approximately 6.76% of our outstanding common stock, have executed agreements in substantially the form of Annex D to this proxy statement pursuant to which they have agreed to vote the shares held by them as of the record date in favor of approval of the proposed Transaction.

For the proposal to elect one director, the nominee receiving a plurality of votes cast at the Combined Meeting will be elected to serve as director. Abstentions and broker non-votes will have no effect on the election of the director.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 must be approved by a majority of the shares present and entitled to vote at the Combined Meeting. Abstentions will have the same effect as a vote against this proposal, but broker non-votes will have no effect on this proposal.

Voting Your Shares and Changing Your Vote

You may vote by proxy or in person at the Combined Meeting. If available to you, you may also vote over the Internet or by telephone.

Voting in Person

If you plan to attend the Combined Meeting and wish to vote in person, you will be given a ballot at the Combined Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Combined Meeting, you must bring to the Combined Meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the Combined Meeting as well as specifying the number of shares you are entitled to vote.

Voting by Proxy

All shares represented by properly executed proxies received in time for the Combined Meeting will be voted at the Combined Meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval of the proposed Transaction, for the election of the board of directors’ nominee for director and for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Voting by Internet or Telephone

Most shareholders can vote over the Internet or by telephone.  If Internet and/or telephone voting are available to you, you will find Internet and/or telephone voting instructions in the materials accompanying this proxy statement.

Revocation of Proxy

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the Combined Meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by submitting a duly executed proxy with a later date to our Corporate Secretary or by appearing at the Combined Meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the Combined Meeting without voting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or nominee to revoke your proxy.

Other Matters

If you sign and return the enclosed proxy, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Combined Meeting or any adjournments or postponements thereof. Our management does not presently know of any other matters to be brought before the Combined Meeting.

How Proxies are Counted

With respect to each proposal, only shares affirmatively voted for the approval of that proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Shares of our common stock held by persons attending the Combined Meeting but not voting, and shares of our common stock for which we receive proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against the proposal to approve the Transaction and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, but will have no effect on the proposal to elect one director.

Cost of Solicitation

We are soliciting proxies for the Combined Meeting from each of our shareholders. We will pay the entire cost of soliciting proxies from our shareholders, including the cost of preparing, assembling, printing, mailing and distributing these proxy materials. We have engaged The Proxy Advisory Group, LLC, 575 Madison Avenue, New York, New York, 10022, as proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure voting instructions from such beneficial owners if necessary. Upon request, we will reimburse those record holders for their reasonable expenses in so doing. Our directors, officers and employees may assist in soliciting proxies by telephone, email or direct contact. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Those statements herein that involve expectations or intentions (such as those related to the closing of the Transaction with Rockwell Collins) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to:

•       the ability to satisfy the conditions to closing under the Asset Purchase Agreement, including among others, our ability to receive the requisite shareholder and regulatory approvals of the proposed Transaction;

•  the expectation that we will complete the proposed Transaction in the second quarter of 2006;

•       the possibility that we may not receive the entire portion of the purchase price for the proposed Transaction that will be held in escrow because of post-closing adjustments or claims;

•       the risk that the continuity of our operations will be disrupted in the event the proposed Transaction does not close;

•       the risk of unanticipated reactions of our customers and vendors to the proposed Transaction;

•       the fact that, upon completing the asset sale to Rockwell Collins, our business will become less diversified;

•       our ability to integrate the operations of Spitz with our existing digital theater and laser projector businesses;

•       the fact that, following the proposed Transaction, we will be dependent, in part, on the success of our digital theater and laser projector businesses and that our laser projector business, in particular, has a limited operating history and limited revenue to date;

•       the effect of market conditions on our future operations and financial condition; and

•       other risks outlined in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2005.

All forward-looking statements are effective only as of the date they are made and, except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROPOSAL NO. 1—PROPOSED TRANSACTION WITH ROCKWELL COLLINS

This section of the proxy statement describes material aspects of the Transaction with Rockwell Collins. We highly recommend that you carefully read the complete Asset Purchase Agreement and the form of Laser Projection Systems Agreement included as Annexes A and B, respectively, to this proxy statement for the complete legal terms of these agreements and other information that may be important to you.

The Companies

Evans & Sutherland Computer Corporation

E&S produces high-quality visual systems used to rapidly and accurately display computer-generated images of the real world. With a 38-year history in computer graphics, we are widely regarded as both a pioneer and a leader in providing the world’s most realistic visual systems. We design, manufacture, market and support our visual systems to provide simulation training for a wide range of military and commercial applications, as well as for planetariums, science centers, and entertainment venues. We use a wide range of hardware, from desktop personal computers (PCs) to what we believe are the most advanced image generation and display components in the world.

Our visual systems are extremely important components of a complete simulator because the visual system is the most critical element in creating a realistic immersive environment—the visual system is, by definition, “what you see.” Most of our visual systems are used in vehicle simulators, which are models of actual vehicles, such as aircraft cockpits. These simulators are used for training operators as well as for practicing tactics or strategy, which may require the coordinated operation of multiple simulators. Simulators are used in both commercial and military settings and include all types of vehicles operating in space, air, ground, sea or undersea locations. The simulator itself may be built by one of many companies, often the same company that built the actual vehicle. We also produce visual systems for digital planetariums, which are based on the same technology as our visual systems for training simulators. Our digital theaters are essentially simulators of the larger universe, and can create simulated trips through other worlds or through parts of our own world not accessible to existing vehicles.

Our principal executive offices are currently located at 600 Komas Drive, Salt Lake City, Utah 84108 and the telephone number of our principal executive offices is (801) 588-1000.

Rockwell Collins, Inc.

Rockwell Collins is a leader in providing design, production and support of communications and aviation electronics for military and commercial customers worldwide. While Rockwell Collins’ products and systems are primarily focused on aviation applications, its government systems business also offers products and systems for ground and shipboard applications. Rockwell Collins also provides a wide range of services and support to its customers through a network of over 60 service centers worldwide, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. Rockwell Collins operates in multiple countries and is headquartered in Cedar Rapids, Iowa.

Rockwell Collins’ worldwide customer base is served through its Government Systems and Commercial Systems business segments. These two segments are described below.

Government Systems.   Rockwell Collins’ Government Systems business supplies defense communications systems and products as well as defense electronics systems and products, which include subsystems, navigation and displays, to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense. These systems and products support airborne (fixed wing and rotary), ground, and shipboard applications.

Commercial Systems.   Rockwell Collins’ Commercial Systems business supplies air transport aviation electronics systems and products as well as business and regional aviation electronics systems and products. These systems and products include flight deck electronic systems and products, including communications, navigation, surveillance, displays and automatic flight control and flight management systems, as well as in-flight entertainment, cabin electronics and information management systems. Rockwell Collins also provides a wide range of services to its commercial customers. Commercial Systems customers include manufacturers of commercial air transport, regional and business aircraft, commercial airlines, regional airlines, fractional jet operators and business jet operators.

Rockwell Collins’ principal executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498. The telephone number of Rockwell Collins’ principal executive offices is (319) 295-1000.

Background of the Transaction

In early October 2004, Tony Syme, President of NLX (now known as Rockwell Collins Simulation & Training Solutions, LLC), a subsidiary of Rockwell Collins, Inc., telephoned James R. Oyler, our President and Chief Executive Officer, to discuss whether we would be interested in discussing a strategic relationship, including a possible acquisition by Rockwell Collins of the assets of our Simulation Business or even our entire company. In subsequent discussions, Mr. Syme stated that Rockwell Collins was only interested in our Simulation Business and not in acquiring the entire company.

On November 16, 2004, we entered into a confidentiality agreement with Rockwell Collins.

At a November 23, 2004 meeting, our board of directors reviewed the discussions with Rockwell Collins as part of its consideration of various strategic matters, and authorized our management to continue discussions with Rockwell Collins regarding a possible sale of the assets of the Simulation Business.

Beginning in January 2005, the parties began to discuss potential transaction structures and issues relating to a possible sale of our Simulation Business.

In early March 2005, Rockwell Collins submitted a preliminary, non-binding proposal to acquire the assets of our Simulation Business and exclusive rights to use and develop our laser projector technologies for simulation and simulation-related markets for aggregate consideration of between $45.0 million and $55.0 million. The offer included a proposed exclusivity period of 90 days.

Following a telephonic meeting of our board of directors on March 15, 2005, we rejected Rockwell Collins’ non-binding proposal as we believed the proposal undervalued our Simulation Business and because our board of directors was not interested in selling the rights to develop the laser projector technology.

The parties continued discussions in March and April 2005, focusing on valuation models, including discounted cash flow analyses of the Simulation Business and a proposed preliminary allocation of our balance sheet.

In late April 2005, Rockwell Collins submitted a non-binding term sheet for a proposed acquisition of the tangible and intangible assets used in our Simulation Business, based on a preliminary balance sheet allocation prepared by E&S, for a purchase price between $60.0 million and $65.0 million in cash and the assumption of certain liabilities. The non-binding term sheet included exclusive rights to use and develop our laser projector for applications in the military and commercial simulation markets and other markets served by Rockwell Collins. Rockwell Collins also proposed exclusivity for a period of 90 days.

Over the next several weeks, representatives of the parties, led by Mr. Oyler and Steve Belland, Vice President-Acquisitions, of Rockwell Collins, discussed the terms of the non-binding term sheet. Mr. Oyler indicated that the price should be fixed at $65.0 million, that any exclusive rights to the laser projector would not include development rights and that, in accordance with the preliminary balance sheet allocation on which the parties’ prior discussions were based, Rockwell Collins would need to assume a portion of our obligations under our pension plan, our Supplemental Executive Retirement Plan, or SERP, and our Executive Savings Plan, or ESP.

At a meeting held on May 25, 2005, after receiving an update from Mr. Oyler on the discussions with Rockwell Collins, our board of directors authorized management to continue discussions with Rockwell Collins and to agree to exclusivity for no more than 30 days.

On June 2, 2005, we entered into a 30-day exclusivity agreement with Rockwell Collins with respect to a potential sale of the assets of our Simulation Business. The agreement expired on July 2, 2005, and was not thereafter renewed or extended.

Over the next few months, Rockwell Collins continued to conduct due diligence and the parties continued to discuss principal terms of a proposed transaction.

In late August 2005, Mr. Belland informed Mr. Oyler that Rockwell Collins was working on a definitive proposal to acquire the assets of the Simulation Business and that such proposal would not include Rockwell Collins assuming a portion of the liabilities under our pension plan, SERP and ESP. Mr. Oyler responded that the purchase price would need to be increased as a result of the additional liability we would retain.

On September 9, 2005, Rockwell Collins submitted a non-binding written offer to acquire the assets of the Simulation Business for $66.0 million, which offer was accompanied by drafts of an asset purchase agreement and an escrow agreement. The offer provided for, among other things: (i) Rockwell Collins to buy specified assets, and assume limited liabilities, in accordance with the terms outlined in the draft asset purchase agreement; (ii) E&S to retain all assets and liabilities related to the pension plan, SERP and ESP; (iii) E&S to complete development and ruggedization of the laser projector in accordance with terms of an ancillary agreement to the draft asset purchase agreement to be subsequently provided; and (iv) E&S to agree to grant Rockwell Collins exclusive and non-exclusive licenses for the laser projector and other technologies in accordance with the draft asset purchase agreement.

On September 10, 2005, Mr. Oyler sent a letter rejecting Rockwell Collins’s offer. Among other issues, Mr. Oyler noted that the $1.0 million increase in the purchase price was inadequate in light of the fact that Rockwell Collins would not be assuming any liabilities under our benefit plans and that the proposed license rights for our laser projector were inconsistent with the nature of the assets and business being transferred and would impair the future prospects of the remaining company.

Following delivery of Mr. Oyler’s September 10, 2005 letter, Mr. Oyler and Mr. Belland spoke several times by telephone, during which they agreed to meet to discuss the parties’ key disagreements.

On September 15 and 16, 2005, Mr. Oyler, David Bateman, our Vice President-Business Operations, and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to E&S, met with Mr. Belland, Vaughn Klopfenstein, Assistant General Counsel and Assistant Secretary, Tim Peterson, Principal Strategic Development Manager, each of Rockwell Collins, and a representative of Chadbourne & Parke LLP, outside counsel to Rockwell Collins, at the Chicago offices of Skadden Arps to discuss Rockwell Collins’ proposal and draft asset purchase agreement. The meeting ended with a number of material issues still unresolved, including the purchase price and the nature and scope of rights Rockwell Collins would receive with regard to our laser projector.

At a telephonic meeting of our board of directors on September 18, 2005, Mr. Oyler updated the board on the discussions with Rockwell Collins.

During the remainder of September and the first few weeks of October 2005, representatives of Rockwell Collins and E&S exchanged draft documents outlining their positions with respect to certain aspects of the proposed transaction. Mr. Oyler and Mr. Belland also continued to negotiate key provisions by telephone.

From October 25 through 27, 2005, Messrs. Belland, Klopfenstein and Peterson from Rockwell Collins, a representative of Chadbourne & Parke, Messrs. Oyler and Bateman, and representatives of Skadden Arps met again at the Chicago offices of Skadden Arps to discuss significant open issues, including revised laser projector proposals. Although Mr. Belland and Mr. Oyler tentatively agreed on a price of $71.5 million, each party conditioned its willingness to proceed at that price on its satisfaction with the resolution of other issues, a number of which remained unresolved at the conclusion of the meeting.

Over the following few weeks, the parties continued to discuss the proposed transaction by telephone and to exchange draft agreements and mark-ups.

At a meeting held on November 18, 2005, Mr. Oyler reviewed the status of the negotiations with our board of directors. Mr. Oyler and a representative of Skadden Arps also reviewed in detail the proposed terms of the transaction and the material open issues.

From November 30 through December 3, 2005, Messrs. Syme, Belland, Klopfenstein and Peterson, representatives of Chadbourne & Parke, Messrs. Oyler and Bateman, and representatives of Skadden Arps met again at the Chicago offices of Skadden Arps and continued to discuss the material open issues. The parties also discussed the terms of a draft laser projection systems agreement that Chadbourne & Parke had drafted to separately address Rockwell Collins’ proposed rights with respect to our laser projector and determined that a portion of the aggregate consideration for the transaction, yet to be agreed, should be allocated to the terms of that agreement.

On December 21 and 22, 2005, Messrs. Belland and Peterson, Messrs. Oyler and Bateman, and representatives of Skadden Arps met at the Los Angeles offices of Skadden Arps, with Mr. Klopfenstein and representatives of Chadbourne & Parke participating by telephone, to continue negotiations. The parties resolved most of the significant open issues in the draft agreements and agreed to proceed with Phase I environmental site assessments at the facilities to be transferred and the preparation of disclosure schedules.

Throughout January 2006, representatives of E&S and Rockwell Collins continued to finalize the terms of the asset purchase agreement, the laser projection systems agreement and the related agreements, exhibits and schedules.

On February 3, 2006, our board of directors met telephonically to review the status of the proposed transaction, as well as certain other matters, including our proposed acquisition of Spitz. With regard to the Rockwell Collins transaction, Mr. Oyler updated the board on the status of transaction, including the outstanding items required to be completed before the draft asset purchase agreement could be finalized and executed. A representative of Skadden Arps then reviewed the proposed terms of the agreements, drafts and summaries of which had previously been distributed to the directors, including the “no shop” and “fiduciary out” provisions of the draft asset purchase agreement. The representative of Skadden Arps also reviewed the board’s fiduciary duties with regard to the proposed transaction. Representatives of Houlihan Lokey presented their analysis with regard to the proposed transaction and indicated that they were prepared to deliver their opinion that, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described below, the consideration to be received by E&S in the proposed transaction was fair to E&S from a financial point of view. The board of directors also discussed the proposed uses of the proceeds of the transaction, including the retirement of our 6% Convertible Subordinated Debentures due 2012, or 6% Debentures, and the substantial funding of our pension plan, SERP and ESP. The board determined that any other uses of such funds, including with respect to a possible share buy-back or special dividend, would need to be made following closing of the transaction after a careful evaluation of our working capital needs and market conditions at the time. The board then determined to postpone any action with respect to the proposed transaction until all remaining issues and documentation had been agreed by management.

During the next few days, representatives of E&S and Rockwell Collins continued to finalize the agreements, schedules and related documentation.

On February 7, 2006, our board of directors met telephonically to consider approval of the proposed transaction with Rockwell Collins. Mr. Oyler informed the board that the documentation was substantially complete and that the remaining issues had been resolved. A representative of Houlihan Lokey confirmed their analysis and delivered Houlihan Lokey’s opinion that, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described below, the consideration to be received by E&S in the proposed transaction was fair to E&S, from a financial point of view. The board then unanimously approved the transaction and determined to recommend that our shareholders vote in favor of approval of the transaction. At the same meeting, our board of directors also approved the acquisition of Spitz.

On February 8, 2006, we issued a press release announcing the Transaction with Rockwell Collins and our agreement to acquire Spitz.

Use of Proceeds

Under the terms of the Asset Purchase Agreement and the Laser Projection Systems Agreement, Rockwell Collins will pay us aggregate consideration of $71.5 million in cash in connection with the proposed Transaction, subject to a potential post-closing adjustment under the Asset Purchase Agreement, the achievement of certain milestones under the Laser Projection Systems Agreement, and certain other contingencies. At closing, $10.0 million of the aggregate purchase price will be deposited into an escrow account to be held in escrow by an independent escrow agent. We intend to use the remainder of the proceeds to retire the outstanding aggregate principal amount of our 6% Debentures, to reduce our funding obligations under our pension plan, SERP and ESP, to pay transaction expenses and for working capital.

Debentures

The indenture pursuant to which the 6% Debentures were issued prohibits the conveyance or transfer of our assets substantially as an entirety to any entity unless such entity expressly assumes all of the obligations and liabilities of the 6% Debentures. Under the terms of the Asset Purchase Agreement, Rockwell Collins will not assume any obligations under the 6% Debentures. In order to consummate the proposed Transaction without an event of default occurring under the indenture, we have agreed in the Asset Purchase Agreement to satisfy and discharge our obligations under the 6% Debentures.

Specifically, we intend to issue a notice of redemption to all holders of 6% Debentures immediately prior to the closing setting forth, among other things, the date of redemption, the redemption price and the principal amount of 6% Debentures to be redeemed. The indenture requires that such notice be given not less than 30 nor more than 60 days prior to the redemption date. The 6% Debentures provide that the redemption price shall be 100% of the principal amount, together with accrued and unpaid interest through the redemption date. Under the terms of the indenture, once the 6% Debentures are to be called within one year, we may satisfy and discharge our obligations under the 6% Debentures and the indenture shall cease to be of further effect by:

•       depositing with the trustee or deposit agent an amount of funds sufficient to pay and discharge the entire outstanding aggregate principal amount of 6% Debentures; and

•       delivering an officers’ certificate and opinion of counsel stating that all conditions precedent to satisfy and discharge the 6% Debentures have been complied with.

We anticipate that a portion of the proceeds from the Transaction equal to $18.0 million plus accrued interest through the redemption date will be deposited with the trustee to pay and discharge the outstanding aggregate principal amount of 6% Debentures.

Pension Plan, SERP and ESP

We maintain a qualified pension plan and a non-qualified Supplemental Executive Retirement Plan, or SERP. In 2002, we closed both plans to new participants and curtailed the accrual of future benefits under the pension plan and restricted the compensation used to calculate the pension plan and SERP benefits. We also support a non-qualified Executive Savings Plan, or ESP, which is funded by employee deferrals and contributions by E&S.

Our board of directors has authorized that we use a portion of the proceeds to fund 90% of our existing obligations under each of the pension plan, SERP and ESP. We anticipate that approximately $20.2 million of the proceeds from the Transaction will be needed to fund 90% of our existing obligations under the pension plan, SERP and ESP.

Transaction Expenses

We have incurred significant financial, legal and accounting expenses in connection with the proposed Transaction, including expenses relating to the negotiation of the Asset Purchase Agreement, the Laser Projection Systems Agreement and the other transaction documents and the printing, filing and mailing of this proxy statement. We anticipate that approximately $3.1 million of the proceeds will be used to pay or recoup our financial, legal, accounting and other miscellaneous expenses incurred in connection with the proposed Transaction.

Working Capital and Other Uses

We intend to use any remaining net proceeds from the Transaction for working capital. Depending on our cash requirements and market conditions at the time, following consummation of the Transaction we plan to consider using a portion of the remaining proceeds from the Transaction for a possible share buy-back or extraordinary dividend. Our board of directors has not resolved to undertake any such activity and there can be no assurance as to whether or when we will conduct a share buy-back or declare an extraordinary dividend to our shareholders. If our board of directors does not decide to undertake any of these activities, you will not receive any proceeds from the proposed Transaction.

Nature of Our Business Following the Transaction

Following completion of the proposed Transaction, we will continue to operate under our current name of Evans & Sutherland Computer Corporation, with new headquarters at 770 Komas Drive, Salt Lake City, Utah 84108, and will focus on our digital theater and laser projector businesses. We expect to retain approximately 75 employees from our current workforce.

Digital Theater

We produce systems for digital planetariums, science centers and entertainment venues. We design a range of components at varying prices and performance levels, ranging from image generator systems up to complete theaters including projectors, system controls, lighting, audio, seating, and interactive customer controls. Our digital theater products include Digistar® II, Digistar 3, Digistar 3 Laser, and Digistar 3 SP & SP2 digital theater systems, as well as a growing library of full-dome shows available for license. Our digital theater products are installed all over the world, including a number of sites in the United States, Europe, Asia, Central America, South America, and the Middle East. Customers include planetariums, science centers, schools and universities, and themed entertainment venues.

Spitz Acquisition

On February 7, 2006, we entered into a Stock Purchase Agreement with Transnational Industries, Inc., a Delaware corporation, and Spitz, Inc., a Delaware corporation, pursuant to which we will acquire all of the issued and outstanding shares of common stock of Spitz from Transnational. Under the terms of the Stock Purchase Agreement, as consideration for Spitz we will issue and deliver 412,500 shares of E&S common stock, subject to a post-closing adjustment depending on the average trading price of our common stock for the 60-day period prior to registration of the shares issued at closing. The acquisition is subject to approval by the shareholders of Transnational and is expected to close in the second quarter of 2006. The acquisition of Spitz is not conditioned on consummation of the Transaction with Rockwell Collins. Spitz specializes in planetarium theaters, projection domes, architectural domes and custom immersive theater attractions, and is a world  leading projection dome supplier with over 1,200 installations worldwide. The company has approximately 60 employees. We plan to continue to operate this business from Spitz’s current location in Chadds Ford, Pennsylvania.

Laser Projectors

We have developed an ultra-high-performance laser projection system. This projector has resolution at least four times greater than any other currently available or announced digital projector. Because of the very high resolution, a single laser projector can produce images that would otherwise require multiple projectors of another type. In addition, its use of lasers for illumination allows the projector to operate with a fraction of the power required by some other technologies, with consequent lower operating costs. Upon closing of the proposed Transaction, we will enter into a Laser Projection Systems Supply Agreement with Rockwell Collins Simulation & Training Solutions, LLC, a subsidiary of Rockwell Collins, pursuant to which we will agree to become the exclusive supplier of laser projection systems to Rockwell Collins in the military and commercial simulation markets.

Reasons for the Transaction

In reaching its determination to approve the proposed Transaction, our board of directors consulted with senior management and our legal advisors, and considered a number of factors. We are proposing to enter into the Transaction because we believe that the Transaction is in the best interests of our company and our shareholders. In reaching its determination to enter into the proposed Transaction, our board of directors considered a number of factors, including those described below:

•       our belief that the market for military and commercial simulators favors companies that act as prime contractors and are vertically integrated, as these companies can provide not only visual systems, but also entire simulators, and have substantially more resources than we do;

•       our belief that the worldwide demand for the types of visual systems we produce has decreased over the last several years and that the market will not recover to its former levels in the foreseeable future;

•       our belief that our small size relative to larger, more integrated competitors is sometimes a disadvantage in competing for major contracts with large capital requirements and long-term support requirements;

•       our belief that operating losses in the Simulation Business may deplete our working capital and make it difficult to continue to operate;

•       the limited valuation that we believe the capital markets attribute to our digital theater and laser projector businesses when combined with our Simulation Business;

•       the opportunity to create greater value for shareholders by focusing attention on the digital theater and laser projector businesses;

•       the written opinion of Houlihan Lokey that, as of February 7, 2006, and based upon and subject to the assumptions, factors, qualifications and limitations set forth therein, the consideration to be received by E&S in connection with the Transaction is fair to E&S from a financial point of view;

•  the fact that we will receive $71.5 million in aggregate cash consideration pursuant to the Transaction, subject to certain adjustments and contingencies;

•       the fact that we would receive aggregate cash consideration sufficient to enable us (a) to satisfy and discharge our 6% Debentures, (b) to fund 90% of our obligations under our pension plan, SERP and ESP, (c) to have additional cash remaining to fund the working capital needs of our remaining businesses, and (d) depending on our cash requirements and market conditions at that time, to consider a possible share buy-back or extraordinary dividend following consummation of the Transaction; and

•       the terms and conditions of the Asset Purchase Agreement, the Laser Projection Systems Agreement and the other transaction documents, including provisions which allow our board of directors to consider unsolicited offers that are superior to the Transaction and to accept a superior offer from another party, subject to Rockwell Collins’ right to match any such superior offer and our obligation to pay Rockwell Collins a termination fee of $2.5 million if we decide to accept a superior offer.

Our board also considered the numerous risks associated with either engaging in, or failing to engage in, the proposed Transaction, as further described below in the section of this proxy statement entitled “Proposal No. 1—Risk Factors—Special Considerations Regarding the Proposed Transaction”. These risks include the following:

•       the risk that the proposed Transaction may not be completed due to the failure to satisfy or waive conditions to closing;

•  if the proposed Transaction is not completed, we expect to continue to incur operating losses in our Simulation Business;

•       the possibility that, depending on future contingencies, including a potential purchase price reduction based on the net asset value of the Simulation Business at closing, possible indemnification obligations under the Asset Purchase Agreement or penalties for failure to meet specified milestones under the Laser Projection Systems Agreement, we may not receive all of the cash consideration provided for in the Asset Purchase Agreement and the Laser Projection Systems Agreement;

•       under the Asset Purchase Agreement, we will remain exposed to certain contingent liabilities relating to the Simulation Business and the proposed Transaction, which could adversely affect our ability to operate and grow our digital theater and laser projector businesses;

•  if the proposed Transaction is not completed, there can be no assurance that we will be able to successfully pursue strategic alternatives with respect to our Simulation Business or that any potential transaction will provide consideration equal to or greater than the price proposed to be paid by Rockwell Collins;

•       if the proposed Transaction is not completed, we may need additional funds to maintain or grow our Simulation Business, we may not have sufficient funds to grow and develop our digital theater and laser projector businesses, and there can be no assurance that we will be able to obtain sufficient funds on acceptable terms;

•       if the proposed Transaction is not completed, our business operations may be disrupted, as a result of customer and vendor reaction, employee expectations, diversion of management attention and costs of the Transaction, to an extent that jeopardizes the ongoing viability of our business operations;

•       failure to complete the Transaction with Rockwell Collins may result in a decrease in the market value of our common stock;

•       by completing the proposed Transaction with Rockwell Collins, we will become less diversified and our business will become dependent on the success of our digital theater and laser projector businesses; and

•  our laser projection systems are new and have achieved limited market penetration.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the board, it is not practical to quantify, rank, or otherwise assign relative or specific weights to the factors considered. In addition, the board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the board conducted an overall analysis of the factors described above, including discussions with senior management and legal advisors. In considering the factors described above, individual members of the board may have given different weights to different factors. The board considered all of these factors in totality and concluded, on the whole, that such factors supported its determination to approve the proposed Transaction with Rockwell Collins.

Recommendation of Our Board of Directors

Our board of directors has determined that the Transaction is fair to, and in the best interests of, E&S and our shareholders. Our board of directors unanimously approved the Transaction, and unanimously recommends that shareholders vote “FOR” the proposal to approve the Transaction.

Opinion of Houlihan Lokey

We retained Houlihan Lokey to render to our board of directors an opinion as to whether the consideration to be received by E&S in the proposed Transaction is fair to E&S from a financial point of view.

Houlihan Lokey delivered to our board of directors on February 7, 2006, its opinion, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described below, that the consideration to be received by E&S in the proposed Transaction is fair to E&S from a financial point of view. A copy of Houlihan Lokey’s written opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference.

While Houlihan Lokey rendered its opinion and provided certain analyses to our board of directors, Houlihan Lokey was not requested: (A) to and did not make any recommendation to our board of directors or management as to the form or amount of the consideration to be received by E&S in the proposed Transaction, which was determined through arms’ length negotiations between Rockwell Collins and E&S, (B) to opine on the legal consequences of the Transaction, or (C) to express an opinion as to the structure, terms or effect of any aspect of the proposed Transaction, including, without limitation, any effect resulting from the application of any bankruptcy proceeding, fraudulent conveyance or other international, federal or state insolvency law, or of any pending or threatened litigation affecting E&S. The Houlihan Lokey written opinion does not address the relative merits of the proposed Transaction compared to other business strategies that might be available to E&S. Houlihan Lokey’s written opinion, which was directed to our board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received by E&S in the proposed Transaction, does not address E&S’s underlying business decision to effect the proposed Transaction and does not constitute a recommendation to any E&S shareholder as to how such shareholder should vote with respect to the proposed Transaction.

In connection with rendering its opinion, Houlihan Lokey, among other things:

1.     reviewed our annual report on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended September 30, 2005 and E&S-prepared, preliminary, unaudited, interim financial statements for the three months ended December 31, 2005, which our management had identified as being the most current financial statements available;

2.     reviewed E&S-prepared unaudited profit and loss statements for the Simulation Business for the three fiscal years ended December 31, 2005 and unaudited balance sheets for the Simulation Business as of December 31, 2004 and September 30, 2005;

3.                spoke with certain members of our management regarding the operations, financial condition, future prospects and projected operations and performance of E&S and regarding the proposed Transaction; and spoke with representatives of our counsel regarding the proposed Transaction;

4.                reviewed drafts dated January 27, 2006 of the following agreements to be executed and delivered in connection with the Transaction and which our management advised were not revised in any material respect prior to execution: Asset Purchase Agreement; Laser Projection Systems Agreement; Laser Projection System Supply Agreement; Intellectual Property Licensing Agreement; and Escrow Agreement;

5.                reviewed projections prepared by our management with respect to the Simulation Business and our digital theater and laser projector businesses for the five years ending December 31, 2010;

6.                reviewed forecasts and dividend projections prepared by our management with respect to our joint venture interest in Quest Flight Training Limited;

7.                reviewed the historical market prices and trading volume for our publicly traded securities for the past year and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

8.                reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in change of control transactions that Houlihan Lokey deemed relevant; and

9.                conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

In connection with a presentation to our board of directors on February 3, 2006, which was confirmed during a meeting of the board of directors on February 7, 2006, Houlihan Lokey advised our board of directors that, in evaluating the fairness of the consideration received by E&S in the proposed Transaction, Houlihan Lokey performed a variety of detailed financial analyses with respect to the Simulation Business. The following is a summary of the material analyses contained in the presentation.

Consideration

For purposes of its analysis, Houlihan Lokey assumed that the consideration to be received by E&S in the Transaction will be $71.5 million, consisting of cash upon closing of $61.5 million and $10.0 million to be deposited into escrow upon closing. Of the $10.0 million in escrow, a maximum of $3.0 million is subject to E&S achieving certain milestones in the laser projector business and the terms and conditions of the Escrow Agreement. Therefore, the value of the aggregate consideration was estimated to be between $68.5 million and $71.5 million.

Historical Trading Analysis

Houlihan Lokey reviewed the price performance, trading volume and stock trading history of our common stock over selected periods during the previous 12 months. Houlihan Lokey presented the stock trading information contained in the following table for the periods ended January 31, 2006:

Closing price on January 31, 2006	$4.94
5 day closing average	$4.88
30 day closing average	$4.92
52 week average	$5.46
52 week high trade	$7.37
52 week low trade	$4.54

Based on this analysis, the market value of E&S indicated was between $45.2 million and $50.4 million. There were a number of factors that suggested that the public market stock price may not have reflected fair market value for E&S, including no current analyst coverage, low trading volume and fewer institutional holdings relative to comparable public companies. Furthermore, the public stock price for E&S may not have been an indicator of value of the Simulation Business.

E&S Comparable Company Analysis

Houlihan Lokey compared financial information and valuation ratios relating to E&S to corresponding data and ratios from nine publicly traded companies Houlihan Lokey deemed comparable to E&S. This group was:

•       CAE Inc.;

•       Cubic Corporation;

•       FLIR Systems, Inc.;

•       Innovative Solutions and Support, Inc.;

•       Rockwell Collins, Inc.;

•       Esterline Technologies Corporation;

•       Herley Industries, Inc.;

•       Teledyne Technologies Incorporated; and

•       EDO Corporation.

Houlihan Lokey selected this group by applying the following criteria:

•       publicly traded companies that are engaged in providing simulation equipment and training;

•       publicly traded companies that are engaged in providing electronics for military and commercial aviation purposes; and

•       publicly traded companies that Houlihan Lokey deemed similar to the Simulation Business.

Houlihan Lokey used publicly available financial information for the comparable company group, and financial information for the Simulation Business prepared by our management to calculate enterprise value to latest twelve months revenue, enterprise value to estimated calendar 2006 revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA. This analysis produced multiples of selected valuation data, which Houlihan Lokey compared to multiples for E&S derived from the implied value payable in the Transaction.

	Comparable Companies
	Low		Mean		Median		High
Enterprise value to latest twelve months revenue	0.8	x	1.9	x	1.6	x	3.6	x
Enterprise value to estimated calendar 2006 revenue	0.8	x	1.5	x	1.2	x	3.0	x
Enterprise value to estimated calendar 2006 EBITDA	7.0	x	9.6	x	9.8	x	12.2	x

Based on the comparable company analysis, the indicated enterprise values for the Simulation Business were between $48.7 million and $53.6 million.

No company utilized in the comparable company analysis is identical to E&S or the Simulation Business. In evaluating the peer group, Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. These other matters include the impact of competition on the business of E&S and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of E&S or in the industry or financial markets in general.

Precedent Merger and Acquisition Analysis

Houlihan Lokey reviewed thirty merger and acquisition transactions that it deemed comparable to the Transaction. It selected these transactions by applying the following criteria:

•       transactions involving companies with primary SIC codes similar to that of the Simulation Business;

•       transactions involving companies comparable to the Simulation Business that are identified above;

•       transactions in which the company being acquired had a business that Houlihan Lokey deemed similar to the Simulation Business;

•       transactions announced between October 2003 and January 2006; and

•       transactions that were not share repurchases or acquisitions of a minority interest.

The following is a list of the comparable transactions, excluding one transaction as to which Houlihan Lokey had confidential, proprietary information, which Houlihan Lokey used in its analysis:

Date Announced	Acquiror	Target
December 30, 2005	EADS Deutschland GmbH and Thyssenkrupp Technologies AG	Atlas Elektronik GmbH
December 14, 2005	Offshore Systems International Ltd.	CHI Systems Inc.
December 14, 2005	General Dynamics Corporation	Anteon International Corporation
November 22, 2005	Navtech, Inc.	European Aeronautical Group AB
August 15, 2005	Hexagon AB	Leica Geosystems Holdings AG
July 6, 2005	Moog Inc.	FCS Control Systems B.V.
June 9, 2005	SRA International, Inc.	Galaxy Scientific Corporation
May 24, 2005	CAE Inc.	Terrain Experts, Inc.
April 19, 2005	Aeroflex Incorporated	JcAIR Test Systems business of Goodrich Corporation
April 18, 2005	DRS Technologies, Inc.	Codem Systems, Inc.
April 5, 2005	L-3 Communications Corporation	Sonoma Design Group
April 1, 2005	Federal Information Technology Systems, LLC	Sensor Systems, Inc.
March 23, 2005	Axsys Technologies, Inc.	Diversified Optical Products, Inc.
March 9, 2005	Griffon Corporation	Systems Engineering Group, Inc.
March 6, 2005	Rockwell Collins, Inc.	Teldix GmbH division of Northrop Grumman Corporation
March 6, 2005	BAE Systems	United Defense Industries, Inc.
March 3, 2005	Curtiss-Wright Corporation	Indal Technologies Inc.
December 21, 2004	Engineered Support Systems, Inc.	Prospective Computer Analysts Incorporated
December 14, 2004	Cobham plc	REMEC, Inc. (Defense & Space)
December 9, 2004	DRS Technologies, Inc.	Night Vision Equipment Co., Inc.
October 6, 2004	Herley Industries, Inc.	Micro Systems, Inc.
August 10, 2004	European Aeronautic Defence and Space Company (EADS)	Racal Instruments
July 8, 2004	Herley Industries, Inc.	Reliable System Services Corp.
June 17, 2004	Teledyne Technologies Incorporated	Defense Electronics Business of Celeritek, Inc.
June 17, 2004	L-3 Communications Corporation	Cincinnati Electronics
April 24, 2004	Smiths Group plc	TRAK Communications Inc.
April 14, 2004	Smiths Group plc	SensIR Technologies LLC
January 28, 2004	Alliant Techsystems Inc.	Mission Research Corporation
October 17, 2003	Rockwell Collins, Inc.	NLX, LLC

Houlihan Lokey calculated for each of the selected transactions the ratio of enterprise value to last twelve months revenue and enterprise value to last twelve months EBITDA. Houlihan Lokey compared the resulting multiples of selected valuation data to multiples for the Simulation Business derived from the implied range of values payable in the Transaction.

	Comparable Transactions
	Low		Mean		Median		High
Enterprise value to latest twelve months revenue	0.6	x	1.5	x	1.4	x	3.2	x
Enterprise value to latest twelve months EBITDA	8.7	x	11.4	x	10.5	x	16.1	x

Based on the comparable merger transaction analysis, the indicated enterprise value ranges were between $53.0 million and $58.9 million.

In evaluating the precedent transactions, Houlihan Lokey made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, such as the impact of competition on the Simulation Business and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Simulation Business or the industry or in the financial markets in general.

Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis for the Simulation Business in which it calculated the present value of the projected future cash flows of the Simulation Business using the projections of E&S’s management. Houlihan Lokey estimated a range of theoretical values for the Simulation Business based on the net present value of its implied annual cash flows and a terminal value for E&S in 2010 that was calculated based upon a multiple of EBITDA. Houlihan Lokey applied a range of discount rates from 14% to 18% and a range of terminal value multiples from 6.0x to 8.0x of projected 2010 EBITDA. Based on this analysis, the indicated enterprise values of the Simulation Business ranged from a low of $26.3 million to a high of $38.6 million.

Discounted cash flow analysis is a widely used valuation methodology, but it relies on numerous assumptions, including asset and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of the Simulation Business.

Miscellaneous Considerations

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In reaching its conclusion as to the fairness of the consideration to be received by E&S and in its presentation to our board of directors, Houlihan Lokey did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, or portions of this summary, could create an incomplete, misleading and/or inaccurate view of the processes underlying the conclusions set forth in the Houlihan Lokey opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to E&S, the proposed Transaction, industry performance, general business, economic, market and financial conditions and other matters. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of E&S are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Simulation Business was compared and other factors that could affect the public trading value of such companies.

Houlihan Lokey’s opinion was based on the business, economic, market and other conditions as they existed as of February 7, 2006, and on the forecasts and projections previously provided to Houlihan Lokey. In rendering its opinion, Houlihan Lokey relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to it by our management or otherwise made available to it and did not assume responsibility for the independent verification of that information. Houlihan Lokey relied upon the assurances of our management that the information provided to Houlihan Lokey by E&S was prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning, reflected the best currently available estimates and judgment of our management at the time such information was prepared and that our management was not aware of any information or facts that would have made the information provided to Houlihan Lokey incomplete or misleading. Houlihan Lokey expressed no opinion as to such financial planning or the assumptions on which it was based. Houlihan Lokey relied on assumptions of our management regarding management’s estimates.

For purposes of its opinion, Houlihan Lokey assumed that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have a material adverse effect on the expected benefits of the Transaction to E&S.

In arriving at its opinion, Houlihan Lokey was not requested to and did not perform any appraisals or valuations of any specific assets or liabilities of E&S, and was not furnished with any such appraisals or valuations. The opinion is based on information available to Houlihan Lokey and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Houlihan Lokey has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given. Houlihan Lokey expressed no view with respect to the tax consequences of the Transaction. Houlihan Lokey relied on the advice of outside counsel to E&S and E&S’s registered independent public accountants, and on the assumptions of E&S’s management, as to all legal, tax and financial reporting matters.

E&S retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and securities in connection with transactions such as the Transaction and because Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

Houlihan Lokey has no material prior relationship with E&S or its affiliates. E&S has agreed to pay a fee of $375,000 to Houlihan Lokey. No portion of Houlihan Lokey’s fee is contingent upon the conclusions reached in its opinion. In addition, E&S has agreed to indemnify Houlihan Lokey and its affiliates and agents against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Houlihan Lokey’s engagement.

Vote Required to Approve the Transaction

Under Section 16-10a-1202 of the Utah Revised Business Corporation Act, approval of the proposed Transaction requires the affirmative vote of a majority of all of the votes entitled to be cast on Proposal No. 1, i.e. the affirmative vote of a majority of the outstanding shares of our common stock.

Interests of Certain Persons in the Proposed Transaction

All of our directors and executive officers hold stock options under our 2004 Stock Incentive Plan and certain directors and executive officers hold stock options under our prior plans. The following table sets forth the number of previously unvested stock options held by directors and executive officers of E&S that were subject to accelerated vesting and became fully vested by their terms upon our execution of the Asset Purchase Agreement on February 7, 2006:

	Stock Options Subject to Accelerated Vesting	Weighted Average Exercise Price
Directors
David J. Coghlan	9,999	$6.74
Wolf-Dieter Hass	9,999	6.74
James P. McCarthy	13,332	6.46
James R. Oyler	81,666	7.31
William Schneider	9,999	6.74
Other Executive Officers
Bob Morishita	19,999	6.05
Lance Sessions	10,000	5.40
All Directors and Executive Officers	154,994	6.84

Our chairman of the board, David J. Coghlan, currently serves as non-executive chairman of the board of Quadrant Group Limited, which is our joint venture partner in the Quest Joint Venture. Members of Mr. Coghlan’s family own an indirect beneficial ownership in a majority of the outstanding shares of Quadrant Group Limited. Mr. Coghlan has disclaimed any beneficial ownership in said interest in Quadrant Group Limited. Pursuant to the terms of the Asset Purchase Agreement, our interest in the Quest Joint Venture will be transferred to Rockwell Collins at the closing of the Transaction.

Pursuant to change-in-control provisions included in the employment agreements we entered into with Messrs. Oyler and Morishita, if in conjunction with a change-in-control any of the foregoing parties terminates his employment for good reason (as defined in the employment agreements), or we terminate any of the foregoing parties’ employment for any reason other than death, disability, or cause (as defined in the employment agreements), then such terminated party shall be entitled to a termination payment and to continuation of certain other benefits as more fully described in the section of this proxy statement entitled “Executive Compensation—Employment Contracts, Termination of Employment and Change-in-Control Arrangements”. Approval of the Transaction by our shareholders at the Combined Meeting would be deemed to be a “change-in-control” for purposes of such employment agreements.

In addition, pursuant to change-in-control provisions in the SERP, upon a change of control, Mr. Morishita's service under the SERP will be deemed to be ten years, rather than the five years credited through 2005 and Mr. Morishita's vested monthly annuity beginning at age 65 would increase from $2,342 to $4,684.

Voting Agreements

All of our directors and executive officers and certain of our other employees, who as of the record date for the Combined Meeting collectively beneficially owned an aggregate of 761,600 shares of our common stock, representing approximately 6.76% of the outstanding shares of our common stock, executed voting agreements in substantially the form of Annex D to this proxy statement. Pursuant to such voting agreements, each such person agreed to vote, or cause to be voted, all of the shares of our common stock owned by such person (and any and all securities issued or issuable in respect thereof) which such person is entitled to vote in favor of the Transaction and against any action or proposal that could reasonably be expected to result in failure to satisfy any of the conditions to closing under the Asset Purchase Agreement. Each such person also agreed that he will not sell, assign, pledge or otherwise transfer or dispose of, or create or suffer to exist any lien, charge or encumbrance upon, any shares of our common stock owned by him.

No Dissenters’ Rights

None of Utah law, our Articles of Incorporation, as amended, or our Amended and Restated Bylaws provide for appraisal or other similar rights for dissenting shareholders in connection with the proposed Transaction. Accordingly, our shareholders will have no right to dissent and obtain payment for their shares as a result of the Transaction.

Regulatory Approvals

The Transaction is subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act. Under the HSR Act, E&S and Rockwell Collins are required to make pre-acquisition notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the Transaction. These filings were made on March 9, 2006.

Even after the expiration of the statutory waiting period and completion of the Transaction, either the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission may challenge, seek to block or block the Transaction under the antitrust laws as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party may initiate a private action under the antitrust laws challenging or seeking to enjoin the Transaction before or after completion. We cannot be sure that a challenge to the Transaction will not be made or that, if a challenge is made, E&S and Rockwell Collins will prevail.

The Transaction is also subject to review by the German Federal Cartel Office under the German Act Against Restraints of Competition, which requires E&S and Rockwell Collins to notify the Federal Cartel Office of the proposed Transaction and wait for its approval prior to completing the Transaction. These filings were made on March 8, 2006. On March 22, 2006 in response to a request from the Federal Cartel Office, we submitted additional information in connection with their review of the Transaction.

Other than the foregoing U.S. and German antitrust laws, we are not aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Transaction, except for compliance with the applicable regulations of the Securities and Exchange Commission, or SEC, and compliance with the Utah Revised Business Corporation Act. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Transaction.

Tax Consequences of the Transaction

The following is a summary of certain United States federal income tax consequences of the Transaction. This discussion does not address any tax consequences arising under the laws of any state or foreign jurisdiction.

The sale of assets to Rockwell Collins pursuant to the Asset Purchase Agreement will be taxable to E&S for United States federal income tax purposes. Accordingly, we will recognize a gain or loss with respect to the sale of assets pursuant to the Asset Purchase Agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, for United States federal income tax purposes, by Rockwell Collins in the asset sale. Although the asset sale will result in a taxable gain to E&S, we believe that all or a substantial portion of the gain will be offset by current year losses from operations and available net operating loss carryforwards, subject to limitations on carryforwards for purposes of calculating our alternative minimum tax liability.

Accounting Treatment of the Transaction

If the proposed Transaction with Rockwell Collins is completed, we will record the asset sale to Rockwell Collins in accordance with generally accepted accounting principles in the United States. Upon the completion of the asset sale to Rockwell Collins, we will recognize a financial reporting gain, equal to the net proceeds (the purchase price less the expenses relating to the sale) less the net book value of the net assets sold.

RISK FACTORS

You should carefully consider the special considerations described below as well as other information provided to you in this proxy statement in deciding how to vote on the proposed Transaction.

Special Considerations Regarding the Proposed Transaction

The Transaction with Rockwell Collins may not be completed if the conditions to closing are not satisfied or waived.

There is a risk that the proposed Transaction with Rockwell Collins may not be completed because the conditions to closing, including the obtaining of shareholder approval, regulatory approvals and required consents from third parties, may not be satisfied or waived. If the proposed Transaction is not completed, it is possible that we will have difficulty recouping the costs incurred in connection with negotiating the proposed Transaction and our business may be seriously harmed.

If the Transaction is not completed, we expect to continue to incur operating losses in our Simulation Business.

For the past seven years, we have incurred operating losses in our Simulation Business. If the Transaction is not completed, we expect such operating losses in our Simulation Business to continue for the foreseeable future. Such operating losses may adversely affect our ability to operate.

It is possible that we may not receive all of the cash provided for in the Asset Purchase Agreement and Laser Projection Systems Agreement, and accordingly, we may have less cash to fund our remaining operations.

Pursuant to the Asset Purchase Agreement, if the net asset value of the Simulation Business as of the closing is less than $18.9 million, the amount of cash we will receive under the Asset Purchase Agreement will be reduced on a dollar-for-dollar basis. Pursuant to the Laser Projection Systems Agreement, if we fail to timely meet certain milestones with respect to the fixed-based and motion-based laser projection systems in accordance with the terms of the Laser Projection Systems Agreement, we may forfeit all of the cash consideration we would otherwise receive under the Laser Projection Systems Agreement. In addition, we have agreed in the Asset Purchase Agreement to indemnify Rockwell Collins in certain circumstances, including if we breach our representations, warranties or covenants in the Asset Purchase Agreement and if Rockwell Collins incurs any damages as a result of liabilities that we agreed to retain.

At the closing of the Transaction, $10.0 million will be deposited into an escrow account to be held in escrow following the closing to secure any potential post-closing reduction in the purchase price based on the net asset value of the Simulation Business at closing, our indemnification obligations under the Asset Purchase Agreement and our delivery obligations under the Laser Projection Systems Agreement. In the event that Rockwell Collins becomes entitled to any such purchase price reduction under the Asset Purchase Agreement, penalty under the Laser Projection Systems Agreement or indemnification under the Asset Purchase Agreement, we may forfeit some or all of the $10.0 million deposited in escrow, which will reduce the amount of cash we have available in the future. Accordingly, there is no guarantee that we will receive these funds.

Under the Asset Purchase Agreement we will continue to be exposed to contingent liabilities relating to the Simulation Business and the Transaction, which could adversely affect our financial condition.

In the Asset Purchase Agreement, we have made customary representations and warranties to Rockwell Collins, which are described below in the section of this proxy statement entitled “Asset Purchase Agreement—Representations and Warranties”. Pursuant to the Asset Purchase Agreement, we agreed to indemnify Rockwell Collins for any losses from breaches of our representations, warranties or covenants that occur within certain periods after the closing, subject to certain maximum amounts. In addition, we have agreed to retain all liabilities relating to the Simulation Business that are not being expressly assumed by Rockwell Collins, and to indemnify Rockwell Collins for any claims or damages arising from such retained liabilities. If we incur any such indemnification obligations following completion of the Transaction, it could adversely impact our cash resources and our ability to operate and grow our digital theater and laser projector businesses.

Our shareholders may not receive any of the proceeds from the proposed Transaction.

The aggregate cash consideration to be paid by Rockwell Collins under the Asset Purchase Agreement and the Laser Projection Systems Agreement will be paid directly to our company. We intend to use the proceeds from the proposed Transaction to satisfy and discharge our outstanding 6% Debentures, to reduce our funding obligations under our pension plan, SERP and ESP, and for working capital. Following completion of the proposed Transaction, depending on our cash requirements and market conditions at the time, we plan to consider using a portion of the proceeds from the proposed Transaction for a possible share buy-back or extraordinary dividend. However, our board of directors has not resolved to undertake any such activity and there is no assurance as to whether or when we might do so. If we do not decide to pursue any of these activities, you will not directly receive any proceeds from the proposed Transaction, though you will continue to be a shareholder in our company.

We will be unable to compete with the Simulation Business for a period of five years after the closing.

We have agreed that, without the prior written consent of Rockwell Collins, we will not, directly or indirectly, enter into, engage in or provide managerial, supervisory, administrative or consulting services to, or own or control any interest in (except as a passive investor of less than 2% of the outstanding equity interests of a company) any business or entity that competes with the Simulation Business for a period of five years from the closing of the Transaction.  In addition, we have agreed to sell our laser projectors exclusively to Rockwell Collins in certain simulation markets.  These restrictions may require us to forego business opportunities in our laser projector business.

We may be required to pay a termination fee to Rockwell Collins if the proposed Transaction is terminated under certain circumstances.

The Asset Purchase Agreement requires us to pay Rockwell Collins a termination fee equal to $2.5 million if the Asset Purchase Agreement is terminated prior to completion under certain circumstances. If we are required to pay Rockwell Collins a termination fee, our business and results of operations could be harmed.

If the proposed Transaction with Rockwell Collins is not completed, we may explore other potential transactions but there may not be any other offers from potential acquirors.

If the proposed Transaction with Rockwell Collins is not completed, we will continue to operate our historical business, including the Simulation Business. We may explore other strategic alternatives, including a sale of our assets to, or a business combination with, another party, including a strategic transaction involving our Simulation Business, or we may pursue other business opportunities and investments unrelated to our current business. There can be no assurance that we will be able to successfully pursue any such strategic alternatives or that any potential transaction will provide consideration equal to or greater than the price proposed to be paid by Rockwell Collins in the Transaction.

If the proposed Transaction with Rockwell Collins is not completed, we may need additional funds to continue or grow our existing business and we may not have sufficient funds to develop our digital theater and laser projector businesses.

If the proposed Transaction with Rockwell Collins is not approved, we will continue to operate our Simulation Business. We believe that we will need additional funding to properly continue the development of our digital theater and laser projector businesses while still making the necessary investments in the Simulation Business, and it may be necessary to obtain additional funding to make needed investments in the Simulation Business. To the extent that we do not obtain needed capital for our digital theater and laser projector businesses through the sale of the Simulation Business, we may have to obtain it through the issuance of additional debt or equity, or through other means, any one of which may reduce the value to us, perhaps substantially, of any further commercialization and development of digital theater and laser projector products. There is no guarantee that we would be able to obtain such funding or enter into such relationships on terms acceptable to us or at all. Further, there is no guarantee that we would be able to obtain any funding for our Simulation Business upon acceptable terms. Failure to obtain such funding or enter into such relationships could seriously harm our business.

The failure to complete the sale of our Simulation Business may result in a decrease in the market value of our common stock.

If the proposed Transaction is not completed for any reason, the market price of our shares of common stock may decline.

Our business will be harmed if the proposed Transaction with Rockwell Collins disrupts the operations of our business and prevents us from realizing intended benefits.

Prior to the closing of the Transaction, our business operations may be disrupted due to a number of factors, any of which could harm our business or ability to complete the proposed Transaction. These factors include:

•       loss of key employees, sales representatives, vendors, or customers;

•       expenses incurred in connection with the proposed Transaction; and

•       the diversion of management’s attention from our day-to-day business.

Special Considerations if Our Simulation Business is Sold to Rockwell Collins

By completing the Transaction with Rockwell Collins, we will become less diversified.

By selling our Simulation Business to Rockwell Collins, we will be exiting the businesses that generate most of our revenue. The Simulation Business represented more than 79.5% and 85.8% of our annual revenue in 2005 and 2004, respectively. We will subsequently become primarily focused on our digital theater business and the further development and commercialization of our laser projector business. We may invest in other technologies in the future, but we have no current specific plans to do so at this time. This may increase our business risk because we will be less diversified than before the sale of the Simulation Business to Rockwell Collins and because our laser projector business has limited operating history.

Our business following the proposed Transaction will be dependent on the success of our digital theater and laser projector businesses; the laser projector business, in particular, has a limited operating history and only limited revenues to date.

Our operations following the sale to Rockwell Collins will leave us dependent on the performance of our digital theater and laser projector businesses. Although our digital theater business is currently generating operating profits, the revenues from this business are a fraction of the revenues that are generated by our Simulation Business. In addition, we may incur additional expense in connection with the integration of Spitz following completion of that acquisition. Our laser projector business has a limited operating history and only a limited amount of revenues to date. In addition, development of our laser projectors will continue to require significant research and development expenditures.

Our laser projectors are new and there is limited market penetration.

Our laser projectors have limited market penetration. Our future success will be dependent in significant part on our ability to generate demand for our laser projectors and to develop additional commercial applications that incorporate our laser projector technology. Future demand for our laser projectors will depend, in part, on our ability to reduce the cost of production. We cannot be certain that our product will succeed in the market, and if we fail to generate increased sales, our future results of operations will be adversely affected.

Following the closing of the Transaction with Rockwell Collins, your ability to sell your stock may be substantially limited.

Our common stock is currently traded on the Nasdaq National Market under the symbol “ESCC.” Following the completion of the proposed Transaction, we expect to continue to trade as a public company on the Nasdaq National Market. However, it is not possible to predict the trading price of our common stock following the closing of the sale to Rockwell Collins. If we fail to meet any of the continued listing standards of the Nasdaq National Market, our common stock may be delisted from the Nasdaq National Market. If we are delisted from the Nasdaq National Market, we expect our common stock will be traded on the Nasdaq Capital Market if we meet the listing standards of that market or on the OTC Bulletin Board or “pink sheets” maintained by the National Quotation Bureau, Inc. The OTC Bulletin Board and pink sheets are generally considered less efficient markets than the Nasdaq National Market and the Nasdaq Capital Market.

ASSET PURCHASE AGREEMENT

This section of the proxy statement contains a summary of the material provisions of the Asset Purchase Agreement. This description is qualified in its entirety by the full text of the Asset Purchase Agreement, which is attached as Annex A to this proxy statement. We recommend that you carefully read the complete Asset Purchase Agreement for its precise legal terms and other information that may be important to you.

Assets to be Sold

Subject to and upon the terms and conditions set forth in the Asset Purchase Agreement, we are selling to Rockwell Collins all of our right, title and interest in those assets that primarily relate to our Simulation Business, including the following:

•       the building, plant, improvements and lease relating to our headquarters at 600 Komas Drive in Salt Lake City, Utah; a leased storage facility in Salt Lake City, Utah; and our leased facilities in Orlando, Florida, Horsham, England, and Preston, England;

•       accounts, loans and notes receivable, performance and surety bonds and letters of credit or other similar instruments;

•       inventories, including finished products, work-in-process, materials, parts, components, production stock, accessories and supplies;

•       machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, plant and office equipment, test equipment, laboratory equipment and supplies, repair parts, repair stock, tools, engineering and design equipment and other tangible personal property;

•       software, hardware and computer networking equipment;

•       intellectual property owned or licensed by us;

•       contracts;

•       credits, advances, prepaid expenses and deposits held by third parties;

•       permits, to the extent transferable or assignable;

•       bank accounts and lockboxes located in the United Kingdom;

•       benefits of insurance policies;

•       financial, accounting, operating, design, manufacturing, test and other data and records;

•       rights in and to products sold or leased by us and products currently in development;

•       causes of action in our favor;

•       our equity interest in the Quest Joint Venture; and

•       goodwill associated with the Simulation Business.

Assets to be Retained by E&S

We will retain all assets not sold to Rockwell Collins, including the following:

•       all of the assets primarily used in or primarily related to our digital theater and laser projector businesses;

•       the buildings, plant, improvements and leases on the premises located at 770 and 790 Komas Drive, Salt Lake City, Utah, Bedford, Texas, Dubai, United Arab Emirates, and Beijing, People’s Republic of China;

•       cash, cash equivalents, funds, certificates of deposit and similar instruments;

•       bank accounts and lock boxes (other than the bank accounts and lock boxes located in the United Kingdom);

•       insurance policies (other than the benefits of “occurrence basis” and “claims made” policies with respect to incidents occurring before the closing);

•       rights in and to the use of the name, trademark, trade name and service mark “Evans & Sutherland” and all corporate symbols and logos related thereto or derived therefrom;

•       assets with respect to the pension plan, SERP, 401(k) Plan and ESP;

•       tax refunds attributable to payments made by us for the periods up to and including the closing;

•       benefits of net operating loss carryforwards, carrybacks, credits or other tax attributes for the periods up to and including the closing;

•       certain claims, causes of action, and rights of recovery;

•       certain specified intellectual property owned or licensed by us and used in both the Simulation Business and our digital theater and laser projector businesses;

•       certain specified contracts; and

•       documents relating to the organization, maintenance and existence of E&S and E&S Limited.

Liabilities to be Assumed

In connection with the purchase of the assets, Rockwell Collins has agreed to assume certain liabilities primarily related to our Simulation Business, including:

•       liabilities under the contracts and leases that are acquired under the Asset Purchase Agreement;

•       liabilities associated with accruals of deferred revenues;

•       account and trade payables;

•       liabilities relating to the employment of certain employees, including liabilities under the WARN Act, arising after the closing;

•       liabilities under certain sales representation agreements to be entered into by Rockwell Collins pursuant to the Asset Purchase Agreement;

•       product warranty, product liability and tort claims of third parties, whether arising prior to, on or after the closing;

•       liabilities in connection with any pending, threatened or future action with respect to any events, actions, occurrences, omissions, circumstances or conditions occurring or existing on, or prior to, the closing, whether asserted prior to, on or after the closing;

•       liabilities relating to any successful claim by any of our United Kingdom employees that the change of employer arising by reason of the operation of the Transfer Regulations is a significant change which is to his detriment or that a substantial change is proposed to be made to his working conditions on or after the closing, which is to his detriment;

•       liabilities based upon claims of alleged infringement related to intellectual property, whether arising prior to, on or after the closing;

•       taxes for periods beginning after the closing;

•       liabilities with respect to the Quest Joint Venture, including guarantees we have given; and

•       other liabilities to the extent arising out of, or resulting from, operation of the Simulation Business, or ownership or use of the acquired assets, by Rockwell Collins after the closing.

Liabilities to be Retained by E&S

We will retain all liabilities not assumed by Rockwell Collins, including the following:

•       liabilities in connection with violations of, or noncompliance with, laws occurring or existing on, or prior to, the closing;

•       liabilities in connection with personal or bodily injury or injury to property claims caused by products delivered or sold on, or prior to, the closing, except to the extent that Rockwell Collins has modified, or failed to maintain, such products after the closing;

•       liabilities arising from certain specified claims and causes of action;

•       environmental liabilities in connection with events, circumstances or conditions that existed on, or occurred prior to, the closing;

•       liabilities to employees, former employees and consultants of the Simulation Business in connection with their employment, engagement or termination at any time on, or prior to, the closing;

•       liabilities in connection with the operation of the Transfer Regulations with respect to any United Kingdom employee omitted from the list of United Kingdom employees provided by E&S to Rockwell Collins;

•       liabilities in connection with the transfer of any United Kingdom employee pension and ancillary benefits pursuant to the Transfer Regulations;

•       liabilities arising under the WARN Act with respect to employees of the Simulation Business to the extent arising at, or prior to, the closing;

•       liabilities for and relating to workers’ compensation claims resulting from injuries that occur on, or prior to, the closing;

•       liabilities in connection with our business operations in Dubai, United Arab Emirates and Beijing, People’s Republic of China;

•       liabilities for and relating to our outstanding indebtedness, including our 6% Debentures and existing letters of credit;

•       liabilities for and relating to our outstanding guarantees of indebtedness (other than the guaranties in favor of the Quest Joint Venture);

•       liabilities for and in respect of income taxes arising in connection with the consummation of the proposed Transaction and any taxes relating to the Simulation Business for periods up to and including the closing;

•       liabilities to our shareholders or former shareholders in connection with matters occurring on, or prior to, the closing, including the proposed Transaction, the Asset Purchase Agreement and the Laser Projection Systems Agreement; and

•       liabilities in connection with the contracts and assets we retain.

Purchase Price, Escrow and Post-Closing Adjustment

Purchase Price

Under the terms and conditions of the Asset Purchase Agreement, Rockwell Collins will pay us $66.5 million in cash for the assets primarily related to our Simulation Business, subject to a potential post-closing adjustment described below, and will assume certain liabilities. At the closing, $7.0 million of the $66.5 million purchase price under the Asset Purchase Agreement will be deposited into an account to be held in escrow by an independent escrow agent as described in the section of this proxy statement entitled “Other Transaction Documents—Escrow Agreement.”

Post-Closing Adjustments

A purchase price adjustment will occur if the closing net asset value of the Simulation Business is greater or less than $18.9 million. The closing net asset value is calculated as the value of purchased assets less the value of assumed liabilities as of the closing date. On or before 90 days after closing, Rockwell Collins will prepare a balance sheet as of the closing date, which will include a calculation of the adjustment amount, if any. Rockwell Collins will prepare the closing balance sheet in accordance with the terms and conditions of the Asset Purchase Agreement and with generally accepted accounting principles consistently applied, except as otherwise agreed by the parties, including that depreciation and amortization incurred since September 30, 2005 with respect to the assets to be transferred will be equally split by both parties.

If the net asset value as set forth in the closing balance sheet is less than $18.9 million, then we must pay Rockwell Collins the difference. If the net asset value as set forth in the closing balance sheet is greater than $18.9 million, then Rockwell Collins must pay us the difference. If there are disagreements with the closing balance sheet and the adjustment amount, the Asset Purchase Agreement provides a dispute resolution mechanism under which a nationally recognized independent public accounting firm will resolve the dispute.

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties made by E&S and Rockwell Collins regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Transaction. The representations and warranties of each of E&S and Rockwell Collins have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may have been intended not as statements of actual fact, but rather as a way of allocating risk between the parties; may have been modified by disclosure schedules attached to the Asset Purchase Agreement; are subject to the materiality standard described in the Asset Purchase Agreement, which may differ from what may be viewed as material by you; and were made only as of the date of the Asset Purchase Agreement or such other date as is specified in the Asset Purchase Agreement.

Our Representations and Warranties

In the Asset Purchase Agreement, we made certain representations and warranties to Rockwell Collins, including representations and warranties that relate to the following:

•       due organization, valid existence, good standing and qualification to do business;

•       authority;

•       absence of conflicts, violations, breaches or defaults;

•       financial statements and absence of undisclosed liabilities;

•       taxes;

•       intellectual property;

•       equity ownership;

•       title to and sufficiency of the acquired assets;

•       owned and leased real property;

•       contracts, commitments and consents;

•       litigation;

•       governmental consents and approvals;

•       compliance with applicable laws;

•       permits;

•       labor and employee matters;

•       absence of a material adverse effect and certain changes or events since September 30, 2005;

•       product warranty;

•       insurance;

•       brokers’ fees;

•       customers and suppliers; and

•       bank accounts in the United Kingdom.

Representations and Warranties of Rockwell Collins

In the Asset Purchase Agreement, Rockwell Collins made certain representations and warranties to us, including representations and warranties that relate to the following:

•       due organization, valid existence and good standing;

•       authority;

•       absence of conflicts;

•       governmental consents and approvals;

•       brokers’ fees;

•       financial resources;

•       litigation; and

•       information contained in this proxy statement which was provided by Rockwell Collins.

Covenants

General

Under the Asset Purchase Agreement, each of the parties have agreed to perform certain pre- and post-closing covenants. These covenants include, among other things, the following:

•       we agreed to operate the Simulation Business in the ordinary course of business consistent with past practice, and agreed not to engage in certain prohibited transactions, including entry into certain agreements, from the date of the Asset Purchase Agreement through the closing, without the prior written consent of Rockwell Collins, in some cases, or notice to Rockwell Collins, in other cases;

•       we agreed to prepare and file, as soon as reasonably practicable after the execution of the Asset Purchase Agreement, a proxy statement and other proxy materials for the purpose of soliciting proxies from our shareholders to vote in favor of the proposed Transaction at a meeting of our shareholders to be called and held for such purposes;

•       we agreed to call, give notice of, convene and hold a meeting of our shareholders as promptly as practicable for the purpose of obtaining the requisite shareholder votes in favor of the proposed Transaction;

•       we agreed to use commercially reasonable efforts to call our 6% Debentures for redemption and to satisfy and discharge the 6% Debentures in accordance with the terms and conditions of the indenture governing the 6% Debentures;

•       we agreed, at our sole cost and expense, to provide a connection to the local power grid for the property located at 600 Komas Drive in Salt Lake City, Utah;

•       both parties agreed to provide the other party with prompt notice of certain events involving breaches of representations and warranties and any failure to satisfy or comply with any material covenants, conditions or agreements in the Asset Purchase Agreement;

•       both parties agreed to, as promptly as practicable, make all necessary filings or submissions as are required under the HSR Act and to obtain all foreign governmental approvals;

•       we agreed to provide Rockwell Collins and its representatives reasonable access during normal business hours to the assets of the Simulation Business for purposes of inspection;

•       both parties agreed to use their commercially reasonable efforts to cause to be fulfilled all actions and things necessary, proper or advisable to consummate the Transaction and to execute and deliver any documents or instruments reasonably necessary to carry out the Transaction;

•       both parties agreed to enter into the Escrow Agreement, the Intellectual Property Licensing Agreement, the Laser Projection Systems Agreement, the Laser Projection System Supply Agreement and a transition agreement;

•       Rockwell Collins agreed to enter into guaranties in substitution for our guaranties of the Quest Joint Venture on terms no less favorable to Rockwell Collins than our guaranties and to use commercially reasonable efforts to effect our release from such guaranties;

•       Rockwell Collins agreed to use commercially reasonable efforts to enter into new contingent sales representation agreements, containing Rockwell Collins’ standard terms and conditions, with certain of our international sales representatives;

•       we agreed to provide Rockwell Collins with periodic status reviews in connection with a significant contract related to our laser projector business;

•  Rockwell Collins agreed to purchase title insurance on the owned property at 600 Komas Drive, Salt Lake City, Utah;

•       Rockwell Collins agreed to cause all cash collateral securing our reimbursement obligations in respect of our outstanding letters of credit to be released at the closing; and

•       we agreed to use our best efforts to negotiate an agreement with a certain third party conforming in all material respects to specified terms agreed upon with Rockwell Collins.

No-Shop Provision

Unless the Asset Purchase Agreement is terminated, we have agreed that we will not, and will cause E&S Limited and each of our respective officers, directors, employees, agents and representatives not to, directly or indirectly, do any of the following:

•       initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal with respect to any Acquisition Proposal (as defined below);

•       provide any confidential information to any person relating to, or engage in any discussions or negotiations concerning, an Acquisition Proposal;

•       approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

•       approve, recommend, execute or enter into, any letter of intent or agreement with respect to any Acquisition Proposal, or propose publicly or agree to do any of the foregoing.

Definition of Acquisition Proposal.   Under the Asset Purchase Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from any person with respect to:

•       any purchase that constitutes 10% or more of the assets of the Simulation Business taken as a whole;

•       a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving E&S or any of our significant subsidiaries; or

•       any purchase or sale of, or tender or exchange offer for, our equity securities that, if consummated, would result in any person, or the shareholders of such person, beneficially owning securities representing 10% or more of the total voting power of E&S or any of our significant subsidiaries. The foregoing does not prohibit us from negotiating, executing or consummating any acquisition of a company in the digital theater business or from issuing shares of our common stock up to an aggregate of 20% of the total voting power of E&S in connection with each such acquisition and up to an aggregate of 35% of the total voting power in connection with all such acquisitions.

However, we are not prohibited from complying with our obligations under the securities laws to make a recommendation with respect to a third party tender offer, and we are permitted to:

(A)  withdraw, modify or qualify our recommendation of the Transaction in a manner adverse to Rockwell Collins; or

(B)  engage in discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person;

if and only to the extent that:

(1)   our Combined Meeting for the purpose of obtaining the requisite shareholder approval of the Transaction shall not have occurred;

(2)   (x) in the case of clause (A) above, we have received an unsolicited bona fide written Acquisition Proposal (for purposes of this clause (2), references to 10% in the definition of “Acquisition Proposal” shall be deemed to be references to 51%) from a third party and our board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below), and (y) in the case of clause (B) above, our board of directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would result in a Superior Proposal;

(3)   our board of directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to shareholders under applicable laws;

(4)   prior to providing any non-public information to any person in connection with an Acquisition Proposal, our board of directors receives from such person an executed confidentiality agreement having provisions that are at least as restrictive to such person as the comparable provisions contained in the confidentiality agreement we signed with Rockwell Collins; and

(5)   prior to providing any information to any person or entering into discussions or negotiations with any person, we notify Rockwell Collins promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, us or any of our representatives indicating, in connection with such notice, the material terms and conditions of any inquiries, proposals or offers.

Notification of Acquisition Proposal to Rockwell Collins.   We have agreed that we will promptly inform Rockwell Collins of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations.

Definition of Superior Proposal.   Under the Asset Purchase Agreement, a “Superior Proposal” means a bona fide written proposal made by a person which is:

•       for:

°      a purchase of all or substantially all of the assets to be acquired and the assumption of all or substantially all the liabilities to be assumed under the Asset Purchase Agreement; or

°      a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving E&S as a result of which the other person thereto or its shareholders will own 51% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof); and

•       is not subject to any financing contingency or due diligence condition and is otherwise on terms which the board of directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

°      would, if consummated, result in a transaction that is more favorable to our shareholders (in their capacities as shareholders), from a financial point of view, than the proposed Transaction; and

°      is reasonably capable of being completed.

Non-Competition Covenant

We have agreed that neither we nor any of our subsidiaries or affiliates, for a period of five years after the closing, will, directly or indirectly, in any area of the world, enter into, engage in, provide managerial, supervisory, administrative or consulting services to, represent or have or acquire more than a 2% ownership or beneficial interest in any business or entity engaged, directly or indirectly, in the Simulation Business or any derivatives of or improvements to such products or services or any other products or services manufactured, sold or provided by the Simulation Business during the five-year period ending on the closing, provided, however, that:

•       we may provide products and services in the ordinary course of business to entities engaged in the Simulation Business as long as such products and services provided are not for use in the Simulation Business;

•       we may acquire control of any business deriving less than 15% of its revenues from such operations so long as we shall use commercially reasonable efforts to divest such operations as promptly as practicable and in any event divest such operations not later than one-year following such acquisition; and

•       if we enter into a binding written agreement to divest such operations during such one-year period and use commercially reasonable efforts to close such transaction, then the one-year period shall be extended until the earlier of the closing of such transaction or the actual or constructive termination of such agreement.

In the event that we are acquired by an unaffiliated third party in a transaction that results in the holders of our voting securities outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting securities of the acquiring or surviving entity in the transaction or any parent thereof outstanding immediately after consummation of such transaction, such acquiring or surviving entity or parent thereof may engage in any activity otherwise prohibited by the non-competition covenant in the Asset Purchase Agreement.

Non-Solicitation of Employees

We have agreed, for a period of two years after the closing, without the prior written consent of Rockwell Collins, not to, and to cause E&S Limited not to, solicit, hire or retain as an employee, independent contractor or consultant any employee to whom Rockwell Collins is required to offer employment pursuant to the terms of the Asset Purchase Agreement and not to induce any such employee to terminate his or her employment. We are not prohibited under the terms of the Asset Purchase Agreement, however, from hiring any such employee (i) immediately after such employee’s employment is terminated by Rockwell Collins without cause, or (ii) after 180 days after such employee’s employment terminates.

Rockwell Collins has agreed, for a period of two years after the closing, without our prior written consent, not to, and to cause each of its affiliates not to, solicit, hire or retain as an employee, independent contractor or consultant any of our employees and not to induce any such employee to terminate his or her employment. Rockwell Collins is not prohibited under the terms of the Asset Purchase Agreement, however, from hiring any such employee (i) immediately after such employee’s employment is terminated by us without cause, or (ii) after 180 days after such employee’s employment terminates.

Labor and Employee Benefit Matters

Rockwell Collins will offer employment in accordance with its standard hiring procedures and policies to each U.S. employee of the Simulation Business, including compensation and benefits substantially comparable in the aggregate in all material respects to the employee compensation and benefits provided by Rockwell Collins to its similarly situated employees immediately prior to the closing. Under the Transfer Regulations, the contracts of employment of each United Kingdom employee employed by E&S or E&S Limited at the closing will have the effect after the closing as if originally made with Rockwell Collins. Rockwell Collins will credit each continuing employee with unused vacation days accrued by such employee prior to the closing, but in no event will any such employee receive a credit in excess of the number of vacation days such employee was eligible to accrue in one calendar year.

Closing Conditions

The parties’ obligations to consummate the Transaction are subject to the prior satisfaction or waiver in writing of the conditions set forth below:

•       the U.S. and German antitrust approvals shall have been obtained or applicable waiting periods expired;

•       no injunctions, statutes or orders shall be in effect prohibiting or preventing the consummation of the Transaction;

•       our shareholders shall have approved the Transaction; and

•       notice for redemption of the 6% Debentures shall have been sent and the 6% Debentures satisfied and discharged in accordance with the terms and conditions of the indenture.

Rockwell Collins’ obligation to consummate the Transaction is also subject to the prior satisfaction or waiver in writing of a number of additional closing conditions, including:

•       our and E&S Limited’s representations and warranties being true and correct in all material respects (except with respect to the representations and warranties that are qualified as to materiality, which must be true and correct in all respects) as of the closing;

•       our having performed or complied with, in all material respects, the covenants and agreements required to be performed by us prior to the closing;

•       the absence of a Material Adverse Effect (as defined below);

•       we shall have received certain specified third party consents and approvals;

•       we shall have delivered certain tax documents;

•       we shall have executed and delivered the Laser Projection Systems Agreement and the other transaction documents; and

•       no legal, administrative, governmental or regulatory proceeding or other action or suit shall have been instituted or pending which is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit the consummation of the Transaction or is reasonably likely to prohibit Rockwell Collins from acquiring the acquired assets or a material portion thereof.

Definition of Material Adverse Effect.   Under the Asset Purchase Agreement, a “Material Adverse Effect” means any material adverse change in, or material adverse effect on:

•       our ability or the ability of E&S Limited to consummate the Transaction; or

•       the financial condition, results of operations, assets or liabilities of the Simulation Business; provided that any change or effect resulting solely from any of the following, alone or in combination, shall not be considered when determining whether a Material Adverse Effect has occurred pursuant to this clause:

°      any actions expressly required or expressly contemplated to be taken pursuant to the Asset Purchase Agreement;

°      the loss of employees or customer relationships to the extent that we can reasonably demonstrate that such loss was primarily due to the announcement or existence of the Asset Purchase Agreement or the transactions contemplated thereby;

°      any change in economic conditions generally or in the industries in which the Simulation Business operates generally (which changes do not disproportionately affect the Simulation Business in any material respect);

°      any acts of war, terrorism or natural catastrophe;

°      any change in applicable law or generally accepted accounting principles; and

°      any change in the market price of our common stock (provided that the underlying cause or causes of any such change in market price may be considered if not excluded pursuant to the foregoing).

Our obligation to consummate the Transaction is also subject to the prior satisfaction or waiver in writing of a number of additional closing conditions, including:

•       Rockwell Collins’ representations and warranties being true and correct in all material respects (except with respect to the representations and warranties that are qualified as to materiality, which must be true and correct in all respects) as of the closing;

•       Rockwell Collins having performed or complied with, in all material respects, the covenants and agreements required to be performed by it prior to the closing;

•       Rockwell Collins shall have executed and delivered the Laser Projection Systems Agreement and the other transaction documents; and

•       no legal, administrative, governmental or regulatory proceeding or other action or suit shall have been instituted or pending which is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit the consummation of the Transaction or result in material damages to us.

Indemnification

Under the Asset Purchase Agreement we are obligated to indemnify and hold harmless Rockwell Collins and its representatives from and against, and pay or reimburse, any and all losses, liabilities, claims, damages, fines, payments, costs and expenses based upon, arising out of or relating to:

•       any falsity, breach or inaccuracy of any representation or warranty made by us or E&S Limited in the Asset Purchase Agreement (other than representations and warranties related to taxes and environmental matters);

•       any breach or violation of any covenant or agreement by us or E&S Limited contained in the Asset Purchase Agreement, the transition agreement or the Intellectual Property Licensing Agreement;

•       any liabilities that Rockwell Collins has not assumed;

•       any liabilities for, and in respect of, our income taxes or those of E&S Limited arising in connection with the consummation of the Transaction, and our taxes and E&S Limited’s taxes relating to the Simulation Business, the acquired assets or the assumed liabilities for periods up to and including the closing;

•       certain specified liabilities with respect to a specified third party claim we have agreed to apply as a discount on future business; and

•       50% of all product warranty claims under transferred contracts in excess of the amount reserved for, to the extent solely based on actions, omissions, or occurrences prior to the closing.

The Asset Purchase Agreement provides that Rockwell Collins will indemnify and hold harmless us, E&S Limited and our respective representatives from and against, and pay or reimburse, any and all losses, liabilities, claims, damages, fines, payments, costs and expenses based upon, arising out of, or relating to:

•       any falsity, breach or inaccuracy of any representation or warranty made by Rockwell Collins in the Asset Purchase Agreement;

•       any breach or violation of any covenant or agreement of Rockwell Collins contained in the Asset Purchase Agreement, the transition agreement or the Intellectual Property Licensing Agreement;

•       any liabilities assumed by Rockwell Collins;

•       all retainers and commissions pursuant to the terms of certain specified international sales representation agreements, to the extent such retainers and commissions become payable in accordance with the terms of those agreements after the closing of the Asset Purchase Agreement;

•       all reasonable out-of-pocket costs (including reasonable fees and expenses of counsel) up to an aggregate of $200,000 incurred by us for the purposes of winding down or dissolving E&S Limited; and

•       until we are released from our guaranties of the Quest Joint Venture, all of our liabilities under such guaranties of the Quest Joint Venture.

Limitations on Indemnification

In general, we will not be obligated to indemnify Rockwell Collins with respect to losses suffered by Rockwell Collins resulting from a breach of any of our representations and warranties or product warranty claims, until the aggregate amount of the losses exceeds $400,000, and then only to the extent that the amount of such losses, in the aggregate, exceeds $200,000. Our obligation to indemnify Rockwell Collins for losses due to all matters other than with respect to breaches of our representations and warranties or product liability claims is not subject to any minimum threshold amount.

The representations and warranties made by each party to the Asset Purchase Agreement survive the closing for a period of 18 months, except with respect to representations and warranties concerning:

•       taxes and environmental matters, which do not survive the closing;

•       intellectual property and brokers’ fees, which survive for a period of three years after the closing; and

•       title, which survives indefinitely.

Our aggregate indemnification obligations with respect to breaches of representations and warranties and warranty claims may not exceed:

•  $14.3 million with respect to breaches of our representations and warranties, other than our representations and warranties with respect to title, intellectual property or brokers;

•  subject to the preceding clause, $35.75 million with respect to breaches of our representations and warranties, other than our representation and warranty with respect to title; and

•  subject to the preceding two clauses, $71.5 million with respect to breaches of our representations and warranties.

Rockwell Collins' aggregate indemnification obligations with respect to breaches of its representations and warranties may not exceed:

•  $14.3 million with respect to breaches of its representations and warranties, other than its representations and warranties with respect to brokers and financial resources;

•  subject to the preceding clause, $35.75 million with respect to breaches of its representations and warranties, other than its representation and warranty with respect to financial resources; and

•  subject to the preceding two clauses, $71.5 million with respect to breaches of its representations and warranties.

The indemnification provisions contained in the Asset Purchase Agreement are complicated and not easily summarized. You are urged to carefully read Article XIII of the Asset Purchase Agreement attached as Annex A to this proxy statement.

Termination

Generally

The Asset Purchase Agreement may be terminated and the Transaction abandoned, at any time prior to closing (whether before or after shareholder approval), under the following circumstances:

•       by mutual written agreement of both parties;

•       by written notice from either party if the closing has not occurred by November 7, 2006 for any reason, except that such right to terminate shall not be available to any party whose material breach of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement or any other transaction documents is the cause of the delay;

•       by written notice by either party if any law, statute, rule, regulation or order makes consummation of the Transaction illegal or otherwise prohibited or if a court or any governmental entity shall have issued a final and unappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction;

•       by written notice by Rockwell Collins if we or E&S Limited breach any covenant or agreement, or if any of our representations or warranties shall have been untrue when made or shall become untrue, such that the condition to closing relating to the accuracy of our representations and warranties or our compliance with covenants would not be satisfied, provided that, if an inaccuracy of our representations and warranties or breach by us is curable through the exercise of commercially reasonable efforts, Rockwell Collins may not terminate for so long as we exercise commercially reasonable efforts to cure such breach;

•       by written notice by us if Rockwell Collins breaches any covenant or agreement, or if any representation or warranty of Rockwell Collins shall have been untrue when made or shall become untrue, such that our condition to closing relating to the accuracy of Rockwell Collins’ representations and warranties or Rockwell Collins’ compliance with their covenants would not be satisfied, provided that, if an inaccuracy of Rockwell Collins’ representations and warranties or breach is curable through the exercise of commercially reasonable efforts, we may not terminate for so long as Rockwell Collins exercises commercially reasonable efforts to cure such breach;

•       by written notice by either party if the Combined Meeting contemplated by this proxy statement is held and we do not receive the required approval of our shareholders to complete the Transaction;

•       by written notice by Rockwell Collins if (i) our board of directors fails to recommend the Transaction or withdraws, modifies or qualifies their recommendation in any manner adverse to Rockwell Collins, whether or not permitted by the terms of the Asset Purchase Agreement, or (ii) we materially breach our obligations under the Asset Purchase Agreement by failing to prepare and mail to our shareholders the proxy statement; or

•       by written notice by us to Rockwell Collins if (i) our board of directors is not in material breach of the no-shop provision, (ii) our Combined Meeting has not yet occurred, and (iii) our board of directors authorizes the entry into a binding written agreement with respect to an Acquisition Proposal that constitutes a Superior Proposal; provided, however, that (x) not less than five business days prior to such termination we notify Rockwell Collins of our intention to terminate, (y) we negotiate, and cause our financial and legal advisors to negotiate, during such five business day period any adjustments in the terms and conditions of the Asset Purchase Agreement as would enable us to proceed with the Transaction, and (z) if Rockwell Collins makes a bona fide written offer of any such adjustments prior to the expiration of such five day period, our board of directors in good faith concludes that such Acquisition Proposal would result in a transaction that is more favorable to our shareholders than the Transaction.

Effect of Termination

If the Asset Purchase Agreement is terminated because of any the reasons described above, the Asset Purchase Agreement will become void and have no effect, except for, among others, those obligations described in detail in the section below entitled “Payment of Termination Fee”. Neither party will be relieved from liability for any intentional or willful breach of the Asset Purchase Agreement.

Payment of Termination Fee

The Asset Purchase Agreement requires us to pay Rockwell Collins a termination fee if the Asset Purchase Agreement is terminated prior to completion under certain cases. Specifically, if:

•       Rockwell Collins terminates as a result of our board of directors failing to recommend the Transaction or withdrawing, modifying or qualifying their recommendation in any manner adverse to Rockwell Collins, whether or not permitted by the terms of the Asset Purchase Agreement, or we materially breach our obligations under the Asset Purchase Agreement by failing to prepare and mail to our shareholders the proxy statement;

•       prior to the occurrence of our Combined Meeting, we terminate the Asset Purchase Agreement as a result of our board of directors authorizing the entry into a binding written agreement with respect to an Acquisition Proposal that constitutes a Superior Proposal; or

•       (i) either party terminates because we did not receive the requisite approval from our shareholders to consummate the Transaction, (ii) at any time after execution of the Asset Purchase Agreement and before the Combined Meeting of our shareholders, an Acquisition Proposal had been publicly announced, and (iii) within one year following the termination, we enter into a definitive agreement with respect to, or consummate a transaction with respect to, any Acquisition Proposal;

then we must pay Rockwell Collins within one business day (or in the case of the last bullet point above, within one business day after we consummate a transaction with respect to such Acquisition Proposal) a termination fee equal to $2.5 million.

LASER PROJECTION SYSTEMS AGREEMENT

This section of the proxy statement contains a summary of the material provisions of the Laser Projection Systems Agreement. This description is qualified in its entirety by the full text of the form of Laser Projection Systems Agreement attached as Annex B to this proxy statement. We recommend that you carefully read the complete form of Laser Projection Systems Agreement for the precise legal terms and other information that may be important to you.

General

Under the Laser Projection Systems Agreement, we will provide, and grant exclusive and non-exclusive intellectual property licenses to use and sell, laser projection systems in connection with the Simulation Business and certain related businesses of Rockwell Collins. Under this agreement, we are required to provide, and perform a demonstration of the prototype of, a fixed-based laser projection system, or the fixed-based system, that meets manufacturing acceptance testing requirements, including functional and performance requirements specified in the Laser Projection Systems Agreement.  Based upon the fixed-based system, we are required to provide, and perform a demonstration of the prototype of, a laser projection system that is motion capable, or the motion-based system, that meets manufacturing acceptance testing requirements, including functional and performance requirements specified in the Laser Projection Systems Agreement and FAA Level D standards.

Pursuant to the Laser Projection Systems Agreement, we will grant to Rockwell Collins perpetual, worldwide, non-transferable, fully-paid, royalty-free licenses, without the right to grant sublicenses (except to end-users of software and databases), to use, sell, offer for sale, import and export laser projectors that are:

•       exclusive, subject to existing licenses and restrictions, in the fields of (collectively, the “Exclusive Fields”):

°      military and commercial simulation and training (and embedded simulation and training); and

°      aircraft flight decks and cabins; and

•       non-exclusive in the fields of (collectively, the “Non-Exclusive Fields”):

°      commercial air traffic control;

°      military helmet mounted laser displays;

°      aircraft test equipment;

°      military global positioning systems; and

°      command and control for military intelligence, surveillance and reconnaissance.

Payments and Escrow Amount

Under the terms and conditions of the Laser Projection Systems Agreement, Rockwell Collins will pay us $2.0 million in cash upon completion of manufacturing acceptance testing of the fixed-based system, which is when the license for the fixed-based system becomes effective.  At the closing of the Transaction, an additional $3.0 million in cash will be deposited by Rockwell Collins into an account to be held in escrow pursuant to the terms and conditions of the Escrow Agreement. Although we currently believe that we will be entitled to receive the $2.0 million payment for the fixed-based system on or shortly after the date of the closing, there can be no assurance that such payment will not be delayed or reduced by penalties.

Delivery and Late Completion Penalty

Under the terms and conditions of the Laser Projection Systems Agreement, we shall demonstrate a prototype of, and complete manufacturing acceptance testing of, each of the fixed-based system and the motion-based system. Upon completion of such testing, both parties will make a joint determination of system compliance and acceptance. We have agreed to use our commercially reasonable efforts to complete:

•       the manufacturing acceptance testing of the fixed-based system on or before May 31, 2006;

•       a demonstration of the prototype motion-based system on or before July 1, 2007; and

•       the manufacturing acceptance testing of the motion-based system on or before December 31, 2007.

If a demonstration of the prototype motion-based system has not occurred on or before December 31, 2008, subject to timing adjustments for force majeure events, Rockwell Collins shall be entitled to $1.0 million out of the escrow account. If we have not completed the manufacturing acceptance testing of the motion-based system on or before December 31, 2007, subject to timing adjustments for any force majeure events, Rockwell Collins shall be entitled to receive the following payments out of the escrow account, if such testing remains uncompleted on each of the following dates:

•       $41,667 on the last day of January, February, March and April of 2008;

•       $83,333 on the last day of May, June, July and August of 2008; and

•       $125,000 on the last day of September, October, November and December of 2008.

If the manufacturing acceptance testing of the motion-based system has not been completed on or before December 31, 2008, subject to timing adjustments for force majeure events, Rockwell Collins shall be entitled to an additional $1.0 million out of the escrow account on December 31, 2008.

Catastrophe Event

Upon a Catastrophe Event (as defined below), we grant to Rockwell Collins a non-exclusive, perpetual, worldwide, non-transferable, fully-paid, royalty-free right and license, without the right to grant sublicenses, to make, have made and modify laser projectors in the Exclusive Fields and the Non-Exclusive Fields by third party manufacturers that are approved by us. We will agree to place into escrow sufficient documentation and data to enable the manufacture of laser projectors by one of ordinary skill in the art on behalf of Rockwell Collins upon a Catastrophe Event, which escrow shall be updated annually.

Under the Laser Projection Systems Agreement, a “Catastrophe Event” means (i) our liquidation; or (ii) our complete cessation of our business relating to the design, manufacture and sale of laser projectors (it being understood and agreed that the failure by us to deliver any products at all under the Laser Projection System Supply Agreement for a period of at least three years after Rockwell Collins has submitted and not withdrawn a purchase order for any products under the Laser Projector System Supply Agreement following manufacturing acceptance testing of the motion-based system shall be deemed to be such a cessation, subject to timing adjustments for force majeure events.

Failure to Exercise Rights Under Exclusive License

Following completion of manufacturing acceptance testing of the motion-based system, if (i) Rockwell Collins fails to place any orders for laser projectors in the Exclusive Laser Fields for any 15 month period, (ii) we demonstrate in writing that customers desire to buy simulators or other products within the Exclusive Laser Fields using our laser projectors on terms that are in the aggregate no more favorable to such customers than the terms offered to Rockwell Collins, and (iii) Rockwell Collins fails to place any orders in the Exclusive Laser Fields for a three month period thereafter, then the exclusive licenses granted to Rockwell Collins in the Exclusive Fields shall become non-exclusive licenses. Both the 15 month period and the three month period are subject to adjustment for force majeure events.

Indemnification

We will indemnify, defend and hold harmless Rockwell Collins and certain related parties from and against all claims, liabilities, demands, damages, or losses asserting that either of the laser projection systems, as applied without modification (or combination with other technology) and used in material compliance with the terms of the Laser Projection Systems Agreement, infringes, violates or misappropriates any intellectual property rights of any person. Our total liability to incur out-of-pocket costs in the defense of third party claims and to pay damages or awards in any and all third party claims will be limited to $5.0 million in the aggregate.

Rockwell Collins will indemnify, defend and hold harmless E&S and certain related parties from and against all third party claims to the extent any such third party claim arises directly from the use by Rockwell Collins of the intellectual property related to the laser projection systems which is not in material compliance with the Laser Projection Systems Agreement. Rockwell Collins’ total liability to incur out-of-pocket costs in the defense of third party claims and to pay damages or awards in any and all third party claims will be limited to $5.0 million in the aggregate.

Termination

Rockwell Collins may terminate the Laser Projection Systems Agreement if we (i) are declared bankrupt, make an assignment for the benefit of creditors, or are in receivership; or (ii) materially fail to deliver the systems or perform the services reasonably within the times specified therein or any extensions thereof and do not remedy such failure to perform within a reasonable time after receipt of written notice thereof from Rockwell Collins.

OTHER TRANSACTION DOCUMENTS

Escrow Agreement

At the closing of the Transaction with Rockwell Collins, we will enter into an Escrow Agreement with Rockwell Collins and U.S. Bank National Association, as escrow agent, regarding the establishment and maintenance of an escrow account to secure:

•       any post-closing reduction in the purchase price under the Asset Purchase Agreement;

•       our indemnification obligations to Rockwell Collins under the Asset Purchase Agreement; and

•       our obligations to meet specified milestones under the Laser Projection Systems Agreement.

Under the terms and conditions of the Asset Purchase Agreement and the Laser Projection Systems Agreement, Rockwell Collins will deposit a total of $10.0 million in an escrow account at the closing. Any claims by Rockwell Collins for a post-closing reduction in purchase price or indemnifiable damages under the Asset Purchase Agreement or delivery penalties under the Laser Projection Systems Agreement must be submitted to us and to the escrow agent pursuant to customary procedures specified in the Escrow Agreement. The Escrow Agreement provides that under no circumstances shall the aggregate amount of all distributions by the escrow agent pursuant to (i) claims under the Laser Projection Systems Agreement exceed $3.0 million and (ii) claims under the Escrow Agreement exceed $10.0 million. Neither the $10.0 million limitation on distributions nor the termination of the Escrow Agreement will limit our indemnification obligations under the Asset Purchase Agreement, which are described in the section of this proxy statement entitled “Asset Purchase Agreement—Indemnification”.

The following amounts are scheduled to be released to us from the escrow fund, subject to any pending claims made by Rockwell Collins, on the following release dates (individually, each a “Scheduled Release Date”):

•       $1.0 million upon the demonstration of the prototype of the motion-based system in accordance with the terms and conditions of the Laser Projection Systems Agreement, or, if later, on July 1, 2007;

•       $2.0 million upon completion of the manufacturing acceptance testing of the motion-based system in accordance with the terms and conditions of the Laser Projection Systems Agreement;

•       $5.0 million on December 31, 2006; and

•       $2.0 million on July 1, 2007.

The Escrow Agreement will terminate upon the later of the last Scheduled Release Date and resolution of, and release of all amounts payable in connection with, all claims pending under the Escrow Agreement. Any portion of the escrow fund not subject to any pending claim will be released to us on the last Scheduled Release Date. Any remaining amounts not used to satisfy pending claims will be released following resolution of such pending claims.

Laser Projection System Supply Agreement

We will also enter into a Laser Projection System Supply Agreement at the closing of the Transaction pursuant to which we will agree to manufacture, produce and sell fixed-based systems and motion-based systems to Rockwell Collins exclusively in the Exclusive Fields and non-exclusively in the Non-Exclusive Fields, as these terms are defined in the Laser Projection Systems Agreement, and Rockwell Collins will agree to purchase exclusively from us all of its and its affiliates' requirements for laser projection systems in the Exclusive Fields and Non-Exclusive Fields. The Laser Projection System Supply Agreement will provide for separate terms in regard to each product, with each term being five years from the determination of system compliance, subject to automatic renewal for successive one-year terms, unless terminated by either party upon written notice at least six months prior to the end of the initial five-year term or upon written notice at least three months prior to the end of any successive one-year term. If we are declared bankrupt, make an assignment for the benefit of creditors, or enter receivership, or if we materially fail to deliver the laser projection systems or perform the services under the Laser Projection System Supply Agreement and fail to remedy such failure within a reasonable time of receiving notice thereof, Rockwell Collins may terminate the Laser Projection System Supply Agreement.

Intellectual Property Licensing Agreement

We will also enter into an Intellectual Property Licensing Agreement with Rockwell Collins relating to intellectual property currently owned or licensed by us that is used in both the Simulation Business and in our other businesses.  Pursuant to that agreement, each of us will grant to the other (i) a non-exclusive, perpetual, royalty-free license under certain intellectual property to make, have made and modify, and to use and sell, products and processes in all fields of use and (ii) a non-exclusive, perpetual, royalty-free license to use certain trademarks in defined fields of use. Pursuant to the Intellectual Property Licensing Agreement we will also grant Rockwell Collins a non-exclusive, perpetual, royalty-free sublicense of certain of our rights with respect to third party intellectual property in connection with the Simulation Business that are not assignable.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the most recent five fiscal years ended December 31, 2005, have been derived from our consolidated financial statements.  The financial information shown as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, has been derived from our audited consolidated financial statements as of such dates and for such years, as filed in our annual report on Form 10-K for the year ended December 31, 2005, or 2005 Form 10-K, which is incorporated herein by reference.  As discussed in the notes to such audited consolidated financial statements, our consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003, were restated.  The financial information shown as of December 31, 2003, 2002 and 2001, and for the years ended December 31, 2002 and 2001, has not been audited and reflects our previously issued financial information restated for the effects on such periods, as applicable, of the issues giving rise to the restatements discussed in the notes to our audited consolidated financial statements filed in our 2005 Form 10-K.  The data presented below should be read in conjunction with the audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2005 Form 10-K.

	For the year ended December 31,
	2005	2004 (Restated)	2003 (Restated)	2002 (Restated) (Unaudited)	2001 (Restated) (Unaudited)
	(in thousands, except per share amounts)
Statement of Operations:
Sales	$73,567	$67,859	$83,837	$122,584	$145,287
Cost of sales	46,288	43,215	52,152	78,134	115,915
Inventory impairment	—	—	14,566	1,392	—
Gross profit	27,279	24,644	17,119	43,058	29,372
Expenses:
Selling, general and administrative	20,172	24,022	26,999	27,253	31,423
Research and development	16,878	16,734	21,827	26,114	32,993
Restructuring charges (recoveries)	1,759	(491)	3,416	4,492	2,843
Gain on insurance settlement	(8,000)	—	—	—	—
Impairment loss	—	—	1,151	311	220
Operating expenses	30,809	40,265	53,393	58,170	67,479
Gain on sale of assets held for sale	2,745	4,298	1,926	1,212	9,000
Gain on sale of assets	—	3,817	—	253	—
Gain on sale of business unit	—	—	—	—	774
Gain on curtailment of pension plan	—	—	—	3,575	—
Operating loss	(785)	(7,506)	(34,348)	(10,072)	(28,333)
Other income (expense), net	(779)	(1,111)	(1,960)	(2,441)	(2,507)
Loss before income taxes	(1,564)	(8,617)	(36,308)	(12,513)	(30,840)
Income tax expense (benefit)	(430)	112	(971)	(463)	(3,172)
Net loss applicable to common stock	$(1,134)	$(8,729)	$(35,337)	$(12,050)	$(27,668)
Net loss per common share:
Basic and diluted	$(0.11)	$(0.83)	$(3.37)	$(1.16)	$(2.72)
Average weighted number of common shares outstanding:
Basic and diluted	10,523	10,498	10,471	10,422	10,169

	As of December 31,
	2005	2004 (Restated)	2003 (Restated) (Unaudited)	2002 (Restated) (Unaudited)	2001 (Restated) (Unaudited)
	(in thousands)
Balance Sheet:
Cash	$14,606	$10,147	$9,714	$7,375	$8,717
Total assets	68,050	73,615	94,824	127,509	177,353
Long-term debt, less current portion	18,015	18,015	18,015	20,685	18,086
Stockholders’ equity (deficit)	(6,455)	(948)	10,717	47,863	59,488

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data has been prepared based on our historical audited consolidated financial statements after giving effect to (i) the Transaction, including the sale to Rockwell Collins of substantially all of the assets and assumption by Rockwell Collins of certain liabilities primarily related to our Simulation Business, (ii) the receipt and proposed uses of net proceeds from the Transaction, and (iii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003 give effect to the above mentioned effects and adjustments as if they had occurred on January 1, 2005, 2004 and 2003, respectively, and the unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 gives effect to the above mentioned effects and adjustments as if they had occurred on December 31, 2005.

The unaudited pro forma condensed consolidated financial data were derived by adjusting our historical audited consolidated financial statements for (i) the removal of assets, liabilities, revenues and expenses associated with the Simulation Business, (ii) the receipt and proposed uses of net proceeds from the Transaction, and (iii) the pro forma adjustments described in the accompanying footnotes to the unaudited pro forma condensed consolidated financial data. We have assumed that of the total consideration to be paid under the Asset Purchase Agreement, $59.5 million in cash will be paid to us at closing and $7.0 million will be placed in escrow upon the closing, to be held pursuant to the terms of the Escrow Agreement. Although only $3.0 million of the $5.0 million in cash to be paid under the Laser Projection Systems Agreement will be deposited into escrow, all of the payments under that agreement are subject to E&S achieving certain milestones.  Accordingly, we have not assumed the receipt of any cash payments under the Laser Projection Systems Agreement in the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the above mentioned effects and adjustments occurred on January 1, 2005, 2004 and 2003 for statement of operation purposes and as of December 31, 2005 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations of E&S.

The unaudited pro forma condensed consolidated financial data, including the notes thereto, should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in our 2005 Form 10-K.

The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of filing this proxy statement.

EVANS & SUTHERLAND COMPUTER CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2005
(in thousands)

	Historical E&S	Simulation Business Net Assets Included in Proposed Disposition	Pro Forma Adjustments		Pro Forma E&S
Assets
Current assets:
Cash	$14,606	$—	$18,735	(a)	$34,014
			673	(b)
Restricted cash	1,099	—	(428)	(b)	671
Accounts receivable, net	10,770	(9,541)	—		1,229
Costs and estimated earnings in excess of billings on uncompleted contracts	9,509	(6,845)	—		2,664
Inventories	11,186	(9,202)	—		1,984
Prepaid expenses and deposits	3,768	(495)	—		3,273
Total current assets	50,938	(26,083)	18,980		43,835
Property, plant and equipment, net	14,894	(8,340)	—		6,554
Investments	1,224	(1,223)	—		1
Other assets	994	(37)	(245)	(b)	712
Total assets	$68,050	$(35,683)	$18,735		$51,102
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,589	$(5,012)	$—		$2,577
Accrued liabilities	9,331	(1,871)	(360)	(c)	7,965
			1,119	(d)
			(254)	(e)
Customer deposits	5,274	(3,351)	—		1,923
Billings in excess of costs and estimated earnings on uncompleted contracts	6,022	(3,906)	—		2,116
Total current liabilities	28,216	(14,140)	505		14,581
6% Debentures	18,015	—	(18,015)	(c)	—
Deferred rent obligation	3,678	—	(2,009)	(f)	1,669
Pension and retirement obligations	24,596	—	(19,988)	(e)	4,608
Total liabilities	74,505	(14,140)	(39,507)		20,858
Shareholders’ equity (deficit):
Common stock	2,177	—	—		2,177
Additional paid-in-capital	49,814	—	—		49,814
Common stock in treasury, at cost	(4,709)	—	—		(4,709)
Accumulated deficit	(43,860)	—	34,815	(d)	(7,161)
			(125)	(c)
			2,009	(f)
Accumulated other comprehensive loss	(9,877)	—	—		(9,877)
Total shareholders’ equity (deficit)	(6,455)	—	36,699		30,244
Total liabilities and shareholders’ equity (deficit)	$68,050	$(14,140)	$(2,808)		$51,102

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

EVANS & SUTHERLAND COMPUTER CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2005
(in thousands, except per share amounts)

	Historical E&S	Simulation Business Net Assets Included in Proposed Disposition	Pro Forma Adjustments		Pro Forma E&S
Sales	$73,567	$(58,456)	$—		$15,111
Cost of sales	46,288	(37,771)	(216	)(h)	8,301
Gross profit	27,279	(20,685)	216		6,810
Expenses:
Selling, general and administrative	20,172	(15,347)	(1,117	)(g)	3,468
			(240	)(h)
Research and development	16,878	(9,645)	(344	)(h)	6,889
Restructuring charge (recovery)	1,759	(1,635)	—		124
Gain from insurance settlement	(8,000)	—	—		(8,000)
Operating expenses	30,809	(26,627)	(1,701)		2,481
Gain on sale of assets held for sale	2,745	—	—		2,745
Operating income (loss)	(785)	5,942	1,917		7,074
Other income (expense), net	(779)	1,242	1,081	(i)	1,544
Income (loss) before income taxes	(1,564)	7,184	2,998		8,618
Income tax expense (benefit)	(430)	435	—		5
Net income (loss)	$(1,134)	$6,749	$2,998		$8,613
Net income (loss) per common share:
Basic	$(0.11)				$0.82
Diluted	(0.11)				0.81
Weighted average common shares outstanding:
Basic	10,523				10,523
Diluted	10,523				10,571

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

EVANS & SUTHERLAND COMPUTER CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004
(in thousands, except per share amounts)

	Historical E&S	Simulation Business Net Assets Included in Proposed Disposition	Pro Forma Adjustments		Pro Forma E&S
Sales	$67,859	$(58,380)	$—		$9,479
Cost of sales	43,215	(36,871)	(245)	(h)	6,099
Gross profit	24,644	(21,509)	245		3,380
Expenses:
Selling, general and administrative	24,022	(18,825)	(272)	(h)	4,925
Research and development	16,734	(11,324)	(390)	(h)	5,020
Restructuring charge (recovery)	(491)	428	—		(63)
Operating expenses	40,265	(29,721)	(662)		9,882
Gain on sale of assets held for sale	4,298	(4,298)	—		—
Gain on sale of assets	3,817	(3,662)	—		155
Operating income (loss)	(7,506)	252	907		(6,347)
Other income (expense), net	(1,111)	1,443	1,081	(i)	1,413
Loss before income taxes	(8,617)	1,695	1,988		(4,934)
Income tax expense (benefit)	112	(36)	—		76
Net loss	$(8,729)	$1,731	$1,988		$(5,010)
Net loss per common share:
Basic and diluted	$(0.83)				$(0.48)
Weighted average common shares outstanding:
Basic and diluted	10,498				10,498

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

EVANS & SUTHERLAND COMPUTER CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2003
(in thousands, except per share amounts)

	Historical E&S	Simulation Business Net Assets Included in Proposed Disposition	Pro Forma Adjustments		Pro Forma E&S
Sales	$83,837	$(76,408)	$—		$7,429
Cost of sales	52,152	(48,466)	(245)	(h)	3,441
Inventory impairment	14,566	(14,566)	—		—
Gross profit	17,119	(13,376)	245		3,988
Expenses:
Selling, general and administrative	26,999	(23,776)	(272)	(h)	2,951
Research and development	21,827	(16,643)	(390)	(h)	4,794
Restructuring charge (recovery)	3,416	(3,107)	—		309
Impairment loss	1,151	(1,151)	—		—
Operating expenses	53,393	(44,677)	(662)		8,054
Gain on sale of assets held for sale	1,926	—	—		1,926
Operating income (loss)	(34,348)	31,301	907		(2,140)
Other income (expense), net	(1,960)	1,145	1,081	(i)	266
Loss before income taxes	(36,308)	32,446	1,988		(1,874)
Income tax expense (benefit)	(971)	(330)	—		(1,301)
Net loss	$(35,337)	$32,776	$1,988		$(573)
Net loss per common share:
Basic and diluted	$(3.37)				$(0.05)
Weighted average common shares outstanding:
Basic and diluted	10,471				10,471

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(in thousands)

(a)   Purchase Price, Proposed Use of Proceeds and Estimated Transaction Costs

Amount reflects net cash proceeds from the Transaction due on closing net of the proposed use of proceeds as follows:

Cash consideration under Asset Purchase Agreement			$66,500
Amount placed in escrow under Asset Purchase Agreement			(7,000)
Use of Proceeds:
6% Debentures	$18,500	(c)
Funding of pension plan, SERP and ESP	20,242	(e)
Estimated transaction costs after December 31, 2005	2,023
Total use of proceeds			(40,765)
Net increase in cash			$18,735

(b)   Release of Collateral Securing Our Outstanding Letters of Credit

Amounts reflect the release of cash collateral securing our reimbursement obligations under our outstanding letters of credit. Under the Asset Purchase Agreement, Rockwell Collins agreed to cause all cash collateral securing our reimbursement obligations under our outstanding letters of credit to be released as of the closing.

(c)   Satisfaction and Discharge of the 6% Debentures

Amounts reflect the costs to satisfy and discharge the aggregate principal amount outstanding on our 6% Debentures, as required under the terms and conditions of the Asset Purchase Agreement, as follows:

Satisfaction and Discharge of the 6% Debentures:
Redemption amount (par)	$18,015
Accrued and unpaid interest through December 31, 2005	360
Related costs and expenses	125
Total costs to satisfy and discharge the 6% Debentures	$18,500

(d)   Income Taxes and Net Gain

Upon completion of the proposed Transaction, we will record a gain from the Transaction. The sale of assets by E&S pursuant to the Asset Purchase Agreement will be a taxable transaction for income tax purposes.  Accordingly, we will recognize a gain or loss with respect to the sale of assets pursuant to the Asset Purchase Agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold.  Although the asset sale will result in taxable gain to E&S, we believe that a substantial portion of the taxable gain in the United States will be offset by current year losses from operations, and available net operating loss and tax credit carryforwards.  Income taxes have been provided for the taxable gain related to a foreign subsidiary in the pro forma condensed consolidated financial data.

Cash consideration under Asset Purchase Agreement		$66,500
Amount placed in escrow under Asset Purchase Agreement	(7,000)
Estimated transaction costs after December 31, 2005	(2,023)
Net proceeds		57,477
Assets acquired by Rockwell Collins		(35,683)
Liabilities assumed by Rockwell Collins		14,140
Gain before income taxes		35,934
Income taxes.		(1,119)
Net gain		$34,815

(e)   Funding of Our Existing Obligations under the Pension Plan, SERP and ESP

Amount required to fund 90% of our existing obligations under each of the pension plan, SERP and ESP.

(f)   Deferred Rent Obligation

Amounts reflect deferred rent credits related to the assumption of certain leases with rent escalation provisions by Rockwell Collins in connection with the proposed Transaction.

(g)   Accounting, Legal and Other Transaction Costs

Amount reflects accounting, legal and other transaction costs incurred in connection with the proposed Transaction.

(h)   Costs to Fund Benefit Plans

Amount reflects the reduction of operating expenses as a result of our funding of 90% of our obligations under each of the pension plan, SERP and ESP at the beginning of such periods.

(i)   Interest Expense on the 6% Debentures

Amount reflects the reduction in interest expense resulting from the repayment of interest bearing 6% Debentures.

PROPOSAL NO. 2—ELECTION OF DIRECTOR

The authorized number of directors is currently fixed at five, as established by the board of directors pursuant to our Amended and Restated Bylaws. The board is divided into three classes, currently consisting of one to two directors each, whose terms expire at successive annual meetings. At the Combined Meeting, the shareholders of E&S will elect one director to the board. The proxies solicited hereunder cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. The director elected at the 2006 annual meeting of shareholders will be elected to serve for a three-year term expiring at our annual meeting in 2009.

The nominee elected as a director will continue in office until his successor is duly elected and qualified. The board of directors has nominated General James P. McCarthy, USAF (ret.), who is currently a member of the board, for re-election as a director at the Combined Meeting. General McCarthy is designated to fill the position having a term expiring in 2009. Unless you specify otherwise, your returned signed proxy will be voted in favor of the board’s nominee. In the event the nominee is unable to serve, your proxy may vote for another person nominated by the board of directors to fill that vacancy. The board of directors has no reason to believe that the nominee will be unavailable or unable to serve as a director.

Vote Required

A plurality of the votes cast at the 2006 Combined Meeting is required to elect a director. Abstentions and broker non-votes will have no effect on the election of the director.

Our board of directors unanimously recommends that the shareholders vote “FOR” the proposal to approve the nominee named above.

Directors

The board of directors has determined that all outside directors, Mr. Wolf-Dieter Hass, Dr. William Schneider, Mr. David Coghlan, and General James P. McCarthy, are independent as defined under Rule 4200(a)(15) of The NASDAQ Stock Market, Inc. Corporate Governance Rules. There are no family relationships among any of our directors or executive officers. Set forth below is the principal occupation of, and certain other information regarding, the nominee and those directors whose terms of office will continue after the annual meeting.

Name	Age	Term End	Position
General James P. McCarthy, USAF (ret.) - Nominee (1)(2)(3)	71	2009	Director
Wolf- Dieter Hass (1)(2)(3)	67	2008	Director
Dr. William Schneider (1)(2)(3)	64	2008	Director
David J. Coghlan (1)(2)(3)	51	2007	Chairman
James R. Oyler	60	2007	President and Chief Executive Officer, Director

(1)   Member of the Audit Committee.

(2)   Member of the Compensation and Stock Options Committee.

(3)   Member of the Nominating and Corporate Governance Committee.

Director Nominee

General James P. McCarthy, USAF (ret.) has been a director of E&S since May 2004. General McCarthy has been teaching at the U.S. Air Force Academy since retirement in 1992 and currently is the ARDI Professor of National Security and the director of the Institute for Information Technology Applications. General McCarthy chairs the Task Force on Operation Enduring Freedom Lessons Learned in Afghanistan and Iraq and is a member of the Defense Science Board. General McCarthy has served on the Defense Policy Board advising the Secretary of Defense, among others. General McCarthy serves as a member of the board of directors of three other companies: EADS North America, Inc.; ISX Corporation; and NAVSYS Corporation.

Directors Continuing in Office

Wolf-Dieter Hass has been a director of E&S since May 2001. Mr. Hass is currently Managing Director of Lufthansa Flight Training Berlin GmbH, a position he has held since 1990. He retired in 2004 as Vice-President and Corporate Secretary for Lufthansa Flight Training GmbH, positions he had held since 1990 and 1997, respectively. Mr. Hass studied Aeronautical Engineering at the Technical University of Berlin, earning the degree of Diplom-Ingenieur and joined Lufthansa German Airlines in 1965. Mr. Hass is the chairman of the Royal Aeronautical Society’s Flight Simulation Group Committee.

Dr. William Schneider has been a director of E&S since May 2002. Dr. Schneider has served as the president of International Planning Services, Inc., a Washington-based international trade and finance firm, since 1986. In addition, Dr. Schneider is currently an adjunct fellow of the Hudson Institute. Dr. Schneider serves as an advisor to the U.S. government in several capacities; he is a consultant to the Departments of Defense, Energy, and State, and was appointed by Secretary of Defense Donald H. Rumsfeld in March 2001 to serve as chairman of the Defense Science Board. Dr. Schneider is also chairman of the Department of State’s Defense Trade Advisory Group. Dr. Schneider serves as a member of the board of directors for several foreign public companies’ U.S. subsidiaries: BAE Systems, Inc.; MBDA USA, Inc.; EADS North America, Inc.; ABB Susa, Inc.; Meggitt USA; Selex Airborne Sensors & Systems; and World Satellite Systems. He earned his Ph.D. degree from New York University in 1968.

David J. Coghlan, Chairman of the board, has been a director of E&S since May 2002. Mr. Coghlan currently serves as chairman of the board of Quadnetics Group plc, a publicly quoted company based in the United Kingdom, where he has served in various senior capacities since 1993. Mr. Coghlan also currently serves as a non-executive chairman of the board of Quadrant Group Limited, and as a non-executive member of the board of TrafficLand, Inc. Previously, Mr. Coghlan served as a Partner at Bain & Company. Mr. Coghlan earned his MBA from the Wharton School, University of Pennsylvania, and has degrees in law and financial management from the University of New South Wales, Australia.

James R. Oyler was appointed President and Chief Executive Officer of E&S and a member of the board of directors in November 1994. Before joining E&S, Mr. Oyler served as a Senior Vice President for Harris Corporation. He has eleven years of service with E&S.

Board Meetings and Committees

It is the board of directors’ policy to be in attendance at each annual meeting of shareholders. All directors attended the May 26, 2005, annual meeting of shareholders. In fiscal year 2005, the board of directors held seven board meetings either in person or telephonically. Each member of the board of directors attended all of the meetings of the board of directors during 2005, except General James P. McCarthy, who was unable to attend one of the meetings. The board of directors has established three committees: the Audit Committee, the Compensation and Stock Options Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee operates under the Audit Committee Charter and is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee Charter can be found on E&S’s website, www.es.com, in the Investor Relations, Corporate Governance section. The principal functions of the Audit Committee are to:

•       monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•       monitor the qualifications, independence and performance of our independent auditors;

•       provide an avenue of communication among the independent auditors, management and the board of directors;

•       encourage adherence to, and continuous improvement of, our policies, procedures and practices at all levels;

•       review areas of potential significant financial risk to us; and

•       monitor compliance with legal and regulatory requirements.

The Audit Committee currently consists of Wolf-Dieter Hass, David J. Coghlan, William Schneider, and General James P. McCarthy, all of whom are outside directors. The board of directors has determined that all members of the Audit Committee are independent as defined by The NASDAQ Stock Market, Inc. Corporate Governance Rule 4200(a)(15). The Audit Committee held five meetings in 2005. Each member of the Audit Committee attended all of the Audit Committee meetings during 2005, except Mr. Hass, who was unable to attend one of the meetings.

The Compensation and Stock Options Committee (the “Compensation Committee”) operates under the Compensation and Stock Options Committee Charter. The Compensation and Stock Options Committee Charter can be found on our website, www.es.com, in the Investor Relations, Corporate Governance section. The Compensation Committee reviews compensation and benefits for our executives and administers the grant of stock options under our existing plans. Pursuant to delegated authority from the board of directors, James R. Oyler, as Chief Executive Officer, approves all employee salaries except for those of our executive officers. The Compensation Committee consists of David J. Coghlan, Wolf-Dieter Hass, William Schneider, and General James P. McCarthy. The board of directors has determined that all members of the Compensation and Stock Options Committee are independent as defined by The NASDAQ Stock Market, Inc. Corporate Governance Rule 4200(a)(15). The Compensation Committee held one meeting in 2005. Each member of the Compensation Committee attended all of the meetings of the Compensation Committee during 2005.

The Nominating and Corporate Governance Committee (the “ Nominating Committee”) operates under the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee Charter can be found on our website, www.es.com, in the Investor Relations, Corporate Governance section. The Nominating Committee makes recommendations to the board of directors concerning candidates for election as directors, determines the composition of the board of directors and its committees, assesses the board of directors’ effectiveness, and develops and implements our corporate governance guidelines.

The process followed by the Nominating Committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the board, as deemed appropriate by the Nominating Committee. The Nominating Committee is authorized to retain advisors and consultants and to compensate them for their services in identifying and evaluating potential candidates. The Nominating Committee did not retain any such advisors or consultants during 2005.

Shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating Committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, his or her name will be included in our proxy card for the shareholder meeting at which his or her election is recommended.

Although the Nominating Committee has not established any specific minimum qualifications for director nominees, the Nominating Committee will consider properly submitted shareholder recommendations for candidates who generally have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who would be most effective in conjunction with other board members. Recommendations from shareholders concerning nominees for election as a director should be sent to: Board of Directors, Nominating and Corporate Governance Committee, Evans & Sutherland Computer Corporation, 600 Komas Dr., Salt Lake City, Utah 84108 or, if the Transaction is consummated, to Evans & Sutherland Computer Corporation, 770 Komas Drive, Salt Lake City, Utah 84108, Attn: Corporate Secretary. Recommendations must include the candidate’s name, business address and a description of the candidate’s background and qualifications for membership on the board of directors. The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members or by other persons. In considering whether to recommend any candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating Committee will apply the criteria established by the Nominating Committee, which may include considerations such as the candidate’s integrity, business acumen, experience, diligence, conflicts of interest, and the ability to act in the interest of all shareholders. The Nominating Committee does not necessarily assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Shareholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating Committee or the board, by the procedures set forth under the section of this proxy statement entitled “Shareholder Proposals”.

The Nominating Committee consists of Wolf-Dieter Hass, David J. Coghlan, Dr. William Schneider and General James P. McCarthy. The board of directors has determined that all members of the Nominating Committee are independent as defined by The NASDAQ Stock Market, Inc. Corporate Governance Rule 4200(a)(15). There was one meeting of the Nominating Committee held in 2005. Each member of the Nominating Committee attended all of the meetings of the Nominating Committee during 2005.

Compensation of Directors

Employee members of our board of directors do not receive any separate compensation for services performed as a director. Our non-employee Chairman of the board receives a $10,250 retainer each quarter he or she is the Chairman plus $1,000 for each board meeting attended. Each of our non-employee directors receives a $5,000 retainer each quarter he or she is a director plus $1,000 for each board meeting attended. There is no separate compensation for committee meeting attendance.

Each non-employee director first appointed or elected to the board after the date of adoption of the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan receives, as of the date of such appointment or election, an option to purchase up to 10,000 shares of our common stock. In addition, on the first day of each fiscal year thereafter, each non-employee director then serving as a director receives an option to purchase up to 10,000 shares of our common stock; provided, however, that in no event shall any non-employee director be granted additional options if options previously granted to such non-employee director equals or exceeds 100,000 shares of our common stock. The exercise price for options granted to non-employee directors is equal to 110% of the fair market value of our common stock as of the date of grant. The options have a term of ten years and become exercisable in three annual installments on the first, second and third anniversaries of the date of the grant. However, each option expires upon the board member’s termination for cause or willful termination from the board; expires 90 days after the board member’s termination from the board by E&S if not for cause; and becomes fully vested and exercisable until the expiration date of such option as a result of retirement from the board. Options granted pursuant to the 2004 Stock Incentive Plan to non-employee directors are nonqualified stock options. Generally, option recipients will be subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934.

Certain Relationships and Related Party Transactions

David J. Coghlan is a director of Quest Flight Training Limited, or Quest, a joint venture between E&S and Quadrant Group Limited, of which Mr. Coghlan is non-executive chairman of the board of directors. Members of Mr. Coghlan’s family own an indirect beneficial ownership in a majority of the outstanding shares of Quadrant Group Limited. Mr. Coghlan has disclaimed any beneficial ownership in said interest in Quadrant Group Limited.

E&S and Quadrant Group Limited each own a 50% interest in Quest. E&S and Quadrant Systems Ltd., wholly owned by Quadrant Group Limited, are under contract with Quest to provide certain services in order for Quest to meet its contract requirements to provide turnkey training to the United Kingdom Royal Air Force and other third party training. E&S and Quest entered into a twenty-five year contract requiring us to provide maintenance support to Quest for an annual base year value adjusted for inflation each year. The current yearly contract value is £69,500 (approximately $120,000 as of December 31, 2005). Payments are payable to E&S on a quarterly basis. In 2005, total payments made to E&S by Quest were approximately $145,000. In the current and future years, payments are estimated to be £69,500 (approximately $120,000 as of December 31, 2005) or slightly greater due to inflation adjustments. Quadrant Systems Ltd. and Quest entered into a twenty-five year contract requiring Quadrant Systems Ltd. to provide engineering support for an annual base year value adjusted for inflation each year. The current yearly contract value is £73,000 (approximately $126,000 as of December 31, 2005). If the Transaction described in Proposal No. 1 is consummated, E&S will sell its interest in Quest to Rockwell Collins.

Wolf-Dieter Hass is currently Managing Director of Lufthansa Flight Training Berlin GmbH. E&S had sales to Lufthansa Flight Training Berlin GmbH during the years ended December 31, 2003, 2004, and 2005 of $3,185,000, $3,944,000 and $3,554,000, respectively.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, has been selected by the Audit Committee as the independent registered public accounting firm to audit the accounts and to report on our consolidated financial statements for the fiscal year ending December 31, 2006, and the board of directors recommends that the shareholders vote for ratification of such selection. Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. However, the board of directors is submitting the selection of KPMG LLP for shareholder ratification as a matter of good corporate practice. KPMG LLP has audited our consolidated financial statements since 1968. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent auditor at any time during the year if the Audit Committee feels that such a change would be in the best interests of E&S and our shareholders.

Neither KPMG LLP, nor any of its partners has any financial interest, direct or indirect, in E&S, nor has KPMG LLP, nor any of its partners, ever been connected with E&S as promoter, underwriter, voting trustee, director, officer, or employee. In the event the shareholders do not ratify such appointment, the Audit Committee may reconsider its selection. Representatives of KPMG LLP are expected to attend the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present at the Combined Meeting, in person or by proxy, is required for the ratification of the appointment of KPMG LLP. Abstentions will have the same effect as a vote against this proposal, but broker non-votes will have no effect on this proposal.

Our board of directors unanimously recommends that the shareholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as E&S’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table shows how much of our common stock was beneficially owned as of March 24, 2006 by (i) each person who is known by E&S to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers (as such term is defined in the section of this Proxy Statement entitled “Executive Compensation—Summary Compensation Table”) and (iv) all directors and Named Executive Officers as a group. Unless indicated otherwise, each holder’s address is c/o Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108.

Amount and Nature of Beneficial Ownership

	Shares Beneficially Owned
	Number(1)	Percentage(2)
PRINCIPAL SHAREHOLDERS
State of Wisconsin Investment Board (3)	2,042,250	19.4%
P.O. Box 7842
Madison, Wisconsin 53707
Peter R. Kellogg (4)	1,781,253	16.9%
48 Wall Street, 30th Fl.
New York, New York 10005
Wells Fargo & Company (5)	1,597,048	15.2%
420 Montgomery Street
San Francisco, California 94104
Royce & Associates, LLC (6)	980,125	9.3%
1414 Avenue of the Americas
New York, New York 10019
Dimensional Fund Advisers Inc. (7)	625,458	5.9%
1299 Ocean Avenue, 11th Fl.
Santa Monica, California 90401
DIRECTORS
David J. Coghlan (8)	40,000	*
Wolf-Dieter Hass (9)	50,000	*
James P. McCarthy (10)	20,500	*
James R. Oyler (11)	334,103	3.1%
William Schneider (12)	40,000	*
OTHER NAMED EXECUTIVE OFFICERS
Lance Sessions (13)	10,400	*
Bob Morishita (14)	81,252	*
Kevin A. Paprzycki (15)	557	*
All directors and Named Executive Officers as a group—8 persons	576,812	5.2%

*       Less than one percent

(1)  The number of shares beneficially owned by each person or group as of March 24, 2006 includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, the shareholder named in the table has sole voting power and sole dispositive power with respect to the shares set forth opposite such shareholder's name.

(2)  For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 10,538,464 shares of common stock outstanding on March 24, 2006 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options.

(3)  State of Wisconsin Investment Board has sole voting power and sole dispositive power as to 2,042,250 shares according to the Schedule 13G/A filed with the SEC on February 15, 2006.

(4)  Peter R. Kellogg has sole voting power and sole dispositive power as to 1,420,553 shares and shared voting power and shared dispositive power as to 360,700 shares according to the Form 4 filed with the SEC on October 25, 2004 and the Schedule 13G/A filed with the SEC on February 14, 2005. Of the 1,420,553 shares over which Mr. Kellogg has sole voting and dispositive power, 1,285,185 shares and 135,368 shares issuable upon conversion of our 6% Debentures are held by I.A.T. Reinsurance Company Ltd. (“IAT”) and its subsidiaries. IAT is a Bermuda corporation of which Mr. Kellogg is the sole holder of voting stock and its director, president and chief executive officer. Of the 360,700 shares with respect to which Mr. Kellogg shares voting and dispositive power, 359,700 shares are held by Mr. Kellogg’s spouse, Cynthia Kellogg, and 1,000 shares are held by an IRA controlled by Mr. Kellogg and his wife. Mr. Kellogg has disclaimed beneficial ownership of the shares held by his wife and by IAT and its subsidiaries.

(5)  Wells Fargo & Company and its subsidiaries have sole voting power as to 1,554,738 shares and sole dispositive power as to 1,597,048 shares according to the Schedule 13G/A filed with the SEC on February 1, 2006. Wells Fargo & Company is the parent holding company of Wells Fargo Capital Management Incorporated and Wells Fargo Funds Management, LLC, both registered investment advisors. Wells Fargo Capital Management has sole voting power as to 368,932 shares and sole dispositive power as to 1,543,995. Wells Fargo Funds Management, LLC has sole voting power as to 1,185,806 shares and sole dispositive power as to 53,053.

(6)  Royce & Associates, LLC has sole voting power and sole dispositive power as to 980,125 shares according to the Schedule 13G/A filed with the SEC on January 20, 2006.

(7)  Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power as to 625,458 shares according to the Schedule 13G/A filed with the SEC on February 6, 2006. According to this filing, these shares are owned by certain investment companies, group trusts and accounts for which Dimensional Fund Advisors, an investment advisor, provides investment advice. Although Dimensional Fund Advisors possesses voting and/or investment power over these shares, it has disclaimed beneficial ownership of those shares.

(8)  Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan.

(9)  Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan and 1989 Stock Option Plan for Non-Employee Directors.

(10) Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan and 1989 Stock Option Plan for Non-Employee Directors.

(11) Includes 307,103 shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan, 1998 Stock Option Plan and 1995 Long-Term Incentive Equity Plan.

(12) Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan and 1989 Stock Option Plan for Non-Employee Directors.

(13) Includes 10,300 shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan.

(14) Includes 79,602 shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan, 1998 Stock Option Plan and 1995 Long-Term Incentive Equity Plan.

(15) Does not include any shares issuable upon exercise of options exercisable within 60 days of March 24, 2006 under E&S's 2004 Stock Incentive Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2005, 2004, and 2003, regarding the compensation of (i) our Chief Executive Officer during the 2005 fiscal year; (ii) all of our other executive officers who were serving as such as of December 31, 2005; and (iii) one individual who would have been included within the preceding clause (ii), but for the fact that he was not serving as an executive officer as of December 31, 2005 (the “Named Executive Officers”). No bonuses were earned by Named Executive Officers in 2005, 2004 or 2003 because specified performance goals were not met.

					Long-Term Compensation
		Annual Compensation			Awards		Payout
				Other	Restricted	Securities
Name and Principal Position	Year	Salary(1)	Bonus	Annual Compensation	Stock Awards	Underlying Options	LTIP Payout	All Other Compensation(2)
James R. Oyler	2005	$391,100	—	—	—	100,000	—	$114,029
President and Chief	2004	391,100	—	—	—	15,000	—	114,241
Executive Officer	2003	406,142	—	—	—	15,000	—	56,417
Lance Sessions	2005	79,518	—	—	—	10,000	—	2,466
Acting Chief Financial	2004	69,394	—	—	—	—	—	2,081
Officer and Corporate Secretary	2003	71,902	—	—	—	—	—	2,157
Bob Morishita	2005	153,077	—	—	—	10,000	—	23,698
Vice President,	2004	140,400	—	—	—	10,000	—	22,808
Human Resources	2003	145,800	—	—	—	10,000	—	22,872
Kevin A. Paprzycki (3)	2005	141,841	—	—	—	15,000	—	8,338
Former Chief Financial	2004	106,950	—	—	—	20,000	—	5,512
Officer and Corporate	2003	95,458	—	—	—	—	—	4,570
Secretary

(1)    E&S pays its payroll biweekly. In a normal year, this results in 26 payroll payments. However, in 2003, this resulted in 27 payroll payments. The salary information in 2003 reflects the 27th payroll payment. This additional payroll payment was not an increase in salaries.

(2)    All other compensation for fiscal year 2005 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $39,282 and Mr. Morishita $14,636); (ii) matching contributions to E&S's Executive Savings Plan (Mr. Oyler $11,733, Mr. Paprzycki $4,260 and Mr. Morishita $4,592); (iii) discretionary contributions to E&S’s Executive Savings Plan (Mr. Oyler $57,075); and (iv) matching contributions to E&S's 401(k) Deferred Savings Plan (Mr. Oyler $5,939, Mr. Paprzycki $4,078, Mr. Sessions $2,466 and Mr. Morishita $4,469).

All other compensation for fiscal year 2004 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $39,282 and Mr. Morishita $14,636); (ii) matching contributions to E&S’s Executive Savings Plan (Mr. Oyler $11,733, Mr. Paprzycki $2,451 and Mr. Morishita $4,212); (iii) discretionary contributions to E&S’s Executive Savings Plan (Mr. Oyler $57,075);  and (iv) matching contributions to E&S’s 401(k) Deferred Savings Plan (Mr. Oyler $6,150, Mr. Paprzycki $3,061, Mr. Sessions $2,081 and Mr. Morishita $3,959).

All other compensation for fiscal year 2003 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $38,235 and Mr. Morishita $14,246); (ii) matching contributions to E&S’s Executive Savings Plan (Mr. Oyler $12,182, Mr. Paprzycki $1,821 and Mr. Morishita $4,374; and (iii) matching contributions to E&S’s 401(k) Deferred Savings Plan (Mr. Oyler $6,000, Mr. Paprzycki $2,749, Mr. Sessions $2,157 and Mr. Morishita $4,264).

(3)    Kevin A. Paprzycki resigned as Chief Financial Officer of E&S on November 9, 2005.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted during the fiscal year 2005 to the Named Executive Officers. E&S has not issued any stock appreciation rights.

	Individual Grants(1)				Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options	Exercise		Annual Rates of Stock
	Underlying	Granted to All	or Base		Price Appreciation For
	Options	Employees in	Price	Expiration	Option Term(2)
Named Executive Officer	Granted	Fiscal Year	($/sh)	Date	At 5%	At 10%
James R. Oyler	100,000	46.04%	$7.87	1/03/15	$378,160	$1,068,026
Lance Sessions	10,000	4.60%	5.40	11/15/15	25,969	73,343
Bob Morishita	10,000	4.60%	7.24	2/24/15	34,801	98,288
Kevin A. Paprzycki (3)	15,000	6.71%	7.24	2/14/15	52,202	147,432

(1)   The options were granted to employees under the 2004 Stock Incentive Plan and were scheduled to become exercisable in three equal installments on the first, second and third anniversaries of the date of the grant. The options have a 10-year term, subject to earlier termination in the event of the optionee’s cessation of service with E&S. The total number of options granted to employees during fiscal year 2005 was 217,200 shares. All previously unvested options granted under the 2004 Stock Incentive Plan that were outstanding on February 7, 2006 were subject to accelerated vesting and became fully vested by their terms upon our execution of the Asset Purchase Agreement.

(2)   These potential realizable values are based on an assumed annual rate of increase in the value of E&S’s common stock over the ten-year term of the options of five percent and ten percent, compounded annually, as required by the rules of the SEC. These rates of increase in value are not indicative of the past performance of E&S’s common stock and are not intended to be a forecast of future appreciation in value of E&S’s common stock. The actual realizable value, if any, of these options is dependent upon the actual future value of E&S’s common stock, which cannot be predicted with any assurance at this time.

(3)   Upon Mr. Paprzycki’s resignation, his options granted in 2005 were cancelled.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of stock options during fiscal year 2005 by each of the Named Executive Officers and lists the value of their unexercised options on December 31, 2005. None of the Named Executive Officers exercised any stock options during 2005. E&S has not issued any stock appreciation rights.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options At Fiscal Year End(1)
Named Executive Officer	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Oyler	292,103	115,000	$3,157	$6,000
Lance Sessions	300	10,000	175	0
Bob Morishita	59,603	19,999	2,157	4,000
Kevin A. Paprzycki	0	0	0	0

(1)   Based on the closing price of E&S’s common stock as reported on the NASDAQ Stock Market on December 30, 2005 of $4.90 less the exercise price.

Pension Plan, ESP and SERP

We believe that sponsoring retirement plans is a key element of maintaining a competitive compensation program. Accordingly, we support a qualified 401(k) Deferred Savings Plan, or the 401(k) Plan, and a non-qualified Executive Savings Plan, or ESP, under which E&S and E&S employees contribute to future retirement benefits. Participants in the 401(k) Plan are those employees who meet the service and age requirements of the 401(k) Plan. Participants in the ESP are management employees selected by the Compensation Committee of the board of directors. The 401(k) Plan and ESP are funded by employee deferrals and contributions by E&S. Directors of E&S who are not employees are not eligible to participate in the 401(k) Plan and ESP.

We maintain two defined benefit plans, a qualified pension plan and a non-qualified Supplemental Executive Retirement Plan, or SERP. In 2002, E&S closed both plans to new participation when we redesigned our employee retirement plans. In 2002, we also curtailed the accrual of future benefits under the pension plan and restricted the compensation used to calculate SERP and pension plan benefits. Participants who were not vested in their accrued pension plan benefits in 2002 can become vested through future service credit.

Under the pension provisions, the credited years of service for the Named Executive Officers listed in the preceding Summary Compensation Table are as follows: Messrs. James R. Oyler, 7 years; Lance Sessions, 1 year; Bob Morishita, 19 years; and Kevin Paprzycki, 2 years.

Under the amended SERP, participants as of January 1, 2002 will be credited with future service that will allow vesting in a benefit based on an average base salary whereby the executive’s average base salary will not include any base salary increases that occur after January 1, 2002. Under the amended SERP, an executive’s annual retirement income commencing at age 65 equals 66.7% of the executive’s average base salary in 2002, reduced by the executive’s annual benefit under the pension plan multiplied by a fraction, the numerator of which is the total number of years of service with us while a participant of the SERP (up to a maximum of ten) and the denominator of which is ten. For purposes of the SERP, the term “average base salary” is defined as the average of the executive’s base compensation over a three year period, excluding all other forms of compensation except amounts deferred under E&S’s ESP and 401(k) Plan. Messrs. Oyler and Morishita are currently participating in the SERP and have 10 and 5 years of service, respectively, credited under the SERP.

We have purchased life insurance for our benefit on the lives of all of the participants in the ESP and SERP. It is anticipated that the life insurance proceeds payable upon the death of plan participants will fully reimburse us for the after-tax cost of SERP and ESP benefit payments, premiums, and a factor for the cost of money depending on policy premium contributions and investment returns.

The following table illustrates the approximate annual retirement benefits (not including social security benefits) under the pension plan and the SERP, assuming retirement at age 65, based upon years of accredited service and final qualifying earnings as defined in the Pension Plan and SERP, and also assuming that the employee elects a straight life annuity.

	Years of Service(2)
Remuneration(1)	10	15	20	25	30	35
$125,000	$83,375	$83,375	$83,375	$83,375	$83,375	$83,375
150,000	100,050	100,050	100,050	100,050	100,050	100,050
175,000	116,725	116,725	116,725	116,725	116,725	116,725
200,000	133,400	133,400	133,400	133,400	133,400	133,400
225,000	150,075	150,075	150,075	150,075	150,075	150,075
250,000	166,750	166,750	166,750	166,750	166,750	166,750
300,000	200,100	200,100	200,100	200,100	200,100	200,100
400,000	266,800	266,800	266,800	266,800	266,800	266,800
450,000	300,150	300,150	300,150	300,150	300,150	300,150
500,000	333,500	333,500	333,500	333,500	333,500	333,500

(1)   For purposes of determining benefits at normal retirement, remuneration is based upon the average qualifying earnings of the employee. Under the pension plan, this is the average of the five consecutive calendar years that will produce the highest average earnings out of the last ten calendar years of employment. Under the SERP, this is the average base salary of the three consecutive calendar years of employment with E&S that produce the highest annual average. Under the 2002 amendment to the pension plan, remuneration will not include compensation paid after April 23, 2002. Under the 2002 amendment to the SERP, remuneration will not take into account any adjustments to base salaries that occur after January 1, 2002.

(2)   Under the pension plan amendments, credit for future service will be limited to years needed to vest accrued benefits under the Pension Plan. Under the amended SERP, no executive will earn a benefit greater than that which would be based on ten years of service.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employee Arrangements

We believe that it is in our interest to secure the services of key executives and that it is appropriate to provide such executives with protection in the event their employment with us is terminated under certain circumstances. Therefore, we entered into employment agreements with Mr. Oyler on May 16, 2000, and with Mr. Morishita on September 22, 2000. The employment agreements with each of Messrs. Oyler and Morishita were later amended and the current employment agreements as amended are dated September 22, 2000 for Mr. Oyler and August 26, 2002 for Mr. Morishita. Pursuant to the agreement with Mr. Oyler, he shall continue to serve in his position until December 31, 2006, unless his term of service is further extended or sooner terminated in accordance with the terms of his agreement. Pursuant to the agreement with Mr. Morishita, he shall continue to serve in his position or such other position as may be assigned by the Chief Executive Officer until his term of service is terminated or amended in accordance with his agreement. Further, E&S agreed to continue to pay Messrs. Oyler and Morishita their annualized base salary subject to adjustment as provided in their respective agreements. Such annualized base salary may be increased from time to time in accordance with our normal business practices. We also agreed that Messrs. Oyler and Morishita shall be entitled to participate in our SERP and that Messrs. Oyler and Morishita shall be entitled to participate in our incentive program, ESP and other benefits normally provided to employees of E&S similarly situated, including being added as a named officer on our existing directors’ and officers’ liability insurance policy.

In the case of termination of employment for Messrs. Oyler or Morishita as a result of death or disability, the terminated employee will be entitled to a termination payment equal to such individual’s then current calendar year base salary plus targeted cash bonus and to continuation of certain other benefits for a period of one year. If Mr. Oyler terminates his employment for good reason (as defined in Mr. Oyler’s agreement), or Mr. Oyler’s employment is terminated by E&S for any reason other than death, disability or cause (as defined in Mr. Oyler’s agreement), Mr. Oyler shall be entitled to a termination payment equal to two (2) times his then current calendar year base salary plus targeted cash bonus and to continuation of certain other benefits for a period of two years. In addition, if we terminate Mr. Oyler’s employment without cause, or if Mr. Oyler terminates his employment for good reason, then all outstanding but unvested options held by Mr. Oyler on the date of termination shall immediately vest. If Mr. Morishita terminates his employment for good reason (as defined in Mr. Morishita’s agreement), or his employment is terminated by us for any reason other than death, disability or cause (as defined in Mr. Morishita’s agreement), Mr. Morishita shall be entitled to a termination payment equal to his then current calendar year base salary plus targeted cash bonus and to continuation of certain other benefits for a period of one year.

Under their employment agreements, Messrs. Oyler and Morishita are subject to customary noncompetition provisions during their employment and for 12 months following the termination of their employment and to customary assignment of inventions provisions during their employment and to customary confidentiality provisions at all times during and after their employment.

Change-in-Control Agreements

Pursuant to change-in-control provisions included in the employment agreement entered into by E&S and Mr. Oyler, if upon a change in control Mr. Oyler terminates his employment for good reason (as defined in the agreement), or E&S terminates Mr. Oyler’s employment for any reason other than death, disability, or cause (as defined in the agreement), Mr. Oyler shall be entitled to a termination payment equal to two (2) times his then current calendar year base salary plus targeted bonus and to continuation of certain other benefits for a period of two years. However, if Mr. Oyler terminates his employment within one hundred eighty (180) days of a change in control, Mr. Oyler shall be entitled to a termination payment of two and one-half (2.5) times his then current calendar year base salary plus targeted bonus and to continuation of certain other benefits for a period of 2.5 years.

Pursuant to change-in-control provisions included in the employment agreement entered into by E&S and Mr. Morishita, if in conjunction with a change in control Mr. Morishita terminates his employment for good reason (as defined in the agreement), or E&S terminates Mr. Morishita’s employment for any reason other than death, disability, or cause (as defined in the agreement), Mr. Morishita shall be entitled to a termination payment equal to one (1) times his then current calendar year base salary plus targeted bonus and to continuation of certain other benefits for a period of one year.

COMPENSATION AND STOCK OPTIONS COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation and Stock Options Committee are Mr. Coghlan, Mr. Hass, General McCarthy and Dr. Schneider. Mr. Coghlan is a member of the Board of Directors of Quest Flight Training Limited, a joint venture between E&S and Quadrant Group Limited, of which Mr. Coghlan is also a director. Members of Mr. Coghlan’s family own an indirect beneficial ownership interest in a majority of outstanding shares of Quadrant Group Limited. Mr. Coghlan has disclaimed any beneficial ownership in Quadrant Group Limited.

REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE
ON EXECUTIVE COMPENSATION

THE FOLLOWING REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER E&S FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT E&S SPECIFICALLY INCORPORATES THIS REPORT.

The Compensation and Stock Options Committee, or Compensation Committee, is composed of all four non-employee board of director members and operates under the written charter adopted by the board of directors. The Compensation Committee consists of David J. Coghlan, Wolf-Dieter Hass, General James P. McCarthy and William Schneider. The Compensation and Stock Options Committee charter can be found on our website, www.es.com, under the Investor Relations, Corporate Governance section. The Compensation Committee reassesses the adequacy of its charter on a yearly basis. The board of directors has determined that all members of the Compensation Committee are independent directors as defined by Corporate Governance Rule 4200(a)(15) of The NASDAQ Stock Market, Inc. It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of E&S, including our Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee believes that the compensation programs for the executive officers should reflect our performance and the value created for our shareholders. In addition, our compensation programs should support the goals and values of E&S and should reward individual contributions to our success.

General Compensation Policy and Philosophy

The Compensation Committee of the board of directors establishes and oversees our general compensation policies, which include specific compensation levels for executive officers, cash incentive initiatives for executives and the technical staff and stock option grants from the stock option plans.

E&S operates in highly competitive businesses and competes nationally for personnel at the executive and technical staff level. Outstanding candidates are aggressively recruited, often at premium salaries. Highly qualified employees are essential to the success of E&S. We are committed to providing competitive compensation that helps attract, retain and motivate the highly skilled people it requires. The Compensation Committee strongly believes that a considerable portion of the compensation for the Chief Executive Officer and other top executives must be tied to the achievement of business objectives and to overall company performance, both current and long-term.

The salary of the Chief Executive Officer and other executive officers is determined solely by the Compensation Committee. Prime sources of information in determining executive salaries are a survey published by Culpepper and Associates entitled “Executive Pay,” and a survey published by Radford Associates entitled “Executive Compensation Report.” The Compensation Committee has determined that, as a general rule, executive, management and top technical salaries should be at or near the 50th percentile of these surveys.

In 1995, the Compensation Committee approved a management incentive plan, which provided financial incentives for certain key executives and managers of E&S to achieve profitable growth. The plan incentive is based on achievement of operating profit relative to the annual operating plan. The plan requires that profitability be achieved in order for incentives to be earned and, subject to individual maximums on annual incentive amounts, provides incentives for exceeding the operating profit plan.

Other than our retirement plans, the long-term component of compensation for the Chief Executive Officer and other executives is the 2004 Stock Incentive Plan. The plan does not provide for automatically timed option grants or stock awards, but rather provides for grants and awards at the discretion of the Compensation Committee. In general, stock options and stock awards are granted to executives, key managers and technical staff whose individual assignments are anticipated to have high leverage in terms of achieving our long-term objectives.

CEO Compensation

Mr. Oyler’s 2005 annual base salary rate was $391,100 which has remained unchanged since 2002. During 2005, Mr. Oyler received base salary payments totaling $391,100 and other compensation of $114,029. Mr. Oyler’s 2005 compensation is more fully described in this proxy statement under the heading “Executive Compensation.” During fiscal 2005, under the 2004 Stock Incentive Plan, Mr. Oyler was granted stock options to purchase 100,000 shares at an exercise price of $7.87 per share, ten percent greater than the fair market values of E&S’s common stock on the date of the grant. These stock options were scheduled to vest annually in approximately equal installments on the first, second and third anniversaries of the date of grant, but were subject to accelerated vesting and became fully vested by their terms upon our execution of the Asset Purchase Agreement on February 7, 2006. This award was based on, among other things, the Compensation Committee’s subjective assessment of Mr. Oyler’s performance and impact upon our performance in 2004 and the extent to which his performance in the future is expected to create value for our shareholders.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders. The Compensation Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. The stock option plans are designed to qualify for the performance-based exemption. The Compensation Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practices, E&S’s compensation philosophy, and E&S’s best interests.

This report is submitted by the members of the Compensation and Stock Options Committee:

David J. Coghlan
Wolf-Dieter Hass
William Schneider
James P. McCarthy

REPORT OF THE AUDIT COMMITTEE

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER E&S FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT E&S SPECIFICALLY INCORPORATES THIS REPORT.

The Audit Committee of the board of directors of E&S is composed of all four non-employee directors and operates under a written charter adopted by the board of directors. The members of the Audit Committee are David J. Coghlan, Wolf-Dieter Hass, William Schneider and James P. McCarthy. The board of directors has reviewed the definitions of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. of “independence” for purposes of Audit Committee membership and has determined that all members of the Audit Committee are “independent” directors as defined in such rules and regulations. The board of directors has reviewed the Securities and Exchange Commission’s definition of an “audit committee financial expert,” and has determined that David J. Coghlan qualifies as an audit committee financial expert.

Management is responsible for E&S’s internal controls and financial reporting process. E&S’s independent registered accounting firm, KPMG LLP, is responsible for performing an independent audit of E&S’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The primary function of the Audit Committee is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered accounting firm KPMG LLP, to review and discuss the December 31, 2005 consolidated financial statements. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG LLP that firm’s independence. The Audit Committee charter can be found on E&S’s website, www.es.com, under the Investor Relations, Corporate Governance section. The Audit Committee reassesses the adequacy of its charter on a yearly basis.

Pre Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. All audit related services, tax services and others services were pre-approved by the Audit Committee.

Audit Fees

The total fees paid to KPMG LLP by E&S in connection with professional services rendered for the audit of E&S’s annual financial statements included in E&S’s Form 10-K for the fiscal years ended December 31, 2005 and December 31, 2004, and for professional services for the review of financial statements in E&S’s Form 10-Q’s filed in fiscal years ended December 31, 2005 and December 31, 2004 were $566,000 and $365,000, respectively.

Audit-Related Fees

The total fees paid to KPMG LLP by E&S in connection with professional services rendered for audits of financial statements related to certain employee benefit plans, Securities and Exchange Commission registration statements, and for research and consultation related to accounting, Securities and Exchange Commission, and Sarbanes-Oxley matters for fiscal years ended December 31, 2005 and December 31, 2004 were $32,000 and $52,000, respectively.

Tax Fees

The total fees paid to KPMG by E&S in connection with professional tax consultation and compliance services for fiscal years ended December 31, 2005 and December 31, 2004 were $116,000 and $153,000, respectively.

All Other Fees

E&S paid no other fees for other services to KPMG LLP during the fiscal years ended December 31, 2005 and December 31, 2004.

The Committee determined that the services provided by and fees paid to KPMG LLP were compatible with maintaining the independent registered public accounting firm’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that it include E&S’s audited consolidated financial statements in E&S’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which has been filed with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee:

David J. Coghlan
Wolf-Dieter Hass
William Schneider
James P. McCarthy

COMPARATIVE STOCK PERFORMANCE CHART

The following graph presents a five-year comparison of total cumulative shareholder return on Evans & Sutherland’s common stock for the period December 31, 2000 through December 31, 2005 with the total cumulative return on the (a) Russell 2000 Index and (b) S & P Aerospace & Defense Index. The comparison assumes the investment of $100 on December 31, 2000 in stock or index, including reinvestment of dividends. Total shareholder returns for prior periods are not an indication of future investment returns.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
EVANS & SUTHERLAND COMPUTER CORP.	$100	$86	$81	$58	$90	$63
RUSSELL 2000	100	102	81	120	142	148
S & P AEROSPACE & DEFENSE	100	82	78	96	111	129

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires E&S’s directors, executive officers and persons who beneficially own more than ten percent of a registered class of E&S’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of E&S. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish E&S with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain reporting persons that no other reports were required, we believe that there was compliance for the fiscal year ended December 31, 2005 with all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners.

SHAREHOLDER PROPOSALS

Only such business will be conducted at this Combined Meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Combined Special Meeting and Annual Meeting of Shareholders.

If you wish to submit a proposal for presentation at our 2007 Annual Meeting, we must receive it by Thursday, December 14, 2006, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting. Otherwise, if you intend to present a proposal at the 2007 meeting without including that proposal in our proxy materials, you must provide advance written notice of the proposal to E&S not later than February 28, 2007. Address all shareholder proposals to Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108, Attn: Corporate Secretary or, if the Transaction is consummated, to Evans & Sutherland Computer Corporation, 770 Komas Drive, Salt Lake City, Utah 84108, Attn: Corporate Secretary. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the SEC.

OTHER MATTERS

The board of directors knows of no other matters to be presented for shareholder action at the meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by E&S will vote upon those matters in accordance with their best judgment.

COMMUNICATING WITH THE BOARD OF DIRECTORS

E&S’s shareholders may communicate in writing directly with the entire board of directors or with specific board members. The board, or its specific members, will give appropriate attention to written communications that are submitted by shareholders, and will respond as appropriate. In general, the board, or a specific member, is more likely to give attention to communications relating to corporate governance and long-term corporate strategy than to communications relating primarily to ordinary business affairs, personal grievances and matters as to which E&S tends to receive repetitive or duplicative communications. If you wish to communicate directly with the entire board of directors or a particular board member, send your written communication addressed to: Board of Directors (or the particular board member with whom you wish to communicate), Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108 or, after the Transaction is consummated, 770 Komas Drive, Salt Lake City, Utah 84108. All communications will be forwarded to the appropriate member(s) of the board.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108, Attention: Corporate Secretary, telephone (801) 588-1654. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number or, if the Transaction is consummated, at 770 Komas Drive, Salt Lake City, Utah 84108, Attention: Corporate Secretary, telephone (801) 588-1654.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Evans & Sutherland Computer Corporation files with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superceded by information contained in this proxy statement or in later filed documents incorporated by reference in this proxy statement. This proxy statement incorporates by reference the following documents in their entirety: (i) our 2005 Form 10-K and (ii) all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Combined Meeting.

Shareholders may obtain documents incorporated by reference in this proxy statement and other information relating to E&S at our website, www.es.com.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. This proxy statement is dated      , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to shareholders does not create any implication to the contrary.

We will provide without charge to each person solicited, upon oral or written request of any such person, within one business day of receipt of such request, a copy of all of the information that has been incorporated by reference in this proxy statement. Please direct any such correspondence to Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108, telephone (801) 588-1654, Attn: Corporate Secretary, or, if the Transaction is consummated, to Evans & Sutherland Computer Corporation, 770 Komas Drive, Salt Lake City, Utah 84108, Attn: Corporate Secretary, telephone (801) 588-1654.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Combined Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

By order of the Board of Directors,
Lance Sessions
Acting Chief Financial Officer and Corporate Secretary
Salt Lake City, Utah
, 2006

Annex A

ASSET PURCHASE AGREEMENT

by and between

ROCKWELL COLLINS, INC.

and

EVANS & SUTHERLAND COMPUTER CORPORATION

Dated as of February 7, 2006

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS
Section 1.1	Definitions	A-7
ARTICLE II
SALE AND PURCHASE OF ASSETS
Section 2.1	Sale and Purchase of Assets	A-7
ARTICLE III
ASSUMPTION OF LIABILITIES
Section 3.1	Assumed Liabilities	A-10
Section 3.2	Retained Liabilities	A-11
ARTICLE IV
PURCHASE PRICE
Section 4.1	Purchase Price	A-14
Section 4.2	Allocation of Purchase Price	A-17
ARTICLE V
CLOSING
Section 5.1	Closing	A-17
Section 5.2	Closing Deliveries of Seller	A-17
Section 5.3	Closing Deliveries of Buyer	A-17
Section 5.4	Transfer Taxes	A-18
Section 5.5	U.K. Matters	A-18
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 6.1	Organization	A-19
Section 6.2	Authority	A-20
Section 6.3	No Breach	A-20
Section 6.4	Financial Information	A-20
Section 6.5	Taxes	A-21
Section 6.6	Proprietary Rights	A-22
Section 6.7	Equity Interest	A-24
Section 6.8	Title	A-24
Section 6.9	Real Property	A-25
Section 6.10	Contracts	A-25
Section 6.11	Litigation	A-27
Section 6.12	Environmental Matters	A-27
Section 6.13	Governmental Approvals	A-28
Section 6.14	Compliance With Applicable Laws	A-28
Section 6.15	Permits	A-28
Section 6.16	Sufficiency of Assets	A-29
Section 6.17	Employee Matters	A-29
Section 6.18	Absence of Material Adverse Effect and Certain Changes or Events	A-30
Section 6.19	Product Warranty	A-32

SCHEDULES
Schedule 2.1(a)(i)	—	Real Property and Real Property Interests
Schedule 2.1(a)(vi)	—	Computer Software
Schedule 2.1(a)(vii)	—	Computer Hardware and Computer Networking Equipment
Schedule 2.1(b)(ix)	—	Retained Claims
Schedule 2.1(b)(x)	—	Retained Intellectual Property
Schedule 2.1(b)(xi)	—	Retained Contracts
Schedule 2.1(b)(xv)	—	Other Retained Assets
Schedule 3.2(a)	—	Retained Actions
Schedule 4.1(b)(i)	—	Net Assets Calculation
Schedule 4.2	—	Purchase Price Allocation
Schedule 6.4(b)	—	Certain Liabilities
Schedule 6.5	—	Tax Matters
Schedule 6.6(a)	—	Certain Business Intellectual Property
Schedule 6.6(b)	—	Licenses of Intellectual Property
Schedule 6.6(c)	—	Intellectual Property Matters
Schedule 6.9(a)	—	Owned Real Property
Schedule 6.9(b)	—	Leased Premises
Schedule 6.9(c)	—	Real Property Matters
Schedule 6.10(a)	—	Material Contracts
Schedule 6.10(c)	—	Material Contract Matters
Schedule 6.10(d)	—	Material Contract Consents
Schedule 6.10(e)	—	Estimates at Completion
Schedule 6.11(a)	—	Litigation
Schedule 6.12	—	Environmental Matters
Schedule 6.13	—	Seller Governmental Approvals
Schedule 6.14	—	Compliance with Applicable Laws
Schedule 6.15	—	Permits
Schedule 6.16	—	Sufficiency of Assets
Schedule 6.17(a)	—	Employee Matters
Schedule 6.17(b)	—	Employee Benefit Plans
Schedule 6.17(c)	—	Certain Plans
Schedule 6.17(e)	—	Employment Related Arrangements
Schedule 6.17(f)	—	UK Employees
Schedule 6.18	—	Material Adverse Effect
Schedule 6.20(a)	—	Insurance
Schedule 6.22	—	Customers and Suppliers
Schedule 6.23	—	Bank Accounts in the United Kingdom
Schedule 7.4	—	Buyer Governmental Approvals
Schedule 8.1(a)(iv)(E)	—	Laser Projector Contracts
Schedule 8.13	—	International Sales Representation Agreements
Schedule 8.16	—	Letters of Credit
Schedule 8.17	—	Agreement to Support Product
Schedule 9.1(a)(i)	—	Business Employees
Schedule 9.1(a)(ii)	—	Buyer’s Standard Hiring Procedures and Policies
Schedule 9.6	—	Employment Agreement
Schedule 10.2(d)	—	Third Party Consents
Schedule 13.1(e)	—	Indemnified Contracts
Schedule 15.19(b)	—	Knowledge
Schedule A-1	—	Permitted Liens

EXHIBITS
Exhibit A	—	Definitions
Exhibit B	—	Form of Escrow Agreement
Exhibit C	—	Form of Intellectual Property Agreement
Exhibit D	—	Form of Laser Agreement
Exhibit E	—	Form of Laser Supply Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of February 7, 2006 by and between ROCKWELL COLLINS, INC., a Delaware corporation (“Buyer”), and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Seller”).

W I T N E S S E T H :

WHEREAS, Seller desires to sell and cause to be sold, and Buyer desires to purchase, the Assets (as defined herein), and Seller desires to transfer and cause to be transferred, and Buyer desires to assume, the Assumed Liabilities (as defined herein), all pursuant to the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions.   Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II
SALE AND PURCHASE OF ASSETS

Section 2.1   Sale and Purchase of Assets.

(a)   Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties contained herein, at the Closing, for the consideration specified in Section 4.1, Seller will sell, assign, convey, transfer and deliver, and cause Seller Subsidiary to sell, assign, convey, transfer and deliver, to Buyer, and Buyer will purchase and acquire from Seller and Seller Subsidiary, all of Seller’s and Seller Subsidiary’s right, title and interest in and to all assets, properties and rights (whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located) Related to the Business (except for Retained Assets), in each case free and clear of any Liens, other than Permitted Liens, including the following to the extent such assets are Related to the Business:

(i)    all real property (including land, plants, buildings and improvements) and real property interests (including Leases) set forth on Schedule 2.1(a)(i);

(ii)   all accounts, loans and notes receivable (whether current or past due), performance and surety bonds and letters of credit or other similar instruments in favor of Seller and/or Seller Subsidiary;

(iii)  all inventories, including finished products, work-in-process, materials, parts, components, production stock, accessories and supplies (including all such inventories that are held by third parties);

(iv)  all machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, plant and office equipment, test equipment, laboratory equipment and supplies, repair parts, repair stock, tools, engineering and design equipment and other tangible personal property, together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof;

(v)    the Business Intellectual Property owned or licensed by Seller or Seller Subsidiary;

(vi)  all Business Software, including the software set forth on Schedule 2.1(a)(vi);

(vii) all computer hardware and computer networking equipment located in the buildings being conveyed or set forth on Schedule 2.1(a)(vii), together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof;

(viii)  all Contracts, including all rights to receive payment for products sold or services rendered, to receive goods and services, to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder (whether or not arising or asserted before, on or after the Closing Date);

(ix)  all credits, advances, prepaid expenses, deposits and retentions held by third parties, including those held by third parties under Contracts;

(x)    to the extent legally transferable or assignable, all Permits;

(xi)  all U.K. Bank Accounts and Lockboxes;

(xii) the benefits of coverage provided by insurance policies of Seller and Seller Subsidiary (with respect to the Business) in respect of matters occurring on or prior to the Closing Date as set forth in Section 8.9 (other than benefits in connection with the claims, causes in action, choses in action, rights of recovery and rights of set-off retained by Seller as set forth on Schedule 2.1(b)(ix)); provided, that Seller shall have no obligation to extend or renew any insurance coverage following the Effective Time, except as otherwise provided in any of the Transaction Documents;

(xiii)  all financial, accounting, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including all books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and procedures, blue-prints, research and development files, data and laboratory books, sales order files, litigation files and other similar property, rights and information; provided, however, that Seller may retain originals or copies of any such records that are primarily related to, or necessary for the operation of, the Retained Assets or its general corporate, financial, accounting, tax and personnel functions, so long as Seller provides Buyer with copies of any such retained original records;

(xiv)      all rights in and to products sold or leased by the Business and products of the Business currently in development;

(xv)  all causes of action, choses in action, lawsuits, judgments, claims, rights under express or implied warranties, guarantees, indemnities and similar rights in favor of Seller and/or Seller Subsidiary, rights of recovery, rights of set-off, rights of subrogation and all other rights and demands of any nature available to or being pursued by Seller and/or Seller Subsidiary;

(xvi)      Seller’s equity ownership interest in, and all rights with respect to, the Joint Venture; and

(xvii)  all goodwill associated with the Business and the Assets.

The assets, properties and rights of Seller and Seller Subsidiary to be sold, assigned, conveyed, transferred and delivered to Buyer pursuant to this Agreement are herein collectively referred to as the “Assets”. The term “Assets” will include all additions and replacements to any of the items described in this Section 2.1(a) from the date of this Agreement through the Closing Date, and will exclude, to the extent permitted by this Agreement, all deletions, sales or other disposals of any of the foregoing from the date of this Agreement through the Closing Date.

(b)   Anything contained herein to the contrary notwithstanding, the Assets to be sold, assigned, conveyed, transferred and delivered to Buyer hereunder will exclude, and Seller and Seller Subsidiary will retain, all of Seller’s and Seller Subsidiary’s right, title and interest in and to the following assets, properties and rights (the “Retained Assets”):

(i)    all real property (including land, plants, buildings and improvements) and real property interests (including Leases), other than real property and Leases set forth on Schedule 2.1(a)(i);

(ii)   all cash, cash equivalents, funds, certificates of deposit and similar instruments held by Seller or Seller Subsidiary at the Effective Time;

(iii)  all bank accounts and lock boxes (other than the U.K. Bank Accounts and Lockboxes);

(iv)  all insurance policies, other than the benefits of Occurrence Basis Policies and Claims Made Policies and other rights as described in Section 8.9;

(v)    all rights in and to the use of the name, trademark, trade name and service mark “Evans & Sutherland” and all corporate symbols and logos related thereto and all names, trademarks, trade names, and service marks which include the words “Evans & Sutherland” or any derivative thereof (other than as provided for in Section 8.8);

(vi)  all assets with respect to pension and savings plans of Seller and Seller Subsidiary, including the Seller Retirement Plans, the Seller Savings Plan and the Seller ESP;

(vii) all refunds of Taxes (i) attributable to payments of Taxes made prior to the Effective Time, whether or not any refund claims have been filed prior to the Effective Time, or (ii) for which Seller or Seller Subsidiary has made a payment in respect thereof, including any payment out of the Escrow Fund;

(viii)  all benefits of net operating loss carryforwards, carrybacks, credits or other Tax attributes for periods (or portions thereof) up to and including the Closing on the Closing Date (in the case of tax years including the Closing Date, benefits shall be determined on a closing-of-the-books basis through the Closing, except for periodic Taxes (such as real property Taxes) which shall be determined on a daily pro rata basis);

(ix)  all claims, causes in action, choses in action, rights of recovery and rights of set-off of any kind against any person to the extent described on Schedule 2.1(b)(ix);

(x)    the Intellectual Property set forth on Schedule 2.1(b)(x) (the “Retained Intellectual Property”);

(xi)  the Contracts set forth on Schedule 2.1(b)(xi);

(xii) Seller’s and Seller Subsidiary’s corporate charters, qualifications to conduct business as a foreign entity, arrangements with registered agents relating foreign qualifications, taxpayer and other identification numbers, tax returns, stock books, stock ledgers, minute books and corporate seals and other similar documents relating to the organization, maintenance, and existence of Seller and Seller Subsidiary as corporations;

(xiii)  all assets primarily used in or primarily related to, arising primarily from or held primarily for use in, Seller’s planetarium, digital theater or laser projector businesses or otherwise necessary for the operation, as presently conducted, of such businesses (other than any such assets that are Related to the Business);

(xiv)      all equity ownership interest in Seller Subsidiary and Seller’s and Seller Subsidiary’s respective Affiliates (other than in the Joint Venture); and

(xv)     all other assets set forth on Schedule 2.1(b)(xv).

(c)   Anything contained herein to the contrary notwithstanding, this Agreement will not constitute an assignment, an attempted assignment or an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto would constitute a breach thereof or (A) result in any increase in any payment or change in any term, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (C) grant any repayment or repurchase rights to any Person, which, in the case of (A), (B) or (C) above, is adverse to Buyer. Seller will, and will cause Seller Subsidiary to, use its commercially reasonable efforts, and Buyer will reasonably cooperate with Seller and Seller Subsidiary, to obtain prior to the Closing all Consents necessary to sell, assign, convey, transfer and deliver to Buyer the Assets. If any such Consent is not obtained, then (1) Seller will, and will cause Seller Subsidiary to, use its commercially reasonable efforts to (x) cause the full benefits of any such Contract or Permit to be provided to Buyer, and (y) pay promptly or cause to be paid promptly to Buyer when received all monies and other properties received by Seller or Seller Subsidiary; and (2) in consideration of Seller and Seller Subsidiary providing or causing to be provided to Buyer the full benefits thereof, Buyer will use its commercially reasonable efforts to perform and discharge on behalf of Seller and Seller Subsidiary, as the case may be, all of Seller’s or Seller Subsidiary’s liabilities, obligations or commitments thereunder that are Assumed Liabilities in accordance with the provisions thereof. In addition, Seller will, and will cause Seller Subsidiary to, use its commercially reasonable efforts to place Buyer, insofar as reasonably possible, in the same position as if such Contract or Permit had been transferred as contemplated hereby and so that all the benefits relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to Buyer. Notwithstanding the foregoing, if any such Consent is not obtained prior to the Closing, Seller will continue to use and will cause Seller Subsidiary to continue to use its commercially reasonable efforts to obtain all such Consents (and, if and when such Consents are obtained, the transfer of the applicable Contract or Permit will be effected in accordance with the terms of this Agreement).

ARTICLE III
ASSUMPTION OF LIABILITIES

Section 3.1   Assumed Liabilities.   Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer, Buyer will assume and undertake to pay, perform and discharge, when due and otherwise in accordance with the terms thereof, only the following Liabilities of Seller and Seller Subsidiary Related to the Business or the Assets (other than the Liabilities listed in clauses (a) through (v) of Section 3.2) (the “Assumed Liabilities”):

(a)    Liabilities of Seller and Seller Subsidiary, as the case may be, under Contracts and Leases that constitute Assets, whether arising prior to, on or after the Closing Date;

(b)   Liabilities associated with accruals of deferred revenues, but only to the extent and in the amounts provided for on the Final Closing Net Assets Statement;

(c)    Liabilities to, or otherwise relating to the employment of, the Continued Employees and the UK Employees to the extent arising after the Effective Time and any other Liabilities expressly assumed by Buyer pursuant to Article IX;

(d)   Liabilities in respect of Continued Employees arising under the WARN Act or any similar state Law to the extent arising after the Effective Time;

(e)    all Liabilities under the sales representation agreements to be entered into by Buyer pursuant to Section 8.13;

(f)    accounts payable and trade payables (whether current or past due), but only to the extent and in the amounts provided for on the Final Closing Net Assets Statement;

(g)    product warranty claims of third parties with respect to products sold or services rendered in the conduct of the Business, whether arising prior to, on or after the Closing Date;

(h)   product liability claims of third parties with respect to products of the Business, whether arising prior to, on or after the Closing Date;

(i)    Liabilities for and in respect of any Taxes relating to the Business, the Assets (including the Joint Venture) or the Assumed Liabilities for periods (or portions thereof) beginning after the Closing on the Closing Date (in the case of tax years including the Closing Date, Taxes shall be determined on a closing-of-the-books basis through the Closing, except for periodic Taxes (such as real property Taxes) which shall be determined on a daily pro rata basis). For the avoidance of doubt, Seller and Seller Subsidiary shall not be responsible for any Liabilities for or in respect of Taxes attributable to income or gain with respect to the Assets (including the Joint Venture) and the Business resulting from any action taken by Buyer that is not contemplated by this Agreement that occurs after the Closing on the Closing Date;

(j)     Liabilities with respect to the Joint Venture, including the Joint Venture Guaranties;

(k)   Liabilities based upon, arising out of, relating to or otherwise in connection with any pending, threatened or future Action with respect to any events, actions, occurrences, omissions, circumstances or conditions occurring or existing on or prior to the Closing Date (whether asserted prior to, on or after the Closing Date) (other than Liabilities based upon, arising out of, relating to or otherwise in connection with the Actions set forth on Schedule 3.2(a));

(l)    Liabilities based upon, arising out of, relating to or otherwise in connection with any tort, whether arising prior to, on or after the Closing Date;

(m)  Liabilities based upon, arising out of, relating to or otherwise in connection with claims of alleged infringement with respect to the Business Intellectual Property, whether arising prior to, on or after the Closing Date;

(n)   other Liabilities to the extent arising out of or resulting from the operation after the Effective Time by Buyer of the Business or the ownership or use after the Effective Time by Buyer of the Assets;

(o)   other Liabilities for which Buyer is made responsible pursuant to this Agreement or any other Transaction Document;

(p)   other Liabilities which are not included in clause (a) through (o) of this Section 3.1, but only to the extent and in the amounts provided for on the Final Closing Net Assets Statement; and

(q)   Liabilities relating to a successful claim by a UK Employee that the change of employer arising by reason of the operation of the Transfer Regulations is a significant change which is to his detriment or that a substantial change is proposed to be made to his working conditions on or after the Closing Date, which is to his detriment.

Buyer will assume no other Liabilities whatsoever.

Section 3.2   Retained Liabilities.   Anything contained herein to the contrary notwithstanding, Buyer shall not be obligated to assume or to undertake to pay, perform or discharge and will not be liable for, and Seller and Seller Subsidiary shall remain liable for and pay, perform and discharge when due, all Liabilities and obligations of Seller and Seller Subsidiary based upon, arising out of, relating to or otherwise in connection with the Business or the conduct or operation thereof on or prior to the Closing Date, including all Liabilities based upon, arising out of, relating to or otherwise in connection with any events, actions, occurrences, omissions, circumstances or conditions whatsoever occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date, and all other Liabilities of Seller and Seller Subsidiary, in each case other than Liabilities constituting Assumed Liabilities (the “Retained Liabilities”). Notwithstanding anything to the contrary contained herein, Retained Liabilities shall include all Liabilities of Seller and Seller Subsidiary:

(a)    based upon, arising out of, relating to or otherwise in connection with the Actions set forth on Schedule 3.2(a);

(b)   based upon, arising out of, relating to or otherwise in connection with any violation of, or noncompliance with, Law (whether civil or criminal) occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date (including any pending, threatened or future Actions with respect thereto), except to the extent such Liabilities result from any action of Buyer or any of its Affiliates (other than the purchase of the Assets and the assumption of the Assumed Liabilities) after the Closing Date);

(c)    in respect of accruals of deferred revenues to the extent such Liabilities exceed the amounts provided for on the Final Closing Net Assets Statement;

(d)   in respect of accounts payable and trade payables (whether current or past due) to the extent such payables exceed the amounts provided for on the Final Closing Net Assets Statement;

(e)    based upon, arising out of, relating to or otherwise in connection with claims for personal or bodily injury or injury to property (whether asserted prior to, on or after the Closing Date) caused by products delivered or sold on or prior to the Closing Date, except to the extent that (i) Buyer has made any modifications (other than modifications properly made in accordance with pre-existing field service bulletins) after the Closing Date to any such products or (ii) Buyer has failed to properly maintain such products after the Closing Date in accordance with Buyer’s contractual obligations;

(f)    constituting Environmental Liabilities to the extent based upon, arising out of, relating to or otherwise in connection with events, actions, occurrences, omissions, circumstances or conditions occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date (including such circumstances or conditions that may continue to exist after the Closing Date), except to the extent such Environmental Liabilities result from any action of Buyer or any of its Affiliates (other than the purchase of the Assets and the assumption of the Assumed Liabilities in accordance with this Agreement) after the Closing Date;

(g)    except for Liabilities assumed by Buyer under Article IX and Section 3.1(c) (other than as provided in the parenthetical at the end of this Section 3.2(g)), all liabilities in respect of employees, former employees, consultants and leased employees of the Business based upon, arising out of, relating to or otherwise in connection with employment, engagement or termination by Seller or Seller Subsidiary at any time on or prior to the Closing Date (including with respect to termination of employment of any UK Employee to whom notice was issued or by whom notice was submitted on or prior to the Closing Date), whether pursuant to benefit plans or otherwise, including (i) Liabilities for salary, bonuses, incentive payments and other compensation payments; (ii) Liabilities in respect of pension (including any controlled group Liabilities), supplemental retirement, savings, supplemental savings, profit-sharing, cash balance and deferred compensation benefits; (iii) Liabilities for employee welfare and fringe benefits (including medical, dental, retiree health, life insurance, retiree life insurance, travel, accident, short- and long-term disability, sick leave, hospitalization and other benefits); (iv) Liabilities in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination (whether voluntary or involuntary) of employment or claims in respect thereof; (v) Liabilities under or in respect of employment agreements, severance agreements, change of control agreements and retention arrangements, including those agreements and arrangements set forth on Schedule 6.17(e); and (vi) Liabilities with respect to workplace safety (it being understood that, notwithstanding anything to the contrary contained in the Transfer Regulations or under Article IX, all such liabilities set forth in this Section 3.2(g) in respect of such employees, former employees, consultants and leased employees located in the United Kingdom shall constitute Retained Liabilities);

(h)   in relation to the operation of the Transfer Regulations on the contract of employment of any employee of Seller or Seller Subsidiary in the United Kingdom whose name is not listed in Schedule 6.17(f) and who Buyer has dismissed within 30 days of the earliest date on which Buyer knows or would reasonably be expected to know (including by paying any compensation or benefit to such employee) of the said employee claiming to have transferred under the Transfer Regulations to Buyer or its or its relevant United Kingdom Affiliate (it being understood and agreed that in the event of dismissal, Buyer shall, and shall cause its relevant United Kingdom Affiliate to, use commercially reasonable efforts to comply with the United Kingdom statutory dismissal procedures and shall not, and shall cause its relevant United Kingdom Affiliate not to, rehire the employee within 180 days of the said dismissal);

(i)    incurred by reason of the transfer of any pension and ancillary benefits in relation to the UK Employees pursuant to the Transfer Regulations (except reasonable administration costs and pension contributions payable after the Effective Time);

(j)     in respect of employees of the Business at or prior to the Effective Time arising under the WARN Act or any similar state Law to the extent arising at or prior to the Effective Time, or arising in connection with the Transaction;

(k)   for and relating to workers’ compensation claims (whether asserted prior to, on or after the Closing Date) resulting from injuries that occur on or prior to the Closing Date;

(l)    for and in respect of checks written by Seller or Seller Subsidiary outstanding at the Effective Time relating to the Business (including Liabilities to fund the same);

(m)  for and relating to indebtedness for borrowed money, including the Debentures and Seller’s letter of credit line, outstanding at any time on or prior to the Closing Date;

(n)   for and relating to the guarantee of any indebtedness, obligation or other Liability of any Person (other than the Joint Venture Guaranties);

(o)   based upon, arising out of, relating to or otherwise in connection with Former Businesses;

(p)   for and in respect of income Taxes arising in connection with the consummation of the transactions contemplated hereby;

(q)   for and in respect of any Taxes relating to the Business, the Assets (including the Joint Venture) or the Assumed Liabilities for periods (or portions thereof) up to and including the Closing on the Closing Date (in the case of tax years including the Closing Date, Taxes shall be determined on a closing-of-the-books basis through the Closing, except for periodic Taxes (such as real property Taxes) which shall be determined on a daily pro rata basis). For the avoidance of doubt, Buyer shall not be responsible for any Liabilities for or in respect of Taxes attributable to income or gain with respect to the Assets (including the Joint Venture) and the Business resulting from any action taken by Seller or Seller Subsidiary that occurs at or prior to the Closing on the Closing Date;

(r)    for which Seller or Seller Subsidiary are made responsible pursuant to this Agreement or any other Transaction Document;

(s)    based upon, arising out of, relating to or otherwise in connection with Seller’s business operations in Dubai and China;

(t)    to stockholders or former stockholders of Seller based upon, arising out of, relating to or otherwise in connection with matters occurring on or prior to the Closing Date, including the transactions contemplated by this Agreement and the Proxy Statement;

(u)   based upon, arising out of, relating to or otherwise in connection with the Contracts set forth on Schedule 2.1(b)(xi), including any Liabilities related to the termination of such Contracts (other than the indemnification provided for in Section 13.2(d)); and

(v)    except as expressly agreed otherwise by Buyer, based upon, arising out of, relating to or otherwise in connection with the Retained Assets.

ARTICLE IV
PURCHASE PRICE

Section 4.1   Purchase Price.

(a)   Closing Payment.   Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of the Assets, Buyer will, at the Closing (i) pay to Seller, by wire transfer of immediately available U.S. Dollars to a bank account designated by Seller, Fifty-Nine Million Five Hundred Thousand Dollars ($59,500,000) (the “Closing Payment”), (ii) deliver to the Escrow Agent by wire transfer of immediately available U.S. Dollars to a bank account designated by the Escrow Agent, Seven Million Dollars ($7,000,000) (the “Escrow Amount”, and together with the Closing Payment, the “Purchase Price”) to be held by the Escrow Agent in an escrow fund (the “Escrow Fund”) pursuant to the Escrow Agreement, and (iii) assume and thereafter pay, perform, satisfy and discharge when due the Assumed Liabilities.

(b)   Closing Net Assets Statement.

(i)    Within 90 days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Closing Net Assets Statement”) setting forth the amount of Assets and the amount of Assumed Liabilities which, in accordance with GAAP, would be set forth on a balance sheet of the Business operating on a stand-alone basis, in each case as of the Effective Time. The amounts set forth on the Closing Net Assets Statement will be determined utilizing the accounting principles, policies, practices and procedures set forth on Schedule 4.1(b)(i) and, with respect to matters not set forth on Schedule 4.1(b)(i), utilizing GAAP applied on a consistent basis with the Balance Sheet. The amount of Assets shown on the Closing Net Assets Statement minus the amount of Assumed Liabilities shown thereon is referred to herein as “Net Assets”. Anything contained herein to the contrary notwithstanding, the amounts set forth on the Closing Net Assets Statement will not reflect any purchase accounting adjustments as a result of the acquisition of the Assets or the assumption of the Assumed Liabilities by Buyer. No amount with respect to Taxes shall be treated as an Assumed Liability for purposes of determining Net Assets. Buyer will retain (at Buyer’s sole expense) Deloitte & Touche LLP (“D&T”) to audit the Closing Net Assets Statement and to render their report thereon stating that the Closing Net Assets Statement has been prepared in accordance with the terms of this Section 4.1(b)(i). Such report of D&T will be delivered to Seller together with the Closing Net Assets Statement. The date on which the Closing Net Assets Statement and the report thereon of D&T are delivered to Seller is referred to herein as the “Delivery Date”. Seller will cause its employees and the employees of Seller Subsidiary to provide reasonable assistance to Buyer and its Representatives in the preparation of the Closing Net Assets Statement and to provide reasonable assistance to D&T in connection with their audit of the Closing Net Assets Statement and their issuance of a report thereon, provided such assistance will not interfere with the normal work duties of such employees. Seller will cause Buyer, Buyer’s Representatives and D&T to be provided with reasonable access at all reasonable times, following reasonable notice, to the personnel, properties, books and records of Seller and Seller Subsidiary to the extent necessary for such purposes. Without limiting the generality of the foregoing, Seller will use commercially reasonable efforts to cause Seller’s Chief Executive Officer and Chief Financial Officer to execute and deliver customary representation letters in favor of D&T in connection with their audit of the Closing Net Assets Statement and their issuance of a report thereon. In addition, Seller will execute and deliver, and will cause Seller Subsidiary to execute and deliver, such customary documentation as D&T may reasonably request to evidence the waiver by Seller and its subsidiaries and Affiliates of any claim against D&T based upon D&T’s report on the Closing Net Assets Statement rendered pursuant to this Section 4.1(b)(i); provided that Seller and Seller Subsidiary shall not be obligated to execute a waiver that is more favorable to D&T than the waiver executed by Buyer.

(ii)   The Closing Net Assets Statement will be deemed to be the final, binding and conclusive Closing Net Assets Statement (the “Final Closing Net Assets Statement”) for all purposes on the forty-fifth day after the Delivery Date unless Seller delivers to Buyer written notice of its disagreement (a “Notice of Disagreement”) on or prior to such date specifying the nature of Seller’s objections to the Closing Net Assets Statement. Buyer will cause its employees to provide reasonable assistance to Seller and its Representatives (including any accounting firm retained by Seller) in the preparation of a Notice of Disagreement, provided such assistance will not interfere with the normal work duties of such employees. Buyer will cause Seller and Seller’s Representatives to be provided with reasonable access at all reasonable times, following reasonable notice, to the personnel, properties, books and records of Buyer and its subsidiaries to the extent necessary for such purposes. Buyer will provide that Seller will be afforded a reasonable opportunity to consult with D&T regarding the procedures undertaken by D&T in connection with the preparation of the Closing Net Assets Statement and will use commercially reasonable efforts to provide that Seller will have reasonable access to all readily available books, records and work papers prepared by D&T. To be assertable in a Notice of Disagreement, an objection by Seller with respect to any individual item on the Closing Net Assets Statement must assert that the Closing Net Assets Statement was not prepared in accordance with the terms of Section 4.1(b)(i) with respect to such item. Seller hereby waives the right to assert any objection to the Closing Net Assets Statement that is not asserted in a Notice of Disagreement delivered to Buyer within 45 days after the Delivery Date. If a Notice of Disagreement is delivered to Buyer within such 45 day period, then the Closing Net Assets Statement (as adjusted, if necessary) will be deemed to be the Final Closing Net Assets Statement for all purposes on the earlier of (x) the date Buyer and Seller resolve in writing all differences they have with respect to the Closing Net Assets Statement or (y) the date the disputed matters are resolved in writing by the Unaffiliated Firm. In the event that disputed matters are resolved by the Unaffiliated Firm (as set forth below in accordance with the terms hereof), the Final Closing Net Assets Statement will consist of the applicable amounts from the Closing Net Assets Statement (or amounts otherwise agreed to in writing by Buyer and Seller) as to items that have not been submitted for resolution to the Unaffiliated Firm, and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm.

(iii) During the 30 day period following the delivery of a Notice of Disagreement, Buyer and Seller will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement. If, at the end of such 30 day period, Buyer and Seller have not reached agreement on such matters, Buyer will have an additional 15 days to advise Seller in writing of Buyer’s position with respect to each of Seller’s proposed adjustments that are in dispute (“Buyer’s Letter”). Seller will cause Buyer, Buyer’s Representatives and D&T to be provided with access at all reasonable times to the personnel, properties, books and records of Seller and its subsidiaries and Affiliates (including Seller Subsidiary) to enable Buyer to prepare Buyer’s Letter. Buyer’s Letter shall only contain Buyer’s position with respect to each of Seller’s proposed adjustments that are in dispute. Buyer’s Letter shall not rely upon any information to which Seller in writing specifically requested access in accordance with

Section 4.1(b)(ii) in connection with the preparation of the Notice of Disagreement if and to the extent such access was not provided to Seller by Buyer. Promptly following the delivery to Seller of Buyer’s Letter, Buyer and Seller will jointly engage a single arbitrator, which arbitrator shall not have worked in any capacity on any matter for either Buyer or Seller, from the firm of Ernst & Young LLP (or, if a representative of such firm is unable or unwilling to act in such capacity, a single arbitrator, which arbitrator shall not have worked in any capacity on any matter for either Buyer or Seller, from the firm of PricewaterhouseCoopers LLP) (the “Unaffiliated Firm”) to resolve the matters which remain in dispute with respect to the Closing Net Assets Statement by arbitration in accordance with the procedures set forth in this Section 4.1(b). In connection with such engagement, each of Buyer and Seller agrees to execute, if requested by the Unaffiliated Firm, a reasonable joint engagement letter including customary indemnities. Promptly after such engagement of the Unaffiliated Firm, Buyer or Seller will provide the Unaffiliated Firm with a copy of this Agreement, the Closing Net Assets Statement, the Notice of Disagreement and Buyer’s Letter. The Unaffiliated Firm will have the authority to request in writing such additional written submissions from either Buyer or Seller as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Unaffiliated Firm. Neither party will make (or permit any of its subsidiaries or Affiliates to make) any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm. Neither party will communicate (nor permit any of its subsidiaries or Affiliates to communicate) with the Unaffiliated Firm without providing the other party a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm). The Unaffiliated Firm will have 45 days to review the documents provided to it pursuant to this Section 4.1(b)(iii). Within such 45 day period, the Unaffiliated Firm will furnish simultaneously to both parties its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm will resolve the differences regarding the Closing Net Assets Statement based solely on the information provided to the Unaffiliated Firm by Buyer and Seller pursuant to the terms of this Agreement (and not independent review). The Unaffiliated Firm’s authority will be limited to resolving disputes with respect to whether the Closing Net Assets Statement was prepared in accordance with Section 4.1(b)(i) with respect to the individual items on the Closing Net Assets Statement in dispute (it being understood that no adjustment will be made to the Purchase Price with respect to any adjustment made by the Unaffiliated Firm to any financial statements or amounts other than amounts set forth in the Closing Net Assets Statement that are in dispute). In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by either party or less than the smallest value for such item asserted by either party.

(iv)  The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non appealable, final and binding upon Buyer and Seller. Such decision will be subject to specific performance pursuant to Section 15.17, and judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, in any court of competent jurisdiction specified in Section 15.12. The fees of the Unaffiliated Firm will be borne by Buyer and Seller in the same proportion that the dollar amount of disputed items lost by a party bears to the total dollar amount in dispute resolved by the Unaffiliated Firm. Each party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 4.1(b).

(c)   Post Closing Adjustment.   Upon the Closing Net Assets Statement being deemed the Final Closing Net Assets Statement in accordance with Section 4.1(b), the Purchase Price will be adjusted, up or down, as follows:

(i)    if the amount of Net Assets shown on the Final Closing Net Assets Statement (the “Net Asset Amount”) is less than U.S. $18,958,659 (the “Benchmark Amount”), the Purchase Price will be reduced by the amount by which the Net Asset Amount is less than the Benchmark Amount and such amount by which the Purchase Price is reduced will be paid to Buyer first from the Escrow Fund, and

Buyer and Seller hereby agree to give joint written instructions to the Escrow Agent for such disbursement within two (2) business days of such determination. In the event amounts held in the Escrow Fund are insufficient to cover such payment, Seller shall, simultaneously with executing any written instructions to the Escrow Agent as provided above, pay any deficiency to Buyer by wire transfer of immediately available funds to a bank account designated by Buyer; and

(ii)   if the Net Asset Amount is greater than the Benchmark Amount, the Purchase Price will be increased by the amount by which the Net Asset Amount is greater than the Benchmark Amount and, within two (2) business days of such determination, such amount by which the Purchase Price is increased will be paid by Buyer to Seller by wire transfer of immediately available funds to a bank account designated by Seller.

Section 4.2   Allocation of Purchase Price.   The parties agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Assets in a manner consistent with Schedule 4.2. Buyer will, not later than 180 days after the Closing Date, prepare and deliver to Seller a proposed schedule for Seller’s review and approval in its reasonable discretion (the “Allocation Schedule”) allocating the Purchase Price and the Assumed Liabilities among the Assets, in accordance with Section 1060 of the Code and any Treasury Regulations pursuant thereto (or any comparable provisions of state or local tax law) or any successor provision. Seller will have the right to raise objections to the Allocation Schedule within 30 days after its receipt thereof, in which event Seller and Buyer will mutually agree upon revisions to the Allocation Schedule to resolve such objections. Except to the extent otherwise required by applicable Laws, Buyer and Seller will, and Buyer and Seller will cause each of their respective subsidiaries and Affiliates (including, in the case of Seller, Seller Subsidiary) to, make all tax returns, reports, forms, declarations, claims and other statements in a manner consistent with the Allocation Schedule (as revised in accordance with the preceding sentence) and will not make any inconsistent statement or adjustment on any returns or during the course of any IRS or other Tax audit.

ARTICLE V
CLOSING

Section 5.1   Closing.   The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place (i) at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, at 10:00 a.m. local time, on the third business day following the expiration or termination of the applicable waiting period under the HSR Act and the satisfaction or waiver of all other conditions set forth in this Agreement that are susceptible to being satisfied prior to the Closing, or (ii) at such other place, date and time as Seller and Buyer may agree. The date of the Closing is referred to herein as the “Closing Date”. The Closing will be deemed to be effective at 5:00 p.m. (Salt Lake City time) on the Closing Date (the “Effective Time”).

Section 5.2   Closing Deliveries of Seller.   At the Closing, Seller will deliver and cause to be delivered (i) such bills of sale and instruments of assignment, conveyance and transfer as shall be reasonably agreed upon by Buyer and Seller to effect or evidence the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer, and (ii) all closing certificates, Ancillary Agreements and other documents required to be delivered by Seller, Seller Subsidiary and each if its and their Affiliates to Buyer at the Closing pursuant to this Agreement.

Section 5.3   Closing Deliveries of Buyer.   At the Closing, Buyer will deliver or cause to be delivered (i) the Purchase Price pursuant to Section 4.1(a), (ii) such instruments of assumption as shall be reasonably agreed upon by Buyer and Seller to effect or evidence the assumption by Buyer of the Assumed Liabilities and (iii) all closing certificates, Ancillary Agreements and other documents required to be delivered by Buyer to Seller or Seller Subsidiary at the Closing pursuant to this Agreement.

Section 5.4   Transfer Taxes.   All applicable sales and transfer Taxes (including Taxes, if any, imposed upon the transfer of real or personal property, but excluding VAT) and filing, recording, registration, stamp, documentary and other similar Taxes and fees that are payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions, and the reasonable costs of preparing and filing transfer Tax returns with respect thereto, will be shared on an equal basis by Seller and Buyer. Seller shall prepare and timely file all Tax returns or other documentation relating to such transfer Taxes; provided, however, that to the extent required by Applicable Law, Buyer will join in the execution of any such Tax returns or other documents relating to such Taxes. Seller shall provide Buyer with copies of each such Tax return or other document at least fifteen (15) days prior to the date on which such Tax return or other document is required to be filed.

Section 5.5   U.K. Matters.

(a)   Seller and Buyer agree that the consideration given under this Agreement in respect of the sale of the Business based in the United Kingdom comprising the Assets located in the United Kingdom (the “U.K. Business”) is exclusive of any VAT.

(b)   Seller and Buyer intend that Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply as between Seller Subsidiary and the relevant United Kingdom incorporated Affiliate of Buyer to the sale of the UK Business under this Agreement (which U.K. Business the relevant United Kingdom incorporated Affiliate of Buyer is purchasing with a view to carrying on in the United Kingdom as a going concern) and each of Seller and Buyer agrees to procure that their respective relevant United Kingdom Affiliates as soon as possible following signing of this Agreement use commercially reasonable efforts to secure that such sale is treated as neither a supply of goods nor a supply of services under that article.

(c)   Buyer warrants that the relevant United Kingdom incorporated Affiliate of Buyer is or will immediately become as a result of the transfer a taxable person for the purposes of VAT and agrees that in the period immediately following Closing (being a minimum period of 30 days) it will use the Assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as Seller Subsidiary prior to Closing.

(d)   If, nevertheless, any VAT is payable on the sale of the U.K. Business or any of the Assets located in the United Kingdom under this Agreement, the relevant United Kingdom incorporated Affiliate of Buyer shall in addition to the consideration referred to in Section 5.5(a), pay to Seller Subsidiary to the extent that Seller Subsidiary has issued to such Affiliate an appropriate VAT invoice such VAT (and in addition, but subject to Section 5.5(f) below, any penalties and interest, other than penalties or interest arising solely from the failure of Seller Subsidiary (i) to issue an appropriate VAT invoice promptly following denial of (or clear failure to grant after adequate time has elapsed) relief for transfer as a going concern, (ii) following receipt of sufficient funds in accordance with an appropriate VAT invoice, to account promptly for VAT included in the above mentioned VAT invoice, (iii) to notify promptly the relevant United Kingdom incorporated Affiliate of Buyer of the amount of the relevant interest and/or penalties once HM Customs and Revenue have confirmed the sum(s) due, or (iv) immediately after receipt of sufficient funds as required by Seller Subsidiary, to discharge in full the interest and penalties to HM Revenue and Customs in which case and to that extent Seller Subsidiary shall be responsible for the incremental payments of interest and/or penalties attributable to its failure to issue the relevant VAT invoice promptly and/or demand appropriate funds from the relevant United Kingdom incorporated Affiliate of Buyer and/or account for and/or otherwise discharge promptly VAT, penalties and interest after having been put in funds to do so).

(e)   If any amount paid by the relevant United Kingdom incorporated Affiliate of Buyer to Seller Subsidiary in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error, Seller shall procure that Seller Subsidiary shall if Seller Subsidiary has not yet accounted for such VAT to HM Revenue and Customs promptly repay such amount to the relevant United Kingdom incorporated

Affiliate of Buyer, and that if Seller Subsidiary has already so accounted, then Seller shall procure that Seller Subsidiary shall use commercially reasonable efforts to obtain repayment thereof from HM Revenue and Customs and forthwith on receiving repayment from HM Revenue and Customs shall pay to the relevant United Kingdom incorporated Affiliate of Buyer the amount repaid and Buyer shall procure that the relevant United Kingdom incorporated Affiliates shall reimburse Seller Subsidiary 50% of the reasonable expenses, properly accrued by Seller Subsidiary in using such efforts.

(f)    Notwithstanding anything in Section 5.4 or 5.5, if VAT is paid on, or in connection with, the transfer of the U.K. Business or any of the Assets located in the United Kingdom under this Agreement, then to the extent that such VAT cannot be recovered as input by the relevant United Kingdom Affiliate of Buyer (whether by cash recovery or offset), Seller shall on demand pay to Buyer (i) 50% of such irrecoverable VAT (including VAT paid in error for which repayment is not obtained) upon Buyer providing evidence (reasonably satisfactory to Seller) of the amount of such irrecoverable tax and the fact that it is irrecoverable, (ii) VAT for which Seller Subsidiary is primarily liable to account for but for which the relevant United Kingdom Affiliate of Buyer becomes liable to HM Revenue and Customs as a result of the failure of Seller Subsidiary or an Affiliate of Seller to discharge it, otherwise than as a result of the relevant United Kingdom incorporated Affiliate of Buyer failing to pay VAT in accordance with Section 5.5(d) and which is irrecoverable for the United Kingdom Affiliate of Buyer, (iii) 50% of any interest and/or penalties payable by the relevant United Kingdom Affiliate of Buyer on the total amount of VAT payable under Section 5.5(d), and (iv) any interest and/or penalties for which the Seller Subsidiary is responsible under 5.5(d) which arises after it fails to issue an appropriate VAT invoice promptly and/or notify Buyer of the relevant amount of penalties and/or interest and/or account for and/or otherwise discharge the liability to VAT and/or interest and/or penalties promptly after having been put in funds to do so.

(g)   The relevant United Kingdom incorporated Affiliate of Buyer will be solely responsible for incremental interest and penalties arising as a result of its delay in putting Seller Subsidiary in funds promptly following the issue of an appropriate VAT invoice or notification of penalties and/or interest in accordance with Section 5.5(d).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, except as provided in the disclosures in the disclosure schedule delivered by Seller to Buyer concurrently herewith, which shall qualify the corresponding section of the representations and warranties set forth in this Agreement and any other Section to the extent that it is readily apparent that such disclosure is relevant, as follows:

Section 6.1   Organization.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Each of Seller Subsidiary and the Joint Venture is a company duly organized and validly existing under the laws of England and Wales. Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Seller Subsidiary. Each of Seller and Seller Subsidiary has all requisite corporate power and authority to own, lease and operate its Assets and to carry on the Business as presently conducted and as it will be conducted through the Closing Date. The Joint Venture has all requisite corporate power and authority to own, lease and operate the assets owned, leased and operated by it and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Each of Seller and Seller Subsidiary is duly qualified to transact business and in good standing as a foreign corporation in each jurisdiction where the Business or the ownership, leasing or holding of Assets by it makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.2   Authority.   Each of Seller and Seller Subsidiary has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by each of Seller and Seller Subsidiary of each Transaction Document delivered or to be delivered by it and the consummation by each of Seller and Seller Subsidiary of the Transaction has been duly authorized by all necessary and proper action on the part of Seller or Seller Subsidiary, as the case may be, except for the Required Seller Vote. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each other Transaction Document to be delivered by Seller or Seller Subsidiary will be duly executed and delivered by Seller or Seller Subsidiary, as the case may be, and, when so executed and delivered, assuming due authorization, execution and delivery by the other parties thereto, will constitute the legal, valid and binding obligation of Seller or Seller Subsidiary, as the case may be, enforceable against Seller or Seller Subsidiary, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

Section 6.3   No Breach.   Assuming receipt of the authorizations, approvals and consents referred to in Section 6.13 hereof and the approval of the stockholders of Seller by the Required Seller Vote, none of the execution, delivery or performance by Seller or Seller Subsidiary of any Transaction Document, or the consummation by Seller and Seller Subsidiary of the Transaction, with or without the giving of notice or the lapse of time or both, does or will result in the creation of any Lien upon any of the Assets (except for Permitted Liens), or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the Articles of Incorporation or By-laws (or similar governance document) of Seller, Seller Subsidiary or the Joint Venture, (ii) any Contract of Seller or Seller Subsidiary, or (iii) any Law or Permit (subject to compliance with the HSR Act) applicable to Seller, Seller Subsidiary or, to the Knowledge of Seller, the Joint Venture or to which their respective properties or assets is subject, except, in the case of items (ii) and (iii) above only, for those which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.4   Financial Information.

(a)   The Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present, in conformity with GAAP applied on a consistent basis, the consolidated financial condition and results of operations and cash flows of Seller and Seller Subsidiary as of the dates thereof or the periods then ended, subject in the case of the unaudited financial statements to normal year-end adjustments.

(b)   Except for Liabilities (i) set forth on Schedule 6.4(b), (ii) set forth or reserved on the September 30, 2005 Balance Sheet (or referred to in the notes thereto) or (iii) which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor Seller Subsidiary, in respect of the Business, or, to the Knowledge of Seller, the Joint Venture has any Liabilities, contingent or otherwise, of any kind or nature.

(c)   All accounts and notes receivable and other receivables of the Business arose from bona fide sales and deliveries of goods or performance of services in the ordinary course of business. All such receivables outstanding as of September 30, 2005 have been adequately reserved in the September 30, 2005 Balance Sheet in accordance with GAAP.

(d)   All inventories of the Business have been procured and produced for sale in the ordinary course of business and consistent with anticipated requirements as of the time commitments were made, and the volume of production or purchases thereof and of orders therefor have not been reduced or increased in anticipation of the transactions contemplated by this Agreement.

Section 6.5   Taxes.   Except as set forth on Schedule 6.5:

(a)   All federal and Utah state income Tax returns and all other material state, local and foreign Tax returns, reports, declarations, statements and other documents (“Tax Returns”) required to be filed by or on behalf of (i) Seller, Seller Subsidiary, any predecessor corporation of either of them or any consolidated, combined, affiliated or unitary group of which Seller is or has been a member (together the “Seller Affiliated Group”) with respect to (or which include) the Business or the Assets, and (ii) the Joint Venture, have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such Tax Return was complete and correct in all material respects.

(b)   All material Taxes with respect to taxable periods or portions thereof covered by such Tax Returns and all other material Taxes (without regard to whether a Tax Return was or is required) for which (i) Seller, Seller Subsidiary, any predecessor corporation of either of them or any member of the Seller Affiliated Group is otherwise liable with respect to (or which relate to) the Business or the Assets, and (ii) the Joint Venture is otherwise liable, that are due have been paid in full or adequate reserves have been established on the September 30, 2005 Balance Sheet, in accordance with GAAP as applied by Seller on a consistent basis with prior periods.

(c)   With respect to the Business or the Assets, all material Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which (i) Seller, Seller Subsidiary, any predecessor corporation of either of them or any member of the Seller Affiliated Group is or might otherwise be liable with respect to (or which relate to) the Business or the Assets, and (ii) the Joint Venture is or might otherwise be liable, have been paid in full.

(d)   There is no audit by any taxing authority pending against (i) Seller, Seller Subsidiary, any predecessor corporation of either of them with respect to the Assets or the Business, or (ii) the Joint Venture, and such entities have not received any written notice from any taxing authority that it is conducting or intends to conduct an audit or investigation. To the Knowledge of Seller, no material issue has been raised in writing within the past three years by a taxing authority in any current or most recent prior examination which, by application of the same or similar principles, would reasonably be expected to affect in any material respect the Tax treatment of any of the Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(e)   No claim has ever been made in writing within the past three years by a taxing authority in a jurisdiction where Seller, Seller Subsidiary or the Joint Venture does not file Tax Returns that with respect to the Business or the Assets, Seller, Seller Subsidiary or the Joint Venture is or may be subject to taxation by that jurisdiction.

(f)    With respect to the Business or the Assets, each of Seller, Seller Subsidiary and the Joint Venture has complied in all material respects with all applicable Laws relating to withholding of Taxes and the payment thereof, and has in all material respects timely and properly withheld from employee wages (and from all other payments made by or on behalf of Seller, Seller Subsidiary and the Joint Venture) and paid to the proper authorities all amounts required to be withheld and paid over under applicable Laws.

(g)   Other than the Joint Venture, none of the Assets is (i) an interest in a partnership or other entity treated as a partnership for U.S. federal income tax purposes, (ii) an interest in an entity taxable as a corporation, trust or real estate mortgage investment conduit for U.S. federal income tax purposes, or

(iii) an entity treated as a disregarded entity described in Treasury Regulation Section 301.7701-2(c)(2)(i). The Joint Venture has been treated by Seller as a corporation for U.S. federal income tax purposes.

(h)   None of the Assets (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by any Person (other than Seller or Seller Subsidiary) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

(i)    No Liens for Taxes exist with respect to any of the Assets, except for Permitted Liens.

Section 6.6   Proprietary Rights.

(a)   Set forth on Schedule 6.6(a) are all patents, patent applications, patent and invention disclosures available for filing, mask works and semiconductor chip rights, copyright applications and registrations, trademark applications and registrations and material unregistered trademarks which constitute Business Intellectual Property owned by Seller or Seller Subsidiary and the entity that owns such Business Intellectual Property.

(b)   Set forth on Schedule 6.6(b) are all Contracts of Seller and Seller Subsidiary by which Seller or Seller Subsidiary grants or receives rights in or to any Business Intellectual Property or Seller Non-Laser Intellectual Property, including the distribution or license of, or royalty payments with respect to, Business Intellectual Property or Seller Non-Laser Intellectual Property, whether as licensor or licensee, and excluding (i) non-material software (in object code form only) licenses to end-users; and (ii) software and database license agreements based on one of the forms included on Schedule 6.6(b), entered into in the ordinary course of business consistent with past practices granting (A) Seller’s or Seller Subsidiary’s customers the nonexclusive right to use, copy or merge software (in object code form only) or databases sold by, or incorporated in products sold by, Seller or Seller Subsidiary and (B) Restricted Rights (as defined in FAR 52.227-14) to software (in object code form only), Limited Rights (as defined in FAR 52.227-14) to associated technical data documentation or Government Purpose Rights (as defined in FAR 52.227-14) to databases to the United States Government, provided that such licenses in clauses (A) and (B) do not differ materially from such forms (the licenses in 6.6(b)(i) and 6.6(b)(ii), the “Excluded Licenses”).

(c)   Except as set forth on Schedule 6.6(c):

(i)    Seller or Seller Subsidiary owns all right, title and interest in and to (or, in the case of Business Intellectual Property or Seller Non-Laser Intellectual Property subject to license agreements in favor of Seller or Seller Subsidiary set forth on Schedule 6.6(b), has the right to use in accordance with the terms of such license agreements) all of the Business Intellectual Property and material Seller Non-Laser Intellectual Property, free and clear of any Liens (other than Permitted Liens) and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions (except, in the case of Business Intellectual Property or Seller Non-Laser Intellectual Property subject to license agreements from or to Seller or Seller Subsidiary set forth on Schedule 6.6(b) and the Excluded Licenses, as otherwise provided pursuant to the terms of such license agreements);

(ii)   no Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property (other than Business Intellectual Property or Seller Non-Laser Intellectual Property subject to license agreements in favor of Seller or Seller Subsidiary set forth on Schedule 6.6(b)) or any service rendered by Seller or Seller Subsidiary in respect of the Business within the past six years, or any product, process or material developed, manufactured, produced or used by Seller or Seller Subsidiary in respect of the Business within the past six years, is alleged in writing to infringe upon or misappropriate in any material respect or, to the Knowledge of Seller, infringes or misappropriates in any material respect upon any Intellectual Property or other rights owned or held by any other Person, and no Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property subject to license agreements in favor of Seller or Seller Subsidiary set forth on Schedule 6.6(b) is alleged in writing to infringe in any material respect upon or, to the Knowledge of Seller, infringes in any material respect upon any Intellectual Property or other rights owned or held by any other Person;

(iii)  to the Knowledge of Seller, the rights of Seller and Seller Subsidiary in and to all Business Intellectual Property and Seller Non-Laser Intellectual Property are valid and enforceable and, no Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property is subject to any outstanding Lien (other than Permitted Liens), judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Entity restricting the use of such Intellectual Property, nor is there (or has there been within the last three (3) years), pending or (to the Knowledge of Seller) threatened, any written claim, Action or other proceeding relating to any Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property, (including any interference, reissue, reexamination or opposition proceeding, which is contesting the rights of Seller or Seller Subsidiary to any Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property or the ownership, use, enforceability or validity of any such Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property);

(iv)  to the Knowledge of Seller, there is no infringement or misappropriation of any Business Intellectual Property or Seller Non-Laser Intellectual Property by any Person;

(v)    there are no material Contracts between Seller or Seller Subsidiary, on the one hand, and any other Person, on the other hand, which have been terminated or expired prior to the date hereof and under which Seller or Seller Subsidiary has granted rights or licenses in any Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property to such other Persons or granted an option to acquire such rights or licenses, which rights or licenses or the option to acquire the same survived such termination or expiration;

(vi)  neither Seller nor Seller Subsidiary is bound by any existing or contingent covenant or obligation not to sue or otherwise enforce any legal rights with respect to any Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property;

(vii) all Business Intellectual Property and, to the Knowledge of Seller, Seller Non-Laser Intellectual Property, in each case, owned by Seller or Seller Subsidiary (other than Business Intellectual Property and Seller Non-Laser Intellectual Property acquired by Seller or Seller Subsidiary in connection with the acquisition of a business from a third party) was developed entirely by employees of Seller or Seller Subsidiary during the time they were employees of Seller or Seller Subsidiary; and

(viii)  there are no actions that must be taken within six (6) months from the date hereof, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any rights in any registered or applied-for Business Intellectual Property or, to the Knowledge of Seller, Seller Non-Laser Intellectual Property, in each case, owned by Seller or Seller Subsidiary.

(d)   Seller has taken and has caused Seller Subsidiary to take reasonable steps (including measures to protect secrecy and confidentiality) to protect its right, title and interest in and to, or its right to use (as applicable), all material Business Intellectual Property and, to the Knowledge of Seller, Seller Non-Laser Intellectual Property. All employees, agents, consultants and other Representatives of Seller or Seller Subsidiary who have access to material confidential or proprietary information of Seller or Seller

Subsidiary included in the Business Intellectual Property or, to the Knowledge of Seller, the Seller Non-Laser Intellectual Property have a legal obligation of confidentiality to Seller or Seller Subsidiary with respect to such information. All relevant employees of the Business and all relevant employees of Seller or Seller Subsidiary (including all employees who create or develop or who have created or developed Intellectual Property) related to the Business have duly executed and delivered agreements with Seller or a Seller Subsidiary pertaining to the assignment, without additional consideration, to Seller or Seller Subsidiary of all inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment by Seller or Seller Subsidiary.

(e)   The Business Intellectual Property and the Intellectual Property licensed to Buyer pursuant to the Transaction Documents, together with the Intellectual Property rights under and arising from the Contracts that constitute Assets, constitute all of Seller’s Intellectual Property rights necessary to conduct the Business in the manner as currently conducted in all material respects and, assuming that such Intellectual Property rights are transferred in accordance with the terms of this Agreement and that all required third party consents to the transfer to Buyer of Contracts specified in Section 6.10(d) have been obtained, immediately after the Closing, Buyer will have the same rights to use such Intellectual Property to conduct the Business after the Closing as Seller did to conduct the Business immediately before the Closing.

(f)    Except as set forth in Schedule 6.6(f), neither Seller nor Seller Subsidiary has released, or escrowed for the benefit of others, any of the source code developed for the Business by Seller or Seller Subsidiary, and to the Knowledge of Seller, no Person other than Seller or Seller Subsidiary is in possession of such source code.

(g)   Except as set forth in Schedule 6.6(g), to the Knowledge of Seller, the software included in the Business Intellectual Property and the Seller Non-Laser Intellectual Property does not contain any open source code or any other components that are licensed under the GNU General Public License or other open source licenses.

Section 6.7   Equity Interest.

(a)   Except for the capital stock of Seller Subsidiary and the ownership interest in the Joint Venture, neither Seller nor Seller Subsidiary owns any capital stock or other equity interest in any Person that is Related to the Business.

(b)   True and complete copies of the Articles of Incorporation and By-laws (or similar governing documents) of the Joint Venture, in each case as amended to date, have been made available to Buyer. The capital stock of the Joint Venture consists of 950,000 shares of capital stock, of which 475,000 “A” Shares are owned by Quadrant Group plc. and 475,000 “B” Shares are owned by Seller. All such outstanding shares have been duly authorized and validly issued and are fully paid, non-assessable and free of pre-emptive rights. There are no outstanding (i) shares of capital stock of the Joint Venture other than the shares described in this Section 6.7(b), (ii) securities of the Joint Venture convertible into or exchangeable for shares of capital stock of the Joint Venture or (iii) options or other rights or agreements (other than this Agreement) to acquire, either directly or indirectly, from Seller, Quadrant Group plc or the Joint Venture, or other obligation of Seller, Quadrant Group plc or the Joint Venture to issue, any capital stock, or securities convertible into or exchangeable for capital stock, of the Joint Venture.

Section 6.8   Title.   Each of Seller and Seller Subsidiary has good and valid title to all of the Assets (other than the Leased Premises and the Owned Real Property), in each case free and clear of any Liens, other than Permitted Liens. Seller and Seller Subsidiary have valid and enforceable title to all Owned Real Property and a valid and enforceable leasehold estate in the Leased Premises, in each case free and clear of all Liens, other than Permitted Liens.

Section 6.9   Real Property.

(a)   Schedule 6.9(a) sets forth a list of all real property (including improvements on Leased Premises) owned by Seller or Seller Subsidiary and included in the Assets (the “Owned Real Property”).

(b)   Schedule 6.9(b) contains a complete and accurate list of (i) all real estate leased, subleased or occupied by Seller or Seller Subsidiary Related to the Business pursuant to a Lease (the “Leased Premises”, and, together with the Owned Real Property, the “Real Property”), indicating the ownership, street address and use of each of the Leased Premises and (ii) all Leases related to or in respect of the Real Property.

(c)   Other than as set forth on Schedule 6.9(c), either Seller or Seller Subsidiary (and no other Person) is in actual occupancy of all Real Property and Seller and Seller Subsidiary enjoy peaceful and undisturbed possession thereof. Seller has not received written notice from a Governmental Entity of any restrictions imposed by Law which preclude or restrict the ability to use the Real Property for the purposes for which they are currently being used and, to, the Knowledge of Seller (without duty of inquiry), there are no such restrictions.

(d)   To the Knowledge of Seller (without duty of inquiry), all improvements on the Real Property were constructed in compliance in all material respects with all applicable Laws (including building, planning and zoning Laws) and Permits affecting such Real Property. Seller has not received written notice from a Governmental Entity that any improvement on the Real Property or any current use or condition thereof violates any applicable deed restrictions or other applicable covenants, restrictions, agreements, site plan approvals or variances or the certificate of occupancy for each of the improvements on the Real Property, and, to the Knowledge of Seller (without duty of inquiry), there are no such violations. All improvements on the Real Property are wholly within the boundaries of the real property covered by the deed or Lease relating thereto, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(e)   Neither Seller nor Seller Subsidiary has received written notice of any pending or threatened Actions (including condemnation Actions) affecting any Real Property, and, to the Knowledge of Seller, there are no such pending or threatened Actions.

Section 6.10   Contracts.

(a)   Schedule 6.10(a) lists all Contracts of Seller or Seller Subsidiary Related to the Business (other than those set forth on Schedule 6.6(b), Schedule 6.9(b), Schedule 6.17(b) or Schedule 6.17(e)):

(i)    for the lease (whether as lessor or as lessee) of personal property from any Person providing for annual lease payments in excess of $25,000;

(ii)   for the sale or lease (as lessor) of inventories, materials, commodities, supplies, products, spare parts or real, personal or mixed property, or for the furnishing or receipt of services, including customer Contracts, which provide for aggregate future payments to Seller or Seller Subsidiary in excess of $50,000 per annum;

(iii)  establishing a partnership, joint venture or joint development arrangement and any Contracts of any such partnership, joint venture or joint development to which Seller, Seller Subsidiary or the United Kingdom Ministry of Defense is a party;

(iv)  providing for management services or for the services of independent contractors or consultants (or similar arrangements), which provide for aggregate future payments in excess of $25,000 per annum;

(v)    under which any Person has directly or indirectly guaranteed any indebtedness or other Liability of Seller or Seller Subsidiary in excess of $25,000;

(vi)    under which Seller or Seller Subsidiary has directly or indirectly made any advance, loan or extension of credit to, or other investment in, any Person in excess of $50,000 (other than in respect of amounts paid for products or services) or any employee, or which involve a sharing of profits, losses, costs or Liabilities by Seller or Seller Subsidiary with any other Person;

(vii)   providing for or granting a Lien (other than a Permitted Lien) upon any Assets;

(viii)   between or among Seller or Seller Subsidiary, on the one hand, and any Affiliate, officer, director or employee of Seller or Seller Subsidiary, on the other hand;

(ix)    with (A) any broker, distributor, dealer or sales representative relating to the distribution or sale of products pursuant to which in excess of $25,000 per annum is potentially payable or (B) any international sales representative;

(x)      with any supplier, manufacturer or other Person relating to the purchase or manufacture of products or the receipt of services which provide for aggregate future payments by Seller or Seller Subsidiary in excess of $50,000 per annum;

(xi)    all confidentiality and non-disclosure agreements (other than standard non-disclosure forms signed by employees generally, copies of which have been made available to Buyer);

(xii)   for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, assets, operating unit or product line thereof;

(xiii)   which limit or purport to limit the ability of Seller or Seller Subsidiary or the Business to compete in any line of business or with any Person or in any geographic area or which limit or purport to limit or restrict the ability of Seller or Seller Subsidiary with respect to the development, manufacture, marketing, sale or distribution of any products or services;

(xiv)   pursuant to which Seller or Seller Subsidiary has granted exclusive rights with respect to the distribution, sale, manufacture or other use of any products, Intellectual Property or other assets;

(xv)  with any Governmental Entity (other than Contracts under which Governmental Entities are customers which are disclosed or not required to be disclosed pursuant to clause (ii) above); and

(xvi)   all foreign currency forward exchange Contracts.

Each Contract set forth or required to be set forth on Schedule 6.10(a), Schedule 6.6(b), Schedule 6.9(b), Schedule 6.17(b) or Schedule 6.17(e) and each Contract of the Joint Venture that is material to the Business is referred to herein as a “Material Contract”.

(b)   Each Material Contract is in full force and effect and, assuming due authorization, execution and delivery by the other parties thereto, is legal, valid, binding and enforceable against Seller or Seller Subsidiary and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c)   Except as set forth on Schedule 6.10(c), Seller, Seller Subsidiary or, to the Knowledge of Seller, the Joint Venture have performed in all material respects all obligations required to be performed by them under each Material Contract and are not in material default under any Material Contract. To the Knowledge of Seller, no party to any Material Contract has repudiated any provision thereof or terminated any Material Contract, and none of Seller or Seller Subsidiary has received written notice from the other party or parties to any such Material Contract of its intention to exercise any right of cancellation, termination or non-renewal thereof. Seller has heretofore made available to Buyer true and complete copies of all written Material Contracts. Neither Seller nor Seller Subsidiary is a party to any oral Contract that would fall within the definition of Material Contract.

(d)   Except as set forth on Schedule 6.10(d), none of the execution, delivery or performance of any Transaction Document or consummation of the Transaction will, under the terms, conditions or provisions of any Material Contract (A) require any Consent of, with or to any Person, (B) result in any increase in any payment or change in any term, (C) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (D) grant any repayment or repurchase rights to any Person.

(e)   The current Estimates at Completion (EACs) prepared by Seller for existing Material Contracts providing for the sale of products by Seller or Seller Subsidiary have been made available to Buyer and reflect (i) all material costs incurred related to such Material Contracts in accordance with GAAP and (ii) reasonable and appropriate estimates to complete such Material Contracts based on actual costs incurred and estimates of the effort to complete such Material Contracts from Seller’s and Seller Subsidiary’s engineering and program management functions. The Material Contracts for which losses have been recorded or reserved against in the Financial Statements and the amount of such losses recorded or reserved for each such Material Contract are set forth on Schedule 6.10(e). Seller and Seller Subsidiary have no Material Contracts for which a material loss should be recorded or reserved in accordance with GAAP, other than Material Contracts for which losses have been recorded or reserved against in the Financial Statements.

Section 6.11   Litigation.

(a)   Except as set forth on Schedule 6.11(a) or Schedule 6.6(c), (i) there is no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which Seller or Seller Subsidiary is party or by which Seller or Seller Subsidiary or any assets of any thereof is bound, and which relates to or affects the Business (or the operation thereof), the Assets, the Assumed Liabilities, any Transaction Document or the Transaction in effect, or, to the Knowledge of Seller, to which the Joint Venture is a party or by which the Joint Venture or any assets of the Joint Venture is bound, and which relates to or affects the business (or the operation thereof), the assets or the liabilities of the Joint Venture, and (ii) none of Seller or Seller Subsidiary is party to, engaged in, or, to the Knowledge of Seller, threatened with any Action which relates to or affects the Business (or the operation thereof), the Assets, the Assumed Liabilities, any Transaction Document or the Transaction, and, to the Knowledge of Seller, the Joint Venture is not a party to, engaged in or threatened with any Action which relates to or affects the business (or the operation thereof), the assets or the liabilities of the Joint Venture.

(b)   None of Seller, Seller Subsidiary or the Joint Venture is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation, injunction or determination of the type described in Section 6.11(a)(i).

Section 6.12   Environmental Matters.

(a)   Except as disclosed on Schedule 6.12 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Seller:

(i)    none of the Facilities has been used at any time (A) as a site for the storage, except as authorized under applicable Environmental Laws, or disposal of any Hazardous Material, or (B) so as to cause a material violation of, or to give rise to, a material removal, restoration or reimbursement Liability under any Environmental Law;

(ii)   neither Seller nor Seller Subsidiary has any material Environmental Liability whether directly or pursuant to any Contract, including with respect to or as a result of (A) the presence,

discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Material at, onto or from any Facility, (B) disposition of such removed Hazardous Material at any other location, (C) the Release, threatened Release or presence of Hazardous Materials at any location or (D) the discontinuance, sale or transfer of operations of any business conducted at any Facility;

(iii)  each of Seller and Seller Subsidiary has complied and remains in compliance in all material respects with all Environmental Laws related to or affecting the Business or the Assets, including in connection with the acquisition, storage, handling, transportation, processing, use or disposal of any goods or materials, whether as raw materials, work in process, finished goods or otherwise;

(iv)  no underground tanks, asbestos containing materials or polychlorinated biphenyls are, or have at any time while owned or operated by Seller or Seller Subsidiary been, present at any Facility; and

(v)    no environmental assessment reports with respect to any Facility are in the possession or control of Seller or Seller Subsidiary that have not been made available to Buyer.

(b)   The representations in this Section 6.12 constitute the sole and exclusive representations relating to environmental matters under this agreement.

Section 6.13   Governmental Approvals.   Except for the filings required under the HSR Act and as set forth on Schedule 6.13, no material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Seller, Seller Subsidiary or the Joint Venture in connection with the execution, delivery and performance by Seller or Seller Subsidiary of any Transaction Document or the consummation by Seller or Seller Subsidiary of the Transaction.

Section 6.14   Compliance With Applicable Laws.

(a)   Except as set forth on Schedule 6.14 (and except with respect to Intellectual Property), (i) each of Seller, Seller Subsidiary and the Joint Venture is in compliance in all material respects and has complied in all material respects with all Laws applicable to the Business, the Assets and the Joint Venture, (ii) within the past three (3) years, no written claims or complaints from any Governmental Entities have been asserted or received by Seller, Seller Subsidiary or the Joint Venture related to or affecting the Business, the Assets or the Joint Venture and, to the Knowledge of Seller, no written claims or complaints are threatened, alleging that Seller, Seller Subsidiary or the Joint Venture is in violation in any material respect of any Laws or Permits applicable to the Business, the Assets or the Joint Venture, and (iii) within the past three (3) years, to the Knowledge of Seller, no investigation, inquiry, or review by any Governmental Entity with respect to the Business, the Assets or the Joint Venture is pending or threatened, nor has any Governmental Entity indicated to Seller, Seller Subsidiary or the Joint Venture an intention to conduct any such investigation, inquiry or review.

(b)   To the Knowledge of Seller, none of Seller, Seller Subsidiary or the Joint Venture, with respect to the Business or the Joint Venture, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Seller, Seller Subsidiary or the Joint Venture, with respect to the Business or the Joint Venture, has, directly or indirectly, used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any Governmental Entity or governmental, administrative or regulatory official or employee or to any political party or campaign from corporate funds or made any bribe, unrecorded rebate, payoff, influence payment, kickback or other unlawful payment.

Section 6.15   Permits.   Schedule 6.15 contains a complete and accurate list of all material Permits that are held by Seller or Seller Subsidiary with respect to the Business, the Assets or the Assumed Liabilities. Other than any material Permits held by the landlords of Seller or Seller Subsidiary under any

Leases, the Permits listed on Schedule 6.15 constitute all the material Permits that are necessary to operate the Business and to operate, own and use the Assets in compliance in all material respects with all Laws applicable to such operation, ownership and use. To the Knowledge of Seller, no such material Permit will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction. Each of Seller and Seller Subsidiary has complied in all material respects with all of the terms and requirements of the Permits listed on Schedule 6.15.

Section 6.16   Sufficiency of Assets.   The Assets, together with Buyer’s rights under the Transition Agreement, the Intellectual Property Agreement, the Laser Supply Agreement and the Laser Agreement constitute and will constitute on the Closing Date (a) all of the material assets and rights that are used in the operation of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date and (b) all the material property, real and personal, tangible and intangible, reasonably necessary for the conduct of the Business following the Effective Time as it is being conducted as of the date hereof and as it will be conducted through the Effective Time, excluding (w) the Real Property listed on Schedule 6.9(a) or Schedule 6.9(b), but not included on Schedule 2.1(a)(i), (x) the power substation, (y) any differences between the international sales representative agreements entered into by Buyer pursuant to Section 8.13 and those of Seller as of the Effective Time, and (z) any Business Employee who elects not to accept employment with Buyer as of the Effective Time. Except as set forth on Schedule 6.16, no Affiliate of Seller (other than Seller Subsidiary) owns any assets, properties or rights Related to the Business.

Section 6.17   Employee Matters.

(a)   Neither Seller nor Seller Subsidiary is a party to any Contract regarding collective bargaining or other Contract with or to any labor union or other association representing any employee engaged in the Business, nor does any labor union or collective bargaining agent represent any employee engaged in the Business. No Contract regarding collective bargaining has been requested by, or is under discussion between management of Seller or Seller Subsidiary and, any group of employees engaged in the Business or others, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against Seller or Seller Subsidiary with the National Labor Relations Board, the Central Arbitration Committee under the Employment Relations Act 1999 or any labor relations tribunal related to the Business, nor are there any other current activities, to the Knowledge of Seller, to organize any employees engaged in the Business into a collective bargaining unit. There is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, threatened that is related to the Business. Except as set forth on Schedule 6.17(a), during the past four (4) years, there has not been any labor strike, slow-down, work stoppage, arbitration or material grievance involving Seller or Seller Subsidiary with respect to the Business or otherwise related to the Business, and no such action is now pending or, to the Knowledge of Seller, threatened against Seller, Seller Subsidiary or the Business.

(b)   Schedule 6.17(b) sets forth a complete and accurate list of each pension, retirement, savings, profit sharing, cash balance, money purchase, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, restricted stock, stock appreciation rights, incentive and special compensation and other plan and each other employee benefit plan, program or contract, whether or not subject to ERISA, (i) which is related to the Business or which is otherwise applicable to employees or categories of employees engaged in the Business and (ii) to which Seller or Seller Subsidiary contributes or is required to contribute, or which Seller or Seller Subsidiary sponsors, maintains, administers or participates in (hereinafter referred to collectively as the “Plans”).

(c)   Except as set forth on Schedule 6.17(c), none of the Plans is subject to Title IV of ERISA or Section 412 of the Code.

(d)   None of Seller, Seller Subsidiary or any ERISA Affiliate of any thereof is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) which is applicable to employees or categories of employees related to the Business.

(e)   Schedule 6.17(e) sets forth a complete and accurate list of each current employment, termination, retention and severance agreement, Contract and policy (whether written or oral) with or for the benefit of, or otherwise related to, any employees engaged in the Business. All such Contracts and policies are valid and enforceable, and neither Seller nor Seller Subsidiary is in default in any material respect thereunder. Except as separately set forth on Schedule 6.17(e), none of the execution, delivery and performance of any Transaction Document or the consummation of the Transaction will result in any obligation to pay any employees engaged in the Business severance pay or termination, retention or other benefits.

(f)    All employees employed by Seller Subsidiary in the United Kingdom engaged primarily in the Business of Seller Subsidiary immediately before the date of this Agreement (“UK Employees”) are set forth in Schedule 6.17(f) (which Schedule 6.17(f) may be updated before the Closing by Seller pursuant to Section 15.13(b)). No person is employed by Seller Subsidiary other than the UK Employees. Schedule 6.17(f) sets forth for each UK Employee: job title; date of commencement and date of continuous employment; current compensation payable and all other benefits provided by Seller or Seller Subsidiary or which Seller or Seller Subsidiary is bound to provide (whether now or in the future); vacation accrued; eligibility to participate under the Plans and all and any benefits being received under the Plans; and leave of absence, stating the durations and reasons for any absence (statutory or otherwise); receipt of sickness, disability or permanent health insurance payments that are not otherwise covered under the Plans.

(g)   None of the UK Employees have previously transferred to Seller or Seller Subsidiary pursuant to the Transfer Regulations. Except as set forth in Schedule 6.17(g), Seller and Seller Subsidiary have no obligation (other than to meet the reasonable administration costs of the UK Pension Plan) to provide “relevant benefits” (within the meaning of the Income and Corporation Taxes Act 1988, section 612 (as amended)) to or in respect of any Person who is now or who has been an officer or employee of the Business of Seller Subsidiary or spouse or dependent of such officer or employee.

Section 6.18   Absence of Material Adverse Effect and Certain Changes or Events.

(a)   Except as set forth on Schedule 6.18, since September 30, 2005 until the date of this Agreement, there has not been a Material Adverse Effect.

(b)   Without limiting the generality of the foregoing, except as set forth on Schedule 6.18, from and after September 30, 2005 until the date of this Agreement, Seller and Seller Subsidiary have caused the Business to be conducted in the ordinary course of business consistent with past practices, and neither Seller nor Seller Subsidiary has (to the extent Related to the Business):

(i)         suffered damages, destruction or casualty losses (whether or not covered by insurance) in excess of $100,000 in the aggregate;

(ii)       made any single capital expenditure in excess of $100,000, or a series of related capital expenditures in excess of $375,000 in the aggregate;

(iii)      except for increases in compensation to employees made in the ordinary course of business consistent with past practice, or as agreed with Buyer in writing, or as required pursuant to any existing Contract, Plan, program, policy, agreement or arrangement or as required by applicable Law (A) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of their respective employees or agents, or

(B) agreed or promised (orally or otherwise) to pay, conditionally or otherwise, any additional material pension, profit sharing, incentive, deferred compensation, stock purchase, stock option, stock appreciation, group insurance, vacation pay, severance pay, retirement, bonus, extra compensation, or other employee benefit plan, agreement or arrangement to any of such employees or agents;

(iv)       (A) entered into any employment or consulting agreement (other than (x) any consulting agreement to which an international sales representative is not a party and pursuant to which less than $50,000 is potentially payable over the life of the agreement or (y) any employment agreement entered into the in ordinary course of business consistent with past practices in the United Kingdom) with or for the benefit of any Person referred to in subparagraph (iii) above, or (B) paid any pension, retirement allowance or other material employee benefit not required by any Plan, Contract, agreement or arrangement to any Person referred to in subparagraph (iii) above;

(v)        sold, assigned, leased or transferred any of its material Assets, other than inventories of obsolete equipment in the ordinary course of business consistent with past practices and licensing and other dispositions of Intellectual Property in the ordinary course of business consistent with past practices;

(vi)       amended or renegotiated in any material respect or terminated (other than by completion thereof) any Material Contract other than in the ordinary course of business consistent with past practices;

(vii)     made, incurred, assumed, created or guaranteed any loan or made any advance (other than the making of employee advances for travel and entertainment in the ordinary course of business consistent with past practices) to or investment in any Person (other than in respect of amounts paid for products or services);

(viii)    subjected any of its assets or properties to any Lien or permitted any of its assets or properties to be subjected to any Lien, other than Permitted Liens;

(ix)       made any material change in its accounting methods, policies, practices or principles affecting the Assets or Assumed Liabilities of the Business, whether or not required by GAAP;

(x)        waived or released any rights or claims of material value, including rights or claims under any Material Contract, or waived or released any material rights or material claims against any Affiliate or employee of Seller or Seller Subsidiary;

(xi)       other than in the ordinary course of business consistent with past practices, changed or modified any of the Business’s credit, collection or payment policies, procedures or practices, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

(xii)     engaged in any discount activity with customers of the Business or other activity intended to accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be reasonably expected to occur in post-Closing periods;

(xiii)    acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or Person, or division, operating unit or product line thereof;

(xiv)     revalued any of the Assets other than changes in reserves in the ordinary course of business consistent with past practices, or as a result of depreciation and amortization, in each case in accordance with GAAP;

(xv)      purchased any real property or, other than Leases set forth on Schedule 6.9(b), entered into any Lease;

(xvi)     settled or compromised any Action other than the Actions set forth on Schedule 2.1(b)(ix); or

(xvii)   entered into any agreement or commitment (other than the Transaction Documents) to take any of the types of action described in subclauses (ii) through (xvi) of this Section 6.18(b).

Section 6.19   Product Warranty.   No product manufactured, sold, leased or delivered or service rendered by the Business is subject to any guarantee, warranty or other indemnity beyond those set forth in the terms and conditions of sale contained in the Contracts set forth on Schedule 6.10(a).

Section 6.20   Insurance.

(a)   Schedule 6.20(a) sets forth a complete and accurate list of all insurance policies and surety bonds which Seller or Seller Subsidiary maintains with respect to the Business (including those maintained with respect to the employees engaged in the Business and the Assets (“Insurance Policies”). Seller has made available to Buyer true and complete copies of all Insurance Policies.

(b)   The Insurance Policies: (i) are in full force and effect; (ii) insure the Business in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size and nature and (iii) are sufficient for compliance in all material respects with all applicable requirements of Law and Contracts. Each of Seller and Seller Subsidiary is current in all premiums or other payments due under each Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder. Each of Seller and Seller Subsidiary has given timely notice to the insurer under each Insurance Policy of all claims with respect to the Business that may be insured thereby.

Section 6.21   No Brokers.   There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transaction.

Section 6.22   Customers and Suppliers.   From December 31, 2004 to the date hereof, except as disclosed on Schedule 6.22, none of the ten (10) largest customers or ten (10) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby (with respect to fiscal year ended December 31, 2004) (i) has terminated its relationship with Seller or Seller Subsidiary (with respect to the Business) or materially adversely changed the pricing or other terms of a substantial portion of its business with such Seller or Seller Subsidiary (with respect to the Business) or (ii) has notified in writing Seller or Seller Subsidiary (with respect to the Business) that it intends to terminate its relationship with Seller or Seller Subsidiary (with respect to the Business) or materially adversely change the pricing or other terms of a substantial portion of its business with such Seller or Seller Subsidiary or with Buyer following the Effective Time (with respect to the Business).

Section 6.23     Bank Accounts in the United Kingdom.   Schedule 6.23 sets forth a complete and accurate list of:  (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes of Seller and Seller Subsidiary that are located in the United Kingdom and are related to or in respect of the Business, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes and (b) the names of all Persons authorized to take action with respect to, or who have access to, such accounts, safe deposit boxes and lock boxes. The terms of all such accounts, lock boxes and safe deposit boxes have been made available to Buyer.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 7.1   Organization.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 7.2   Authority.   Buyer has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by Buyer and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of each Transaction Document delivered or to be delivered by Buyer and the consummation by Buyer of the Transaction have been duly authorized by all necessary and proper action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other party hereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each other Transaction Document to be delivered by Buyer will be duly executed and delivered by Buyer and, when so executed and delivered, assuming due authorization, execution and delivery by the other party thereto, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

Section 7.3   No Breach.   Assuming the receipt of the authorizations, approvals and consents referred to in Section 6.13 hereof and the approval of the stockholders of Seller by the Required Seller Vote, none of the execution, delivery or performance by Buyer of any Transaction Document or the consummation by Buyer of the Transaction does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of a benefit under (a) the Certificate of Incorporation or By-laws of Buyer, (b) any Contract of Buyer or (c) any Law or Permit (subject to compliance with the HSR Act) or other requirement to which Buyer or its properties or assets is subject, except, in the case of items (b) and (c) above only, for those which would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transaction.

Section 7.4   Governmental Approvals.   Except for the filings required under the HSR Act and as set forth on Schedule 7.4, no material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of any Transaction Documents or the consummation by Buyer of the Transaction.

Section 7.5   No Brokers.   There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transaction.

Section 7.6   Financial Resources.   Buyer has, as of the date hereof, and at the Closing will have, sufficient funds, including cash on hand together with funds available under bank or other credit facilities currently in place, to consummate the transactions contemplated by this Agreement and the Transaction Documents and to fulfill its obligations hereunder and thereunder, including payment to Seller of the Purchase Price at Closing and any adjustments to the Purchase Price following the Closing.

Section 7.7   Litigation.   No Actions or proceedings are pending or, to the knowledge of Buyer, threatened against Buyer which seek to delay or prevent the consummation of, or which would materially adversely affect Buyer’s ability to consummate, the Transaction.

Section 7.8   Proxy Statement.   None of the information concerning Buyer supplied or to be supplied by Buyer for inclusion or incorporation by reference in, and that is included or incorporated by reference with the prior written consent of Buyer in, the Proxy Statement or any amendment or supplement thereto, will, at the time provided, at the time of mailing to Seller’s stockholders or at the time of the meeting of stockholders, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VIII
COVENANTS

Section 8.1   Covenants of Seller.

(a)   Conduct of Business.

(i)    From the date hereof through the Closing Date, other than with the prior written consent of Buyer or as expressly contemplated by this Agreement, Seller will, and will cause Seller Subsidiary to, conduct the Business only in the ordinary course consistent with past practices.

(ii)   From the date hereof through the Closing Date, other than with the prior written consent of Buyer or as expressly contemplated by this Agreement, Seller will, and will cause Seller Subsidiary to, use its commercially reasonable efforts to (A) preserve its business organization related to the Business intact, (B) retain the services of its present officers, employees and agents Related to the Business and (C) maintain good business relationships with third parties having business dealings with the Business.

(iii) From the date hereof through the Closing Date, Seller will not, and will cause Seller Subsidiary not to, without the prior written consent of Buyer, to the extent Related to the Business:

(A)  make any single capital expenditure in excess of $100,000, or a series of related capital expenditures in excess of $375,000 in the aggregate;

(B)   (1) enter into any employment or consulting agreement (other than (x) any consulting agreement to which an international sales representative is not a party and pursuant to which less than $50,000 is potentially payable over the life of the agreement or (y) any employment agreement entered into in the ordinary course of business consistent with past practices in the United Kingdom pursuant to which Buyer will be liable for costs not exceeding $100,000 per annum) with or for the benefit of any of their current or prospective employees or agents, or (2) pay any pension, retirement allowance or other material employee benefit not required by any Plan, Contract, agreement or arrangement to any of such employees or agents;

(C)   sell, assign, lease or transfer any of its material Assets, other than inventories of obsolete equipment in the ordinary course of business consistent with past practices and licensing and other dispositions of Intellectual Property in the ordinary course of business consistent with past practices;

(D)  make, incur, assume, create or guarantee any loan or make any advance (other than the making of employee advances for travel and entertainment in the ordinary course of business consistent with past practices) to or investment in any Person (other than in respect of amounts paid for products or services);

(E)   subject any of its assets or properties to any Lien or permit any of its assets or properties to be subjected to any Lien, other than Permitted Liens;

(F)   waive or release any rights or claims of material value, including rights or claims under any Material Contract, or waive or release any material rights or material claims against any Affiliate or employee of Seller or Seller Subsidiary;

(G)  other than in the ordinary course of business consistent with past practices, change or modify any of the Business’s credit, collection or payment policies, procedures or practices, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

(H)  engage in any discount activity with customers of the Business or other activity intended to accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be reasonably expected to occur in post-Closing periods;

(I)    acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or Person, or division, operating unit or product line thereof;

(J)    revalue any of the Assets other than changes in reserves in the ordinary course of business consistent with past practices, or as a result of depreciation and amortization, in each case in accordance with GAAP;

(K)  purchase any real property or, other than Leases set forth on Schedule 6.9(b), enter into any Lease;

(L)   settle or compromise any Action other than the Actions set forth on Schedule 2.1(b)(ix); or

(M)  enter into any agreement or commitment (other than the Transaction Documents) to take any of the types of action described in subclauses (A) through (L) of this Section 8.1(a)(iii).

(iv)  From the date hereof through the Closing Date, Seller will not, and will cause Seller Subsidiary not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), to the extent Related to the Business:

(A)  other than in the ordinary course of business consistent with past practices, enter into any Contract which would be a Material Contract if it were in existence on the date hereof;

(B)   other than in the ordinary course of business consistent with past practices, amend in any material respect or terminate (other than by completion thereof) any existing Material Contract;

(C)   enter into any Material Contract with a value in excess of $2,000,000;

(D)  amend in any material respect or terminate (other than by completion thereof) any existing Material Contract with a value in excess of $2,000,000; or

(E)   except as set forth on Schedule 8.1(a)(iv)(E), enter into any customer Contract for the sale of laser projectors for use in connection with the Business;

provided, however, that if (x) Seller has requested Buyer’s consent with respect to such action, and (y) Buyer has not responded to Seller’s request within three (3) business days of such request, then Seller shall have the right to undertake such action.

(v)   From the date hereof through the Closing Date, Seller will not, and will cause Seller Subsidiary not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), to the extent Related to the Business, except for increases in compensation to Business Employees and UK Employees made in the ordinary course of business consistent with past practice, or as required pursuant to any existing Contract, Plan, program, policy, agreement or arrangement or as required by applicable Law (A) make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of their respective Business Employees, UK Employees or agents, or (B) agree or promise (orally or otherwise) to pay, conditionally or otherwise, any additional pension, profit sharing, incentive, deferred compensation, stock purchase, stock option, stock appreciation, group insurance, vacation pay, severance pay, retirement, bonus, extra compensation, or other employee benefit plan, agreement or arrangement to any of such Business Employees, UK Employees or agents; provided, however, that if (x) Seller has requested Buyer’s consent with respect to such action, and (y) Buyer has not responded to Seller’s request within three (3) business days of such request, then Seller shall have the right to undertake such action.

(vi)  From the date hereof through the Closing Date, Seller will provide Buyer with prompt written notice if either Seller or Seller Subsidiary, to the extent Related to the Business:

(A)  in the ordinary course of business consistent with past practices, enters into any Contract which would be a Material Contract if it were in existence on the date hereof;

(B)   in the ordinary course of business consistent with past practices, amends in any material respect or terminates (other than by completion thereof) any existing Material Contract;

(C)   suffers damages, destruction or casualty losses (whether or not covered by insurance) in excess of $100,000 in the aggregate; or

(D)  makes any material change in its accounting methods, policies, practices or principles affecting the Assets or Assumed Liabilities of the Business, whether or not required by GAAP.

(b)   Books and Records.   Seller will use commercially reasonable efforts to not, and to cause Seller Subsidiary not to, dispose of or destroy any business records or files related to the Business which do not constitute Assets for seven years after the Closing Date. During such seven-year period, prior to disposing of or destroying any such business records or files in accordance with the preceding sentence, Seller will provide not less than 30 days’ prior written notice to Buyer, specifying the business records and files proposed to be disposed of or destroyed. If, prior to the scheduled date for such disposal or destruction, Buyer requests in writing that any of the business records or files proposed to be disposed of or destroyed be delivered to Buyer, Seller will arrange promptly for the delivery of the requested business records and files to a location specified by, and at the expense of, Buyer.

(c)   Receipt of Assets.

(i)    All assets, amounts and proceeds which are received (whether received in lock boxes, via wire transfer, by check or otherwise) or possessed by Seller or Seller Subsidiary after the Effective Time in respect of the Assets or the Assumed Liabilities will be received or possessed and held in trust for the benefit of Buyer and will be forthwith paid over to Buyer in the form so received or possessed (with any necessary endorsement). Without limiting the generality of the foregoing, Seller will, and will cause Seller Subsidiary to, wire transfer to an account designated by Buyer all payments in respect of accounts receivable which constitute Assets received by Seller or Seller Subsidiary within two business days after receipt of any individual payment in excess of $100,000 and within one week after receipt of any other payment. Any such payment not so transferred to Buyer within such time frames shall bear interest (payable by Seller to Buyer) thereafter until the date such payment is actually transferred (calculated based on actual days elapsed in a 365-day year) at a rate of 4% per annum. Effective as of the Effective Time, Seller, on behalf of itself and Seller Subsidiary, hereby grants to Buyer, subject to Buyer’s obligations under Section 8.1(c)(ii), the right and authority to endorse the name of Seller or Seller Subsidiary on any check or any other evidences of indebtedness or negotiable instruments received by Buyer on account of any Assets transferred to Buyer hereunder.

(ii)   All assets, amounts and proceeds which are received (whether received in lock boxes, via wire transfer, by check or otherwise) or possessed by Buyer after the Effective Time in respect of the Retained Assets or the Retained Liabilities will be received or possessed and held in trust for the benefit of Seller and will be forthwith paid over to Seller, in the form so received or possessed (with any necessary endorsement). Without limiting the generality of the foregoing, Buyer will wire transfer to an account designated by Seller all payments in respect of accounts receivable which constitute Retained Assets received by Buyer within two business days after receipt of any individual payment in excess of $100,000 and within one week after receipt of any other payment. Any such payment not so transferred to Seller within such time frames shall bear interest (payable by Buyer to Seller) thereafter until the date such payment is actually transferred (calculated based on actual days elapsed in a 365-day year) at a rate of 4% per annum.

(d)   Acquisition Proposals.

(i)    Without limiting Seller’s other obligations under this Agreement (including under Section 8.1(a) hereof), Seller agrees that it will not, and will cause Seller Subsidiary and each of their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (A) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to any Acquisition Proposal, (B) provide any confidential information to any Person relating to an Acquisition Proposal, or engage in any discussions or negotiations concerning an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(ii)   For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person with respect to (A) any purchase that constitutes 10% or more of the Assets or the Business of Seller and Seller Subsidiary, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of Seller that, if consummated, would result in any Person, or the stockholders of such Person (other than existing stockholders beneficially owning securities in excess of 10% of the total voting power of Seller, each of which existing stockholders may acquire beneficial ownership of up to an additional 5% of the total voting power of Seller), beneficially owning securities representing 10% or more of the total voting power of Seller (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Buyer or an Affiliate thereof); provided, however, the foregoing shall not prohibit Seller or Seller Subsidiary from negotiating, executing or consummating any proposed acquisition of a company in the digital theater business or from issuing shares of common stock of Seller up to an aggregate of 20% of the total voting power of Seller in connection with each such acquisition and up to an aggregate of 35% of the total voting power of Seller in connection with all such acquisitions.

(iii) Notwithstanding anything in this Agreement to the contrary, Seller or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in Seller Recommendation, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (1) the Seller Stockholders Meeting shall not have occurred, (2) (x) in the case of clause (B) above, it has received an unsolicited bona fide written

Acquisition Proposal (for purposes of this clause (2), references to 10% in the definition of “Acquisition Proposal” shall be deemed to be references to 51%) from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would result in a Superior Proposal, (3) its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to stockholders under applicable Laws, (4) prior to providing any non-public information to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement and (5) prior to providing any information to any Person or entering into discussions or negotiations with any Person, it notifies Buyer promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, and the material terms and conditions of any inquiries, proposals or offers. Seller agrees that it will promptly keep Buyer informed of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations. Seller agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal. Seller agrees that it will use commercially reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 8.1(d). Nothing in this Section 8.1(d) shall (x) permit Seller to terminate this Agreement (except as specifically provided in Article XI) or (y) affect any other obligation of Seller under this Agreement. Seller shall not submit to the vote of its stockholders any Acquisition Proposal other than the Transaction.

(iv)  For purposes of this Agreement, “Superior Proposal” means a bona fide written proposal made by a Person other than Buyer which is (A) for (x) a purchase of all or substantially all of the Assets and the assumption of all or substantially all the Assumed Liabilities, or (y) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Seller as a result of which the other Person thereto or its stockholders will own 51% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (B) is not subject to any financing contingency or due diligence condition and is otherwise on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the Transaction and (y) is reasonably capable of being completed.

(v)   Seller will promptly request all Persons who have heretofore executed a confidentiality agreement in connection with such Persons’ consideration of acquiring the Business (or any portion thereof) or any of the Assets to return or destroy all confidential information heretofore furnished to such Persons by or on behalf of Seller or Seller Subsidiary.

(e)   Software Licenses.   Seller will, at its sole cost and expense, cause to be transferred to Buyer at the Closing all licensee rights of Seller or Seller Subsidiary, as licensee, under the software license agreements included in the Assets. If any such license is not assignable, Seller will, at its sole cost and expense, procure for Buyer a new license that is similar in all material respects to the nonassignable license under a new software license agreement as of the Closing in replacement of such nonassignable license. In the event Seller is unable to procure such a substitute license as of the Closing from a vendor because of restrictions included in an existing license agreement between the vendor and Buyer, Seller shall be solely responsible for any costs and expenses incurred in connection with the modification of such existing license agreement of Buyer effective as of the Closing to provide for the usage of such license by the Business under Buyer’s existing license agreement; provided, however, that in no event will Seller be obligated to pay amounts in respect of any such modification in excess of the amounts that would otherwise be payable to procure a new license that is similar in all material respects to the applicable nonassignable license in replacement of such nonassignable license.

(f)    Tax Identification Number.   Prior to the Closing Date, Seller will, and will cause each Seller Subsidiary to, furnish to Buyer an affidavit stating, under penalties of perjury, either (i) such Person’s United States taxpayer identification number and confirming that such Person is not a foreign person pursuant to Section 1445(b)(2) of the Code, or (ii) the respective Assets sold by them hereunder do not constitute a “United States Real Property Interest” within the meaning of Section 897 of the Code.

(g)   Preparation of Proxy Statement.   As promptly as reasonably practicable following the date hereof, Seller shall prepare and file with the SEC proxy materials relating to obtaining the Required Seller Vote (such proxy materials, and any amendments or supplements thereto, the “Proxy Statement”). Seller shall, promptly after receipt thereof, but in no event later than two business days after receipt thereof, provide Buyer copies of any written comments and advise Buyer of any oral comments with respect to the Proxy Statement received from the SEC. Seller shall cooperate and provide Buyer with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Buyer with a copy of all such filings made with the SEC. Seller will cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable after it has been cleared by the SEC. The Proxy Statement shall conform in all material respects to all applicable Laws. Seller will advise Buyer, promptly after it receives notice thereof, of the time when the Proxy Statement is cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. If at any time prior to the Effective Time any information relating to Seller, Buyer or any of their respective Affiliates, officers or directors, or the Transaction is discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Seller.

(h)   Stockholders Meeting.   Seller shall use commercially reasonable efforts to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable in accordance with applicable Laws (the “Seller Stockholders Meeting”) for the purpose of obtaining the Required Seller Vote and shall use commercially reasonable efforts to solicit the Required Seller Vote; and the Board of Directors of Seller shall recommend approval of the Transaction by the stockholders of Seller as required by the Revised Business Corporation Act of the State of Utah (the “Seller Recommendation”), and shall not (i) withdraw (or propose to withdraw) the Seller Recommendation, (ii) modify or qualify (or propose to modify or qualify) in any manner adverse to Buyer the Seller Recommendation or (iii) take any action or make any statement in connection with the Seller Stockholders Meeting inconsistent with such recommendation (any of the actions described in clauses (i), (ii) or (iii), a “Change in Seller Recommendation”); provided, however, that the Board of Directors of Seller may make a Change in Seller Recommendation to the extent permitted under Section 8.1(d).

(i)    Confidential Information.

(i)    From and after the Closing, Seller will, and will cause each of its Representatives to, (A) maintain in strict confidence any and all information concerning the Business and (B) refrain from using any and all such information for its own benefit or to compete with or otherwise to the detriment of Buyer or its Affiliates or the Business. From and after the Closing, Buyer will, and will cause each of its Representatives to, (A) maintain in strict confidence any and all information concerning Seller’s remaining business, and (B) refrain from using any and all such information for its own benefit or to compete with or otherwise to the detriment of Seller or its Affiliates or its remaining business. It is understood that neither party shall have any liability hereunder with respect to information that (x) is in or, through no fault of either party or any of their Representatives, comes into the public domain or (y) which either party is legally required to disclose.

(ii)   In the event that either party or any of its Representatives are required by Law to disclose any such information, such party will promptly notify the other party in writing so that they may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion has been denied, then the Person required to disclose such information may disclose only such portion of such information which (A) upon the advice of legal counsel is required by Law to be disclosed or (B) the other party consents in writing to having disclosed. Both parties will not, and will not permit any of its Affiliates or its or their Representatives to, oppose any motion for confidentiality. Both parties and their respective Representatives will continue to be bound by their obligations pursuant to this Section 8.1(i) for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion. Upon Closing, the Confidentiality Agreement will be terminated.

(j)    Satisfaction and Discharge of the Debentures. Prior to the Effective Time, Seller will use commercially reasonable efforts to call the Debentures for satisfaction and discharge the Debentures in accordance with the terms and conditions of the Indenture.

(k)   Power to Acquired Facilities. Prior to the Effective Time, Seller will, at its sole cost and expense, provide for the connection to the local power grid of the Real Property located at 600 Komas Drive in Salt Lake City, Utah, which connection shall be sufficient to operate such Real Property following the Effective Time as it is being operated as of the date hereof and as it will be operated through the Effective Time.

Section 8.2   Advice of Changes.   Each of Seller, on the one hand and Buyer, on the other hand, will give prompt notice to the other upon becoming aware of (i) the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement on or prior to the Closing Date. The notifying party will use its commercially reasonable efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice. No notice pursuant to this Section 8.2 will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.

Section 8.3   HSR Act Compliance; Foreign Governmental Approvals.   Each of Buyer and Seller will as promptly as practicable, make all necessary filings or submissions as are required under the HSR Act and to obtain all Foreign Governmental Approvals. For the purposes of this Agreement, the term “Foreign Governmental Approval” shall mean any Consent or order of, with or to any foreign Governmental Entity set forth on Schedule 6.13 or Schedule 7.4. Each of Buyer and Seller will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or to obtain any necessary Foreign Governmental Approval. Each of Seller and Buyer will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Buyer and Seller will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will (i) promptly comply with any such inquiry or request, (ii) promptly provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request and (iii) keep the other apprised of the status of any such inquiry or request.

Section 8.4   Public Announcements.   No press release or announcement concerning the Transaction will be issued by either party without the prior consent of the other party, except as such release or announcement may be required by law, rule or regulation (including the rules and regulations of any stock exchange or the Nasdaq National Market), in which case the party required to make the release or announcement will allow the other party, to the extent reasonably practicable, reasonable time to comment on such release or announcement in advance of such issuance.

Section 8.5   Access to Information.

(a)   From the date hereof through the Effective Time, Seller will provide, and will cause Seller Subsidiary to provide, to Buyer and its Representatives, reasonable access during normal business hours to the properties, books, records, employees and Representatives of Seller and Seller Subsidiary related to the Business (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) to make or cause to be made such investigation of the Business, the Assets and the Assumed Liabilities as Buyer reasonably deems necessary or advisable, provided that any such investigation shall not interfere unnecessarily with or adversely affect normal operations of the Business. From the date hereof through the Effective Time, Seller will furnish, and will cause Seller Subsidiary to furnish, to Buyer and its Representatives such financial and operating data and other information with respect to the Business, the Assets and the Assumed Liabilities (including access to employees and customers of the Business) as Buyer shall from time to time reasonably request (provided that such information is otherwise available or readily accessible). The Confidentiality Agreement will apply with respect to the information provided pursuant to this Section 8.5(a).

(b)   From and after the Effective Time, Buyer will make or cause to be made available to Seller and its Representatives all business records and files Related to the Business or constituting Assets and Assumed Liabilities (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours as may be reasonably necessary for (i) preparing tax returns and financial statements and responding to tax audits covering operations and transactions at or prior to the Effective Time, (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (iii) preparing reports to stockholders and Government Entities or (iv) such other purposes for which access to such documents is reasonably necessary; provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of Buyer and its subsidiaries and Affiliates; provided, further, in connection with clause (ii) above, Buyer shall provide reasonable assistance, at Seller’s sole cost and expense, in the defense of claims for personal or bodily injury or injury to property caused by products of the Business delivered or sold on or prior to the Closing Date.

(c)   From and after the Effective Time, Seller will make or cause to be made available to Buyer and its Representatives all business records and files of Seller and Seller Subsidiary related to the Business which do not constitute Assets (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 8.5(b); provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of Seller.

Section 8.6   Commercially Reasonable Efforts; Further Assurances.

(a)   Each of Seller and Buyer will use its commercially reasonable efforts to cause to be fulfilled the conditions to the respective obligations of the other party set forth in Article X.

(b)   From time to time, as and when requested by either party to this Agreement, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction (including executing and delivering, or causing to be executed and delivered, such documents and instruments with respect to the purchase of the U.K. Business and the Assets located in the United Kingdom and the assumption of the Assumed Liabilities in respect of the U.K. Business and the Assets located in the United Kingdom from Seller Subsidiary by the relevant United Kingdom incorporated Affiliate of Buyer).

(c)   Anything contained in this Agreement to the contrary notwithstanding, none of the parties to this Agreement or their Affiliates will be required to commence litigation or divest or hold separate any business or assets or restrict its rights or ability to enter into any business (other than pursuant to Article XIV) in connection with the consummation of the Transaction.

Section 8.7   Non-Solicitation of Employees.

(a)   For a period of two years from and after the Closing Date, without the prior written consent of Buyer, Seller will not, and will cause Seller Subsidiary not to, solicit, hire or retain as an employee, independent contractor or consultant any UK Employee or any employee to whom Buyer is required to offer employment pursuant to Section 9.1(a) and will not, and will cause Seller Subsidiary not to, during such period, induce or attempt to induce any such employee to terminate his or her employment with Buyer by resignation, retirement or otherwise; provided, however, that nothing in this Section 8.7(a) shall (i) preclude Seller or Seller Subsidiary from soliciting for employment or hiring any such employee (A) after 180 days after such employee’s employment with Buyer terminates (provided such employee ceased to be employed by Buyer without inducement by Seller or Seller Subsidiary) or (B) after such employee’s employment with Buyer is terminated by Buyer without cause, or (ii) prohibit any general solicitation by Seller or Seller Subsidiary.

(b)   For a period of two years from and after the Closing Date, without the prior written consent of Seller, Buyer will not, and will cause each of its Affiliates not to, solicit, hire or retain as an employee, independent contractor or consultant any employee of Seller immediately after the Effective Time and will not, and will cause each of its Affiliates not to, during such period, induce or attempt to induce any such employee to terminate his or her employment with Seller by resignation, retirement or otherwise; provided, however, that nothing in this Section 8.7(b) shall (i) preclude Buyer or any Affiliate thereof from soliciting for employment or hiring any such employee (A) after 180 days after such employee’s employment with Seller terminates (provided such employee ceased to be employed by Seller without inducement by Buyer or any Affiliate thereof) or (B) after such employee’s employment with Seller is terminated by Seller without cause, or (ii) prohibit any general solicitation by Buyer or any Affiliate thereof offering employment.

Section 8.8   Use of Seller’s and Seller Subsidiary’s Trademarks, Trade Names and Corporate Symbols.

(a)   From and after the Closing Date, except as permitted in this Section 8.8, Buyer will not have any rights to use the name, trademark or trade name “Evans & Sutherland” or any derivatives thereof, or any corporate symbol or logo related thereto. Buyer acknowledges that Buyer and its Affiliates shall have no statutory or common law rights (trade name, trademark, service mark or otherwise) in the “Evans & Sutherland” name or marks, or any derivatives thereof. Buyer agrees never to, and shall cause its Affiliates never to, challenge Seller’s ownership of, or rights in, the “Evans & Sutherland” name or marks, or any derivatives thereof.

(b)   Buyer may utilize, solely in connection with the Business, and Seller hereby grants to Buyer a world-wide, irrevocable, nonexclusive, fully-paid, royalty-free license to utilize the name, trademark or trade name “Evans & Sutherland”, derivatives thereof or any corporate symbol or logo related thereto or any thereof for phase-out purposes in connection with stationery, supplies, labels, catalogs, vehicles, products, inventory, work-in-process and displays until the first anniversary of the Closing Date in a manner consistent with Seller’s quality standards in effect immediately prior to the Closing.

Section 8.9   Insurance.

(a)   Rights in Insurance Policies. Buyer will have the right to (i) assert claims (and Seller will use and cause Seller Subsidiary to use commercially reasonable efforts to assist Buyer in asserting claims) with respect to the Business under insurance policies of Seller and Seller Subsidiary which are “occurrence basis” policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies so allow and (ii) continue to prosecute claims with respect to the Business asserted with the insurance carrier prior to the Closing (and Seller will use and cause Seller Subsidiary to use commercially reasonable efforts to assist Buyer in connection therewith) under insurance policies of Seller and Seller Subsidiary which are on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies so allow, provided that Buyer shall reimburse Seller and Seller Subsidiary for all of their reasonable out-of-pocket costs and expenses in connection with the foregoing. All recoveries in respect of such claims shall be for the account of Buyer to the extent that Buyer is responsible for such claims (either as Retained Liabilities or pursuant to Section 13.2).

(b)   Seller Actions. Seller will not, and will cause Seller Subsidiary and Seller Subsidiary not to, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies under which Buyer has rights to assert claims pursuant to Section 8.9(a) in a manner that would adversely affect any such rights of Buyer. In the event Buyer consents to any such action, Seller will pay to Buyer its equitable share (based on the amount of premiums paid by or allocated to the Business in respect of the applicable policy) of any proceeds received by Seller or Seller Subsidiary as a result of such action.

Section 8.10   Closing Date Agreements.

(a)   At the Closing, Buyer and Seller will enter into the Ancillary Agreements.

(b)   If applicable, pursuant to Rev. Proc. 2004-53, 2004-34 I.R.B. 320, Buyer and Seller (or Seller Subsidiary) shall report on a predecessor/successor basis in accordance with the “Standard Procedure” provided in Section 4 of such Revenue Procedure.

Section 8.11   Cash Management.

(a)   Notwithstanding anything to the contrary contained in this Agreement, all bank, investment or similar accounts and lock boxes set forth on Schedule 6.23, but not any cash held prior to the Effective Time in such accounts and lock boxes (the “U.K. Bank Accounts and Lockboxes”) will constitute Assets and all other bank accounts and lockboxes of Seller will constitute Retained Assets.

(b)   From and after the Effective Time, Seller will fund, without any right of reimbursement, all amounts in respect of checks and debit electronic fund transfers that are outstanding at the Effective Time and presented for payment at or after the Effective Time in bank, investment or similar accounts of Seller or Seller Subsidiary (other than accounts included in the U.K. Bank Accounts and Lockboxes).

(c)   From and after the Effective Time, subject to the following sentence, Buyer will fund all amounts in respect of checks and debit electronic fund transfers that are outstanding at the Effective Time and presented for payment at or after Effective Time in the accounts included in the U.K. Bank Accounts and Lockboxes. Within one week after Buyer’s request accompanied by proof of funding, Seller will reimburse Buyer (by wire transfer to Buyer’s bank account notified by Buyer to Seller) for all such amounts funded by Buyer in respect of checks or debit electronic funds transfers that are outstanding at the Effective Time and presented for payment at or after Effective Time in such accounts included in the U.K. Bank Accounts and Lockboxes.

Section 8.12   Joint Venture Guaranties.   Buyer will, at the Closing, execute guaranties in substitution of the Joint Venture Guaranties on terms no less favorable to Buyer than the Joint Venture Guaranties and in form and substance reasonably acceptable to Buyer. Buyer will use commercially reasonable efforts to effect, effective as of the Effective Time, the release of Seller from the Joint Venture Guaranties (it being understood that such cooperation will not require Buyer or any of its Affiliates to pay any consideration or, except as provided in the immediately preceding sentence, offer or grant any financial accommodation or other benefit or release any claim or right).

Section 8.13   International Sales Representation Agreements.   Buyer will use commercially reasonable efforts to enter into new contingent sales representation agreements, effective as of the Closing and containing Buyer’s standard terms and conditions for such agreements, with the international sales representatives of Seller set forth on Schedule 8.13 (other than any such international sales representative who is unable to satisfy Buyer’s standard screening process for international sales representatives after beginning such screening process for such international sales representative). Any such contingent sales representation agreement entered into by Buyer with an international sales representative will provide that Buyer shall have the right to terminate such contingent sales representation agreement, with no liability on the part of Buyer whatsoever (other than Buyer’s obligations under Section 13.2(d)), in the event such international sales representative is unable to satisfy such screening process after the Closing. Buyer will use commercially reasonable efforts to complete as soon as reasonably practicable its screening process for all such international sales representatives.

Section 8.14   AFRL.   From and after the Closing, Seller will provide Buyer with periodic status reviews in connection with the AFRL Contract, including reasonable advance notice of any development coordination, marketing or related meeting with AFRL with respect to the AFRL Contract. Seller shall use commercially reasonable efforts to provide Buyer with the right to have a representative of Buyer be present at, and participate in, any such meeting with AFRL. Seller and Buyer understand and agree that Buyer shall have all rights to any future production Contracts with AFRL arising out of or relating to the AFRL Contract.

Section 8.15   Title Insurance.   On the Closing Date, Buyer shall purchase title insurance on the Owned Real Property.

Section 8.16   Letters of Credit.   Buyer will cause the release to Seller at the Closing of any cash collateral securing Seller’s reimbursement obligation in respect of the letters of credit set forth in Schedule 8.16 (which Schedule 8.16 may be updated by Seller prior to the Closing to reflect any deletions and additional similar letters of credit provided by Seller in compliance with this Agreement). Such efforts shall include, if necessary in light of Buyer’s credit rating, either (a) arranging for the issuance of replacement letters of credit in an amount not to exceed the amount of each such letter of credit or (b) Seller assigning and Buyer assuming Seller’s rights and obligations with respect to such letters of credit arrangement.

Section 8.17   Agreement to Support Products.   Seller shall use its best efforts, subject to the terms set forth in Schedule 8.17, to negotiate as soon as reasonably practicable an agreement with the third party identified on Schedule 8.17 that conforms in all material respects to the terms set forth in Schedule 8.17 and is otherwise mutually satisfactory to Buyer, Seller and such third party; provided that Buyer shall reasonably cooperate with Seller’s efforts under this Section 8.17.

ARTICLE IX
EMPLOYMENT MATTERS

Section 9.1   Employment.

(a)   Set forth on Schedule 9.1(a)(i) is a list of all employees of Seller and Seller Subsidiary engaged primarily in the Business (including those who are actively employed or on leave or short-term or long-term disability or other permitted absence from employment, but excluding UK Employees and those who are on layoff) (such employees listed on Schedule 9.1(a)(i), the “Business Employees”), setting forth for each Business Employee: job title; current compensation; vacation accrued; service credited for purposes of vesting and eligibility to participate under the Plans; and leave of absence, layoff or long-term or short-term disability status, to the extent applicable (which Schedule 9.1(a)(i) shall be deemed to be amended to the extent the employment of any Business Employee terminates prior to the Effective Time and which may be amended upon mutual agreement of Buyer and Seller from time to time after the date hereof to reflect changes after the date hereof and prior to the Effective Time). Buyer will offer employment in accordance with Buyer’s standard hiring procedures and policies set forth on Schedule 9.1(a)(ii), effective as of the Effective Time, to each Business Employee (other than employees on long-term disability who shall remain employees of Seller or Seller Subsidiary, subject to the last sentence of this Section 9.1(a) (“Retained Employees”)), and each Business Employee who accepts Buyer’s offer of employment shall be a “Continued Employee,” and Buyer shall provide, effective as of the Effective Time, to each Continued Employee compensation and benefits substantially comparable in the aggregate in all material respects to the employee compensation and benefits provided by Buyer to its similarly situated employees immediately prior to the Effective Time; provided, however, that nothing contained in this Section 9.1 is intended to confer upon any Continued Employee any right to continued employment by Buyer after the Effective Time or to prohibit Buyer from amending, modifying or terminating after the Effective Time any employee benefit plan or program for or for the benefit of Continued Employees in accordance with the terms thereof and applicable Laws. Buyer will offer employment in accordance with Buyer’s standard hiring procedures and policies set forth on Schedule 9.1(a) to those Retained Employees who are on long-term disability leave as of the Effective Time when such Retained Employee is released by his or her physician to return to active employment if such Retained Employee actually reports for active employment with Buyer immediately upon such medical release; provided, however, that Buyer shall not be required to offer employment under this provision after twelve (12) months from the Closing Date.

(b)   Buyer will credit each Continued Employee and each UK Employee with such employee’s unused vacation days accrued by such employee with Seller or Seller Subsidiary prior to the Effective Time in accordance with Seller’s or Seller Subsidiary’s personnel policies applicable to such employees on the date hereof, but in no event will any Continued Employee or any UK Employee receive a credit hereunder in excess of the number of vacation days such employee was eligible to accrue in one calendar year under such policies (it being understood that the liability in respect of such accrued vacation days to be credited by Buyer will be included on the Closing Net Assets Statement).

(c)   The parties confirm their understanding that the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the “Transfer Regulations”) will apply to the Transaction and that the contracts of employment of each of the UK Employees remaining in the employ of Seller or Seller Subsidiary (save insofar as relating to benefits for old age, invalidity or survivors of an occupational pension scheme but including in relation to any obligation to make contributions into a pension scheme on behalf of that person) shall have effect after the Closing Date as if originally made with Buyer instead of Seller.

(d)   Buyer shall promptly inform Seller, in writing, of any “measures” (as contemplated in the Transfer Regulations) that it intends to take to allow Seller to comply with its obligations pursuant to Regulation 10 of the Transfer Regulations.

(e)   On or before the Closing Date, Seller will issue a letter to each UK Employee informing them of the transfer. Such letter will be in a form approved by Buyer. Approval from Buyer in respect of such letter shall be provided in a timely manner.

Section 9.2   Pension Plans.

(a)   Seller Retirement Plans.   None of Buyer or its Affiliates shall have or acquire any interest in or right with respect to any of the assets of the Evans & Sutherland Computer Corporation Pension Plan or the Evans & Sutherland Computer Corporation Supplemental Executive Retirement Plan (the “Seller Retirement Plans”) by reason of the transactions contemplated by this Agreement, and Seller shall retain full power and authority with respect thereto. Seller will remain solely responsible for, and none of Buyer or its Affiliates will have any Liability under, relating to or arising out of the Seller Retirement Plans.

(b)   Seller Savings Plans.   Seller will remain solely responsible for, and none of Buyer or its Affiliates will have any Liability under, relating to or arising out of the Evans & Sutherland Computer Corporation 401(k) Deferred Savings Plan (the “Seller Savings Plan”) and the Evans & Sutherland Computer Corporation Executive Saving Plan by reason of the transactions contemplated by this Agreement.

(c)   Buyer Savings Plan.   Effective as of the Effective Time, Buyer will extend to each Continued Employee who is eligible or would have become eligible to participate in the Seller Savings Plan coverage under an applicable savings plan of Buyer or an Affiliate of Buyer. Any such Continued Employee will be credited under the applicable savings plan of Buyer or an Affiliate of Buyer for purposes of eligibility to participate and vesting with all service recognized for such purposes under the Seller Savings Plan immediately prior to the Effective Time. After the Effective Time, each such Continued Employee will be permitted to transfer his or her account balances (other than any participant loan account balances) from the Seller Savings Plan to the applicable savings plan of Buyer or an Affiliate of Buyer in accordance with the terms of the respective plans (as amended to the extent necessary) and applicable Laws.

(d)   UK Pension Plan.   Effective as of the Effective Time, Buyer will procure that it or one of its Affiliates becomes the principal employer of the Evans & Sutherland Computer Limited Pension Scheme (the “UK Pension Plan”).

Section 9.3   Welfare Plans.

(a)   Effective as of the Effective Time, Buyer will provide to each Continued Employee benefits under Buyer’s “employee welfare benefit plans”, as defined in Section 3(1) of ERISA, and other employee benefit welfare or fringe benefit arrangements (collectively, “Buyer Welfare Benefit Plans”) that are substantially comparable in the aggregate in all material respects to such benefits provided by Buyer to its similarly situated employees immediately prior to the Effective Time; provided, however, nothing contained herein is intended to prohibit Buyer from amending, modifying or terminating after the Effective Time any employee benefit, benefit plan or program for or for the benefit of Continued Employees in accordance with the terms thereof and applicable Laws. The Buyer Welfare Benefit Plans, to the extent applicable:  (i) will recognize all amounts applied to deductibles, co-payments, out-of-pocket maximums and lifetime maximum benefits with respect to Continued Employees under the corresponding “employee welfare benefit plans” and other employee benefit welfare or fringe benefit arrangements maintained by Seller or Seller Subsidiary immediately prior to the Effective Time for the benefit of Continued Employees (“Seller Welfare Benefit Plans”) for the plan year that includes the Closing Date; (ii) will recognize all service credited to waiting periods with respect to Continued Employees under the corresponding Seller Welfare Benefit Plan; and (iii) will not impose any limitations on coverage of pre-existing conditions of Continued Employees except to the extent such limitations applied to such Continued Employees under the corresponding Seller Welfare Benefit Plan.

(b)   Seller, Seller Subsidiary, the Seller Welfare Benefit Plans or Seller’s workers’ compensation carrier will remain liable for, and pay, perform and discharge when due, all Liabilities relating to

Continued Employees in respect of claims covered by the Seller Welfare Benefit Plans or by Seller’s workers’ compensation scheme with respect to medical and retiree medical (including vision care and prescription drugs), hospitalization and dental services and other workers’ compensation and welfare benefits (other than severance) rendered or expenses incurred on or prior to the Closing Date (whether such claims are submitted prior to, on or after the Closing Date). Buyer, the Buyer Welfare Benefit Plans or Buyer’s workers’ compensation carrier will be liable for, and pay, perform and discharge when due, all Liabilities relating to Continued Employees in respect of claims covered by the Buyer Welfare Benefit Plans or by Seller’s workers’ compensation scheme with respect to medical (including vision care and prescription drugs), hospitalization and dental services and other workers’ compensation and welfare benefits (other than severance) rendered or expenses incurred after the Closing Date.

(c)   Seller, Seller Subsidiary or the Seller Welfare Benefit Plans will remain liable for all Liabilities relating to employees and former employees of the Business who elect not to become Continued Employees, including with respect to claims relating to employee welfare benefits.

Section 9.4   Flexible Spending Accounts.   Except as set forth in the next sentence, effective as of the Effective Time, Continued Employees shall cease to participate in any and all plans of Seller or Seller Subsidiary that are flexible spending plans for medical and/or dependent care expenses (“Seller’s Flexible Spending Plan”). To the extent permitted by applicable Laws, Seller and Seller Subsidiary shall permit Continued Employees to submit claims for reimbursement of covered expenses incurred prior to the Effective Time, provided that such claims are properly submitted no later than ninety (90) days following the Effective Time (the “Reimbursement Deadline”). No later than sixty (60) days following the Reimbursement Deadline: (a) Buyer shall pay to Seller an amount equal to the excess, if any, of (i) the aggregate reimbursement payouts to or on behalf of the Continued Employees with respect to their accounts under Seller’s Flexible Spending Plan for the plan year in which the Effective Time occurs over (ii) the aggregate accumulated contributions made to the accounts of the Continued Employees under Seller’s Flexible Spending Plan prior to the Effective Time for the plan year in which the Effective Time occurs; and (b) Buyer shall pay to each Continued Employee, to the extent applicable, an amount equal to the excess, if any, of (i) the accumulated contributions made to the account of such Continued Employee under Seller’s Flexible Spending Plan prior to the Effective Time for the plan year in which the Effective Time over (ii) the reimbursement payouts to or on behalf of such Continued Employee with respect to such Continued Employee’s account under Seller’s Flexible Spending Plan for the plan year in which the Effective Time occurs. Effective as of the Effective Time, Continued Employees shall be eligible to participate in a new or existing plan of Buyer that provides flexible spending accounts for medical and/or dependent care expenses.

Section 9.5   Severance Benefits.   Seller will be responsible for and will pay when due all Liabilities in respect of any claim of any employee to whom Buyer is required to offer employment pursuant to Section 9.1 and who does not accept such employment with Buyer, but only to the extent required under Seller’s severance benefit plan.

Section 9.6   Employment Agreement.   Effective as of the Closing, Buyer shall assume any and all liabilities and obligations relating to the employment agreement set forth on Schedule 9.6, and Seller shall have no further obligations whatsoever with respect to such agreement.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.1   Conditions to Each Party’s Obligations.   The respective obligations of each party to effect the Transaction are subject to the satisfaction or waiver in writing by such party at or prior to the Closing Date of each of the following conditions:

(a)    Antitrust Laws.   The applicable waiting period under the HSR Act shall have expired or been earlier terminated, and either the applicable waiting period shall have expired under the German Act Against Restraints of Competition or the Transaction shall have been approved by the German Federal Cartel Office.

(b)   No Injunctions or Restraints.   No Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect.

(c)    Seller Stockholders Approval.   Seller shall obtain the Required Seller Vote.

(d)   Debentures.   Notice for redemption of the aggregate principal amount outstanding of the Debentures shall have been sent and the Debentures shall have been satisfied and discharged in accordance with the terms and conditions of the Indenture.

Section 10.2   Conditions to Obligations of Buyer.   The obligations of Buyer to effect the Transaction are subject to the satisfaction or waiver in writing by Buyer at or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties.   The representations and warranties of Seller and Seller Subsidiary set forth in the Transaction Documents (x) that are qualified as to materiality shall be true and correct in all respects and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that relate to a specified date which shall be true and correct as of such specified date) with the same effect as though made on and as of the date of this Agreement and the Closing Date, and Seller shall have delivered to Buyer a certificate signed by an executive officer of Seller confirming the foregoing as of the Closing Date.

(b)   Performance of Obligations of Seller.   Each and all of the covenants and agreements of Seller and Seller Subsidiary to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been fully performed and complied with in all material respects, and Seller shall have delivered to Buyer a certificate signed by an executive officer of Seller confirming the foregoing as of the Closing Date.

(c)    No Material Adverse Change.   There shall not have been a Material Adverse Effect.

(d)   Consents.   All material Consents and orders of all Persons (including Governmental Entities) required to be obtained prior to the Closing in connection with the execution, delivery and performance of the Transaction by each of Seller, Seller Subsidiary and Buyer or the consummation of the Transaction set forth on Schedule 10.2(d) shall have been obtained and shall be in full force and effect.

(e)    Tax Certificates.   Seller and Seller Subsidiary shall have furnished to Buyer all tax documents required under Section 8.1(f).

(f)    Ancillary Agreements.   Seller shall have executed and delivered the Transaction Agreement, the Intellectual Property Agreement, the Laser Supply Agreement, the Laser Agreement, the Transition Agreement, the Escrow Agreement and the Assignment and Assumption Agreement, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g)    Litigation, Etc.   No Action shall have been instituted or is pending which (i) is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or to result in material damages to Buyer in connection with the Transaction, or (ii) seeks to and is reasonably likely to prohibit ownership or operation by Buyer of the Business or a material portion thereof, the Assets or a material portion thereof, or of the businesses or assets of Buyer or any of its Affiliates or a material portion thereof, or to compel Buyer to dispose of or hold separately, all or any portion of the Business or the Assets or all or a portion of the business or assets of Buyer or any of its Affiliates as a result of the Transaction; provided that Buyer shall have used commercially reasonable efforts to dismiss such Action.

Section 10.3   Conditions to Obligations of Seller.   The obligations of Seller to effect the Transaction are subject to the satisfaction or waiver in writing by Seller at or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties.   The representations and warranties of Buyer set forth in the Transaction Documents (x) that are qualified as to materiality shall be true and correct in all respects and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that relate to a specified date which shall be true and correct as of such specified date), with the same effect as though made on and as of the date of this Agreement and the Closing Date, and Buyer shall have delivered to Seller a certificate signed by an executive officer of Buyer confirming the foregoing as of the Closing Date.

(b)   Performance of Obligations of Buyer.   Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been fully performed and complied with in all material respects, and Buyer shall have delivered to Seller a certificate signed by an executive officer of Buyer confirming the foregoing as of the Closing Date.

(c)    Ancillary Agreements.   Buyer shall have executed and delivered the Transaction Agreement, the Intellectual Property Agreement, the Laser Supply Agreement, the Laser Agreement, the Transition Agreement, the Escrow Agreement and the Assignment and Assumption Agreement, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(d)   Litigation, Etc.   No Action shall have been instituted or is pending which is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or to result in material damages to Seller in connection with the Transaction; provided that Seller shall have used commercially reasonable efforts to dismiss such Action.

ARTICLE XI
TERMINATION

Section 11.1   Termination.   This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

(a)    by the mutual written agreement of Buyer and Seller;

(b)   by written notice by either Seller or Buyer, if the Closing Date shall not have occurred on or before November 7, 2006 (the “End Date”) for any reason, except that such right to terminate this Agreement shall not be available to any such party whose material breach of any of its representations, warranties, covenants or agreements under this Agreement or any other Transaction Document is the cause of the delay;

(c)    by written notice by either Seller or Buyer, if there shall be any Law that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling or other action shall have become final and unappealable (provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have complied with its obligations under Section 8.6(a), subject to Section 8.6(c), by using its commercially reasonable efforts to have any such order, decree, ruling or other action vacated or lifted);

(d)   by written notice by Buyer to Seller, if there shall have been a breach of any covenant or agreement on the part of Seller or Seller Subsidiary set forth in this Agreement, or if any representation or warranty of Seller set forth in this Agreement shall have become untrue, in each case such that the conditions set forth in Section 10.2(a) or Section 10.2(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Seller or Seller Subsidiary prior to the End Date through the exercise of its commercially reasonable efforts, then for so long as Seller or Seller Subsidiary continues to exercise such commercially reasonable efforts to cure the same, Buyer may not terminate this Agreement pursuant to this Section 11.1(d);

(e)    by written notice by Seller to Buyer, if there shall have been a breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer set forth in this Agreement shall have become untrue, in each case such that the conditions set forth in Section 10.3(a) or Section 10.3(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Buyer prior to the End Date through the exercise of its commercially reasonable efforts, then for so long as Buyer continues to exercise such commercially reasonable efforts to cure the same, Seller may not terminate this Agreement pursuant to this Section 11.1(e);

(f)    by written notice by Buyer or Seller if the Required Seller Vote shall not have been obtained upon the taking of such vote at a duly held meeting of stockholders of Seller or at any adjournment thereof;

(g)    by written notice by Buyer to Seller if (i) Seller’s Board of Directors shall have (A) failed to make the Seller Recommendation or (B) made a Change in Seller Recommendation (or resolved or proposed to take any such action referred to in clause (A) or (B)), in each case whether or not permitted by the terms hereof, or (ii) Seller shall have materially breached its obligations under this Agreement by reason of a failure to call the Seller Stockholders Meeting in accordance with Section 8.1(h) or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 8.1(g); or

(h)   by written notice by Seller to Buyer if (i) Seller is not in material breach of Section 8.1(d), (ii) the Seller Stockholders Meeting has not yet occurred, and (iii) Seller’s Board of Directors authorizes the entry into of a binding written agreement with respect to an Acquisition Proposal that constitutes a Superior Proposal; provided, however, that (x) not less than five business days prior to such termination Seller shall notify Buyer of its intention to terminate this Agreement pursuant to this Section 11.1(h), (y) to the extent reasonably requested by Buyer, Seller shall, and shall cause its financial and legal advisors to, negotiate during such five business day period with Buyer concerning adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated herein on adjusted terms and (z) if Buyer makes a bona fide written offer of any such adjustments prior to the expiration of such five business day period, Seller’s Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel) that such Acquisition Proposal would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the Transaction, after taking into account such adjustments; provided, further, that this termination pursuant to this Section 11.1(h) shall not be effective until Seller has made to Buyer the payment required by Section 11.2(b)(ii).

Section 11.2   Effect of Termination.

(a)   In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement (other than with respect to Section 8.4, the last sentence of Section 8.5(a), this Section 11.2 and Section 15.6, which shall continue in effect) shall thereafter become void and have no effect, without any liability on the part of any party or its Representatives in respect thereof, except that nothing herein will relieve any party from Liability for any breach of this Agreement.

(b)   If:

(i)    Buyer shall terminate this Agreement pursuant to Section 11.1(g);

(ii)   Seller shall terminate this Agreement pursuant to Section 11.1(h); or

(iii)  (A) Buyer or Seller shall terminate this Agreement pursuant to Section 11.1(f), (B) at any time after the date of this Agreement and before the Seller Stockholders Meeting an Acquisition Proposal shall have been publicly announced and (C) within one year of such termination Seller enters into any definitive agreement with respect to, or consummates a transaction with respect to, any Acquisition Proposal;

then Seller shall promptly, but in no event later than one business day after the date of such termination (or in the cases of clauses (iii), the date Seller consummates a transaction with respect to such Acquisition Proposal), pay Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).

(c)   The parties acknowledge that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 11.2, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the payment of the amounts set forth in this Section 11.2, Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

ARTICLE XII
SURVIVAL

Section 12.1   Survival.   The respective representations and warranties of each of Seller and Buyer contained in this Agreement (other than Seller’s representations and warranties with respect to title contained in Section 6.8, Taxes contained in Section 6.5, Intellectual Property contained in Section 6.6, environmental matters contained in Section 6.12 and brokers contained in Section 6.21 and Buyer’s representations and warranties with respect to brokers contained in Section 7.5) will survive the Closing Date and will continue in full force and effect until eighteen months after the Closing Date and then terminate and expire subject to Section 13.5. Seller’s representations and warranties with respect to Taxes contained in Section 6.5 and environmental matters contained in Section 6.12 will not survive the Closing Date and will terminate and expire at the Effective Time. Seller’s representations and warranties with respect to Intellectual Property contained in Section 6.6 and with respect to brokers contained in Section 6.21 and Buyer’s representations and warranties with respect to brokers contained in Section 7.5 will survive the Closing Date and will continue in full force and effect until three years after the Closing Date and then terminate and expire subject to Section 13.5. Seller’s representations and warranties with respect to title contained in Section 6.8 will survive the Closing Date without time limitation.

ARTICLE XIII
INDEMNIFICATION

Section 13.1   Indemnification by Seller.   Seller shall indemnify, defend and hold harmless Buyer and its Representatives (collectively, the “Buyer Group”) from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages, as incurred, suffered by Buyer or any other member of the Buyer Group based upon, arising out of or relating to:

(a)    any falsity, breach or inaccuracy of any representation or warranty made by Seller or Seller Subsidiary herein on the date of this Agreement or on the Closing Date (other than the representations and warranties with respect to Taxes contained in Section 6.5 and environmental matters contained in Section 6.12);

(b)   any breach or violation of any covenant or agreement of Seller or Seller Subsidiary contained herein or in the Transition Agreement or the Intellectual Property Agreement;

(c)    the Retained Liabilities;

(d)   any Liability for and in respect of (i) income Taxes of Seller and Seller Subsidiary arising in connection with the consummation of the transactions contemplated hereby, and (ii) Taxes of Seller and Seller Subsidiary relating to the Business, the Assets (including the Joint Venture) or the Assumed Liabilities for periods (or portions thereof) up to and including the Closing Date (in the case of tax years including the Closing on the Closing Date, Taxes shall be determined on a closing-of-the-books basis through the Closing, except for periodic Taxes (such as real property Taxes) which shall be determined on a daily pro rata basis);

(e)    the Liabilities set forth on Schedule 13.1(e) with respect to the Contracts set forth on Schedule 13.1(e); or

(f)    50% of all product warranty claims under Contracts that constitute Assets to the extent solely based on actions, omissions, or occurrences prior to the Effective Time to the extent such claims exceed the amounts reserved for product warranty claims on the Final Closing Net Assets Statement.

Section 13.2   Indemnification by Buyer.   Buyer shall indemnify, defend and hold harmless Seller, Seller Subsidiary and their respective Representatives (collectively, the “Seller Group”) from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages, as incurred, suffered by Seller or any other member of the Seller Group based upon, arising out of or relating to:

(a)    any falsity, breach or inaccuracy of any representation or warranty made by Buyer herein on the date of this Agreement or on the Closing Date;

(b)   any breach or violation of any covenant or agreement of Buyer contained herein or in the Transition Agreement or the Intellectual Property Agreement;

(c)    the Assumed Liabilities;

(d)   all retainers and commissions pursuant to the terms of the international sales representation agreements set forth on Schedule 8.13 to the extent such retainers and commissions become payable in accordance with the terms of those agreements after the Effective Time (regardless of whether or not such payments relate to new business awarded to the Business after the Effective Time), but only to the extent the payment of such retainers and commissions does not violate applicable Laws;

(e)    all reasonable out-of-pocket costs (including reasonable fees and expenses of counsel) up to an aggregate of Two Hundred Thousand Dollars ($200,000) incurred by Seller or Seller Subsidiary for the purposes of winding down or dissolving Seller Subsidiary; or

(f)    until Seller is released from all Liabilities related to the Joint Venture Guaranties, all Liabilities of Seller under the Joint Venture Guaranties.

Section 13.3   Procedures for Indemnification.

(a)   If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) (a “Third Party Claim”) as to which a party (the “Indemnifying Party”) may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly (and, in any event, within thirty (30) days) after becoming aware of such Third Party Claim; provided, however, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.

(b)   If a Third Party Claim is made against an Indemnitee and the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that, if such Indemnitee has been advised in writing by its counsel that in the opinion of such counsel there is an actual conflict of interest in the same counsel representing both such parties, such Indemnitees will have the right to employ one (1) separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel will be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim, each Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided that counsel selected by the Indemnifying Party shall control the defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee if the Indemnifying Party does not expressly elect to assume the defense thereof (including the acknowledgment by each Indemnifying Party of its indemnification obligation as aforesaid). If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, all the Indemnitees will reasonably cooperate with the Indemnifying Party in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

(c)   No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee’s prior written consent; provided that if the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend that unconditionally and irrevocably releases the Indemnitee and its Affiliates (pursuant to a release which is reasonably satisfactory to the Indemnitee) completely from all Liability in connection with such Third Party Claim and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim that (x) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (y) involves the imposition of any fine, payment or other sanction by any Governmental Entity (for the avoidance of doubt, the word “payment” as used in this clause (y) does not include the payment of any Taxes other than any fine or sanction in respect of Taxes). If the Indemnifying

Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim (other than a Third Party Claim by a Governmental Entity) without the Indemnifying Party’s prior written consent.

(d)   Any claim on account of Damages which does not involve a Third Party Claim shall be asserted promptly after discovery (and within thirty (30) days) by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party has been actually prejudiced, as a result of such failure.

Section 13.4   Certain Rights and Limitations.

(a)   As security in part for the performance by Seller of its indemnification obligations under Section 13.1 and its payment obligations under Section 4.1, the Escrow Amount shall be deposited with the Escrow Agent, which amount shall be held and distributed in accordance with the Escrow Agreement. Until all amounts held by the Escrow Agent pursuant to the Escrow Agreement have been distributed in accordance with the terms of the Escrow Agreement or are subject to good faith claims by Buyer or any other member of the Buyer Group under the Escrow Agreement, all claims in respect of indemnification obligations of Seller pursuant to Section 13.1 and payment obligations of Seller under Section 4.1 shall be sought to be collected first from the amounts held in escrow pursuant to the Escrow Agreement (other than claims pursuant to Section 13.1(b) with respect to Seller’s obligations under Section 8.1(e), in respect of which Buyer shall have the right to seek to collect directly from Seller without first seeking to collect from the amounts held in escrow pursuant to the Escrow Agreement). Subject to Section 13.4(d), the Buyer Group will have recourse to Seller in the event amounts held in escrow pursuant to the Escrow Agreement are insufficient to cover claims by Buyer or any other member of the Buyer Group pursuant to Seller’s indemnification obligations under Section 13.1 or Seller’s payment obligations under Section 4.1.

(b)   No loss, Liability, damage or deficiency shall constitute Damages to any party to the extent of (i) any insurance proceeds actually received by such party with respect to such loss, Liability, damage or deficiency (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds); (ii) any amount recovered by such party from third parties under Contracts providing for indemnification; and (iii) the amount of any net Tax benefit actually realized by such party arising from the recognition of the Damages. With respect to any claim for indemnification under this Article XIII, the Indemnitee shall exercise commercially reasonable efforts to collect insurance proceeds (it being understood that, except to the extent provided in clause (i) of the preceding sentence, the Indemnitee’s obligations under this sentence shall in no way limit the obligations under this Article XIII of the applicable Indemnifying Party).

(c)   No monetary amount shall be payable by Seller or Buyer to any member of the Buyer Group or Seller Group, respectively, with respect to the indemnification of any claims pursuant to Section 13.1(a) or 13.1(f), in the case of indemnification by Seller, or Section 13.2(a), in the case of indemnification by Buyer, until the aggregate amount of Damages actually incurred by the Buyer Group or the Seller Group, as the case may be, with respect to such claims exceeds Four Hundred Thousand Dollars ($400,000) in the aggregate, in which event Seller or Buyer, as the case may be, shall be responsible for the full amount of such Damages that exceed Two Hundred Thousand Dollars ($200,000).

(d)   No monetary amount shall be payable by Seller or Buyer to any member of the Buyer Group or Seller Group, respectively, with respect to the indemnification of any claims pursuant to Section 13.1(a) or 13.1(f), in the case of indemnification by Seller, or Section 13.2(a), in the case of indemnification by Buyer, if and to the extent such payment would exceed any of the limitations set forth in clauses (i), (ii) and (iii) below:

(i)    the aggregate amount of Damages indemnifiable by Seller pursuant to Section 13.1(a) (other than with respect to Seller’s representations and warranties with respect to Intellectual Property contained in Section 6.6, title contained in Section 6.8 and brokers contained in Section 6.21) and Section 13.1(f) and indemnifiable by Buyer pursuant to Section 13.2(a) (other than with respect to Buyer’s representations and warranties with respect to brokers contained in Section 7.5 and financial resources contained in Section 7.6) shall not exceed Fourteen Million Three Hundred Thousand Dollars ($14,300,000);

(ii)   the aggregate amount of Damages indemnifiable by Seller pursuant to Section 13.1(a) (other than with respect to Seller’s representations and warranties with respect to title contained in Section 6.8) and Section 13.1(f) and indemnifiable by Buyer pursuant to Section 13.2(a) (other than with respect to Buyer’s representations and warranties with respect to financial resources contained in Section 7.6) shall not exceed Thirty-Five Million Seven Hundred Fifty Thousand Dollars ($35,750,000); and

(iii)  the aggregate amount of Damages indemnifiable by Seller pursuant to Section 13.1(a) and Section 13.1(f) and indemnifiable by Buyer pursuant to Section 13.2(a) shall not exceed Seventy-One Million Five Hundred Thousand Dollars ($71,500,000).

(e)  None of the limitations in this Section 13.4 with respect to indemnification of any claims pursuant to Section 13.1(a) or 13.2(a) shall apply to the extent the indemnification obligations thereunder are a result of fraud by the Indemnifying Party.

Section 13.5   Termination of Indemnification Obligations.   The obligations of each party to indemnify, defend and hold harmless Indemnitees (i) pursuant to Sections 13.1(a) and 13.2(a), shall terminate when the applicable representation or warranty expires pursuant to Article XII, (ii) pursuant to Sections 13.1(b) and 13.2(b), shall terminate upon the expiration of all applicable statutes of limitation (giving effect to any extensions thereof) and (iii) pursuant to Sections 13.1(c), 13.1(d), 13.1(e), 13.1(f), 13.2(c), 13.2(d), 13.2(e) and 13.2(f), shall continue without time limitation and shall not terminate at any time; provided, however, that as to clauses (i) and (ii) above, such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have, before the expiration of the applicable period, made a bona fide claim by delivering written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

Section 13.6   Incidental or Consequential Damages.   Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall have any obligation to indemnify either the Buyer Group or the Seller Group, as the case may be, for incidental, consequential, exemplary, special or punitive damages or lost profits; provided that this Section 13.6 shall not apply to incidental, consequential, exemplary, special or punitive damages or lost profits that are components of judgment awards against a member of the Buyer Group or the Seller Group, as the case may be, in actions by third parties to the extent any such judgment award is subject to indemnification pursuant to Section 13.1 or Section 13.2, respectively.

Section 13.7   Exclusive Remedy.   Except as otherwise provided in Section 15.17 or in any Transaction Document, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the Transaction must be brought by either party in accordance with the provisions and applicable limitations of this Article XIII, which, in the absence of fraud, shall constitute the sole and exclusive remedy of all parties and their Affiliates, successors and assignees for any such claim or cause of action.

Section 13.8   Waiver.   The waiver of any condition based on the accuracy of any representation or warranty pursuant to any Transaction Document, or on the performance of or compliance with any covenant, agreement or obligation pursuant to any Transaction Document, will not affect any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements or obligations.

Section 13.9   Effect on Final Purchase Price.   Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price (and shall be allocated to the Purchase Price of the particular Assets to which it relates) for Tax purposes unless a determination (as defined in Section 1313 of the Code) or similar event under applicable Tax law, rule or regulation with respect to the Indemnitee causes such payment not to constitute an adjustment to the Purchase Price for United States federal income Tax purposes or foreign Tax purposes, as the case may be.

ARTICLE XIV
RESTRICTIVE COVENANT

Section 14.1   Non-compete.   Seller covenants and agrees that, for a period of five years after the Closing Date, none of Seller, Seller Subsidiary or any Affiliate controlled by Seller will, directly or indirectly (on its own behalf or in the service or on behalf of others), in any area of the world, enter into, engage in, provide managerial, supervisory, administrative or consulting services to, represent or have or acquire more than a 2% ownership or beneficial interest in any business or entity engaged, directly or indirectly, in the Business or any derivatives of or improvements to such products or services or any other products or services manufactured, sold or provided by the Business during the five year period ending on the Closing Date; provided, however, that Seller may provide products and services in the ordinary course of business to entities engaged in the Business as long as such products and services provided are not for use in the Business; provided, further, that Seller may acquire control of any business deriving less than 15% of its revenues from such operations so long as Seller shall use commercially reasonable efforts to divest such operations as promptly as practicable and in any event Seller shall have divested such operations not later than one year following such acquisition; provided, further, that if Seller enters into a binding written agreement to divest such operations during such one year period and uses commercially reasonable efforts to close such transaction, then the one year period shall be extended until the earlier of the closing of such transaction or the actual or constructive termination of such agreement. In the event that Seller is acquired by an unaffiliated third party in a transaction that results in the holders of the voting securities of Seller outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting securities of the acquiring or surviving entity in the transaction or any parent thereof outstanding immediately after consummation of such transaction, such acquiring or surviving entity or parent thereof may engage in any activity otherwise prohibited by this Section 14.1.

ARTICLE XV
GENERAL PROVISIONS

Section 15.1   Assignment.   Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party, except that Buyer may (without obtaining any consent) assign its rights, interests and/or obligations under any Transaction Document, in whole or in part, to any successor to all or any portion of its business or to any Affiliate of Buyer. Any conveyance, assignment or transfer requiring the prior written consent of the other party which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 15.2   Parties in Interest.   This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that members of the Buyer Group and the Seller Group will be entitled to the rights to indemnification provided to the Buyer Group and the Seller Group, respectively, hereunder.

Section 15.3   Amendment.   This Agreement may not be amended, modified or supplemented except by a written agreement executed by Buyer and Seller.

Section 15.4   Waiver; Remedies.   No failure or delay on the part of either Buyer or Seller in exercising any right, power or privilege under any Transaction Document will operate as a waiver thereof, nor will any waiver on the part of either Buyer or Seller of any right, power or privilege under any Transaction Document operate as a waiver of any other right, power or privilege under any Transaction Document, nor will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under any Transaction Document. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 15.5   Effect of Investigation.   All representations, warranties, covenants and agreements made by Seller or Seller Subsidiary in this Agreement or in any Transaction Document shall be unaffected by any investigation made by or on behalf of Buyer (whether before, on or after the date hereof or before, on or after the Closing Date) or knowledge obtained (or capable of being obtained) as a result thereof or otherwise.

Section 15.6   Fees and Expenses.   Except as otherwise provided in this Agreement (including transfer taxes pursuant to Section 5.4), each of Seller and Buyer agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it (and, in the case of Seller, all costs and expenses incurred by Seller Subsidiary) incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective parties in connection with the Transaction, whether or not the Transaction is consummated; provided that this Section 15.6 shall not limit any Person’s right to recover any Damages for breach of this Agreement or any other Transaction Document.

Section 15.7   Notices.   All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 15.7:

(a)   If to Buyer:

Rockwell Collins, Inc. 400 Collins Road N.E. Cedar Rapids, Iowa 52498
Attention:	Gary R. Chadick, Esq. Senior Vice President, General Counsel and Secretary
Telecopy:	(319) 295-3599
E-mail:	grchadic@rockwellcollins.com
with a copy to:
Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112
Attention:	Peter R. Kolyer, Esq.
Telecopy:	(212) 541-5369
E-mail:	pkolyer@chadbourne.com

(b)   If to Seller:

Evans & Sutherland Computer Corporation 600 Komas Drive Salt Lake City, Utah 84108
Attention:	David Bateman
Telecopy:	(801) 588-4511
E-mail:	dbateman@es.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94307
Attention:	Marc R. Packer
Telecopy:	(650) 470-4570
E-mail:	mpacker@skadden.com

Section 15.8   Waiver of Compliance With Bulk Transfer Laws.   Buyer hereby waives compliance by Seller and Seller Subsidiary with the provisions of any bulk transfer laws which may be applicable to the transactions contemplated by this Agreement. Seller and Seller Subsidiary shall jointly and severally indemnify, defend and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages, as incurred, suffered by any member of the Buyer Group based upon, arising out of or otherwise in any way relating to or in respect of such noncompliance; provided that such indemnification shall be subject to Section 13.3 and 13.6.

Section 15.9   Captions; Currency.   The article and section captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement and all references herein to schedules and exhibits are to schedules and exhibits to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any exhibit or schedule referred to therein or in any instrument or document delivered pursuant thereto to dollars or “$” shall mean United States Dollars.

Section 15.10   Entire Agreement.   This Agreement, the other Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement and the Confidentiality Agreement supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

Section 15.11   Severability.   If any provision of any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 15.12   Consent to Jurisdiction.   Subject to Section 15.15, each of Seller and Buyer irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any Action arising out of the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof (and agrees not to commence any Action relating thereto except in such courts). Each of Seller and Buyer further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. first class mail to such party’s respective address set forth in Section 15.7 shall be effective service of process for any Action in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Seller and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

Section 15.13   Exhibits and Schedules; Disclosure.

(a)   All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in any other Transaction Document or in the schedules hereto or thereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

(b)   Seller will have the right to deliver to Buyer at the Closing a supplement to Schedules 6.6(b), 6.9(b), 6.10(a), 6.11(a) and 6.17(f) provided for in Article VI (the “Closing Date Schedule Supplement”) containing any matters occurring after the date hereof (and permitted pursuant to the terms hereof) which, if occurring prior to the date hereof, would have been required to be set forth or described on such schedules. The Closing Date Schedule Supplement for Schedule 6.11(a) will not be considered when determining whether the condition set forth in Section 10.2(a) or any other condition to Closing has been satisfied. The Closing Date Schedule Supplement will, however, for purposes of determining whether any Person is entitled to indemnification pursuant to Section 13.1(a), be deemed to amend such Schedules 6.6(b), 6.9(b), 6.10(a), 6.11(a) and 6.17(f) provided for in Article VI to reflect the matters set forth in the Closing Date Schedule Supplement.

Section 15.14   Governing Law.   This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 15.15   Dispute Resolution.

(a)   In the event that any dispute, claim or controversy (collectively, a “Dispute”) arises between Buyer and Seller with respect to or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof (except for any Dispute relating to purchase price adjustments covered by Section 4.1), authorized representatives of Buyer and Seller will meet to attempt a good faith resolution of such Dispute within thirty (30) days after any party notifies the others in writing of a Dispute. If the Dispute is not resolved within thirty (30) days of such notification, any party may make a written demand to the other commencing formal dispute resolution, which demand will specify the nature of the Dispute. Within thirty (30) days of such written demand, or such other time as Buyer and Seller may agree, the parties to the Dispute will attempt in good faith to resolve such Dispute by mediation in accordance with the then existing CPR Model Procedure for Mediation of Business Disputes, promulgated by the CPR Institute for Dispute Resolution, New York City.

(b)   If such mediation is unsuccessful within ninety (90) days after commencement thereof or such other time as Buyer and Seller may agree, such Dispute shall be submitted to binding arbitration, conducted in accordance with the then existing CPR Rules for Non-Administered Arbitration, before three arbitrators. Such arbitration shall be initiated by written notice by either Buyer or Seller to the other parties and each party to the Dispute shall identify its selected arbitrator within fifteen (15) business days following receipt of such notice by the non-initiating party. The arbitrators selected by Buyer and Seller shall, within fifteen (15) business days of their appointment, select a third neutral arbitrator. The arbitration shall be conducted in the City of New York and shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrator shall have case management authority and shall resolve the Dispute in a final award within one hundred eighty (180) days from the commencement of the arbitration action, subject to any extension of time thereof allowed by the arbitrators upon good cause shown.

Section 15.16   Counterparts.   This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 15.17   Specific Performance.   In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 15.18   Performance by Seller Subsidiary.   Seller will cause to be performed and hereby guaranties the performance of all actions, agreements and obligations set forth herein to be performed by Seller Subsidiary.

Section 15.19   Interpretation.

(a)   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” and (iv) the word “or” shall not be exclusive.

(b)   For purposes of this Agreement, “Knowledge” or “aware of” or a similar phrase with respect to Seller shall mean the knowledge of Chief Executive Officer, Chief Financial Officer, Vice President—Business Operations and Vice President—Human Resources of Seller and the individuals set forth on Schedule 15.19(b) if any such Person is actually aware of such fact or other matter or would be aware of such fact or matter after due inquiry; provided, however, that with respect to the individuals set forth on Schedule 15.19(b), each such individual’s Knowledge shall only apply with respect to the representations and warranties contained in the Sections set forth opposite such individual’s name.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties on the date first hereinabove written.

ROCKWELL COLLINS, INC.
By	/s/ Kent L. Statler
	Name:	Kent L. Statler
	Title:	Senior Vice President and
General Manager, Services

EVANS & SUTHERLAND COMPUTER CORPORATION

By	/s/ James R. Oyler
	Name	James R. Oyler
	Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Acquisition Proposal” shall have the meaning set forth in Section 8.1(d)(ii).

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“AFRL” means the United States Air Force Research Laboratory.

“AFRL Contract” means the Technology Investment Agreement, Government Contract No. F41624-99-2-0001, PR/ARPA Order No. FY8993-99-HA005, dated August 20, 1999, between the U.S. Air Force, Air Force Material Command, Air Force Research Laboratory, Human Effectiveness Directorate, Warfighter Training Research Division and Seller, including Modifications 1-11 thereto.

“Agreement” means this Asset Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Allocation Schedule” shall have the meaning set forth in Section 4.2.

“Ancillary Agreements” means, collectively, the Transition Agreement, the Intellectual Property Agreement, the Laser Supply Agreement, the Laser Agreement, the Assignment and Assumption Agreement and the Escrow Agreement.

“Assets” shall have the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated as of the Closing Date by and between Seller and Buyer in a form to be mutually agreed upon by Seller and Buyer.

“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

“Balance Sheet” shall mean the unaudited consolidated balance sheet of Seller and Seller Subsidiary as of September 30, 2005, included in the financial statements for the nine months ended September 30, 2005, together with the notes thereto.

“Benchmark Amount” shall have the meaning set forth in Section 4.1(c)(i).

“Business” means the business engaged in by Seller and Seller Subsidiary (and their respective predecessors) on and at all times prior to the Closing Date of researching, developing, designing, manufacturing (including by means of procuring from third parties components for), integrating, maintaining, testing, selling, installing, certifying, modifying, repairing, servicing and supporting visual systems (including computers, display systems and visual databases) for commercial and military simulation applications, and activities related thereto.

“Business Employee” shall have the meaning set forth in Section 9.1(a).

“Business Intellectual Property” means all Intellectual Property that is Related to the Business, excluding the Retained Intellectual Property.

“Business Software” means all computer software (including all enterprise information systems) related to or used in the Business, together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Group” shall have the meaning set forth in Section 13.1.

“Buyer Welfare Benefit Plans” shall have the meaning set forth in Section 9.3(a).

“Buyer’s Letter” shall have the meaning set forth in Section 4.1(b)(iii).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to the date hereof.

“Change in Seller Recommendation” shall have the meaning set forth in Section 8.1(h).

“Claims Made Policies” shall have the meaning set forth in Section 8.9(a).

“Closing” shall have the meaning set forth in Section 5.1.

“Closing Date” shall have the meaning set forth in Section 5.1.

“Closing Date Schedule Supplement” shall have the meaning set forth in Section 15.13(b).

“Closing Net Assets Statement” shall have the meaning set forth in Section 4.1(b)(i).

“Closing Payment” shall have the meaning set forth in Section 4.1(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of November 16, 2004 by and between Buyer and Seller.

“Consents” means consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Continued Employees” shall have the meaning set forth in Section 9.1(a).

“Contracts” means, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (whether written or oral and whether express or implied) (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

“D&T” shall have the meaning set forth in Section 4.1(b)(i).

“Damages” means any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, Liens, costs and expenses whenever or however arising and whether or not resulting from Third Party Claims (the costs and expenses of any and all Actions or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnitee’s rights hereunder).

“Debentures” means the 6% Convertible Subordinated Debentures due 2012 of Seller.

“Delivery Date” shall have the meaning set forth in Section 4.1(b)(i).

“Dispute” shall have the meaning set forth in Section 15.15(a).

“Effective Time” shall have the meaning set forth in Section 5.1.

“End Date” shall have the meaning set forth in Section 11.1(b).

“Environmental Laws” means any and all applicable Laws and required Permits issued or promulgated by any Governmental Entity relating to the environment or the protection or preservation of human health or safety, as such human health or safety relates to Hazardous Materials, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof.

“Environmental Liabilities” means any and all Damages that are incurred as a result of the presence, Release or threatened Release of Hazardous Materials or a violation of Environmental Laws, including:

(i)    Damages for investigation and/or remediation; and

(ii)   claims by third parties for Damages for personal or bodily injury, or injury to property or natural resources occurring upon or off of any of the real properties used at any time in the Business or any Former Business related to the Business;

provided, however, that any Damages for investigation and/or remediation shall be limited to the extent such investigation or remediation is, or may reasonably be, required pursuant to any Environmental Law to maintain or achieve environmental standards consistent with industrial property use where the applicable Governmental Entity would permit a more lenient standard of response or remediation if the property is restricted to industrial use.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person, trade or business which, together with Seller or Seller Subsidiary, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means the Person selected by Buyer and Seller to act as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and among Seller, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” shall have the meaning set forth in Section 4.1(a).

“Escrow Fund” shall have the meaning set forth in Section 4.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

“Excluded Licenses” shall have the meaning set forth in Section 6.6(b).

“Facilities” means all Real Property set forth on Schedule 2.1(a)(i).

“Final Closing Net Assets Statement” shall have the meaning set forth in Section 4.1(b)(ii).

“Financial Statements” means the audited consolidated balance sheets of Seller and its subsidiaries as of December 31, 2003 and 2004 and the related audited consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Seller and its subsidiaries for each of the fiscal years ended December 31, 2003 and 2004, together with the reports of KPMG LLP thereon, included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2004, and the September 30, 2005 Balance Sheet and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Seller and its subsidiaries for the nine months ended September 30, 2005, including in Seller’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (collectively, with the footnotes thereto).

“Foreign Governmental Approval” shall have the meaning set forth in Section 8.3.

“Former Business” means any corporation, partnership, entity, division, business unit, business, assets, plant, product line, operations or contract (including any assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested by Seller or any of its subsidiaries (or any of their predecessors) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated by Seller or any of its subsidiaries (or any of their predecessors).

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Materials” means those materials, substances or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive, radioactive, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulations promulgated thereunder.

“Indemnifying Party” shall have the meaning set forth in Section 13.3(a).

“Indemnitee” means any member of the Buyer Group or the Seller Group who or which may seek indemnification under this Agreement.

“Indenture” means the Indenture dated as of March 1, 1987 between Seller and Security Pacific National Bank, as trustee.

“Insurance Policies” shall have the meaning set forth in Section 6.20(a).

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) registered and unregistered trademarks, service marks, trade names, domain names, trade dress, logos and business, corporate and product names and slogans, worldwide, and registrations and applications for registration thereof; (c) copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith; (d) mask works and semiconductor chip rights, worldwide, and all applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business and technical information (including confidential ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (f) computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; (g) rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“Intellectual Property Agreement” means the Intellectual Property Licensing Agreement dated as of the Closing Date by and between Seller and Buyer, substantially in the form attached hereto as Exhibit C.

“IRS” means the Internal Revenue Service.

“Joint Venture” means Quest Flight Training Limited, a company organized under the laws of England and Wales.

“Joint Venture Guaranties” means Seller’s obligations under the following agreements: (i) the Charge Over Shares & Securities, dated July 20, 2000, between Seller, Quadrant Group plc and Barclays Bank plc; (ii) the Operational Phase Parent Company Guarantee, dated July 20, 2000, by Seller and Quadrant Group plc to the Secretary of State for Defence; (iii) the Evans & Sutherland Computer Corporation Operational Guarantee, dated July 20, 2000, from Seller in favour of Barclay’s Bank plc; and (iv) the Residual Project Guarantee, dated July 20, 2000, from Seller and Quadrant Group plc in favour of Barclay’s Bank plc.

“Knowledge” shall have the meaning set forth in Section 15.19(b).

“Laser Agreement” means the Laser Projection Systems Agreement dated as of the Closing Date by and between Seller, Buyer and Rockwell Collins Simulation & Training Solutions, LLC, an indirect wholly-owned subsidiary of Buyer, substantially in the form attached hereto as Exhibit D.

“Laser Supply Agreement” means the Laser Projection System Supply Agreement dated as of the Closing Date by and between Seller and Buyer, substantially in the form attached hereto as Exhibit E.

“Laws” means all laws, statutes, constitutions, treaties, rules, regulations, policies, standards, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, injunctions and determinations of all Governmental Entities.

“Leased Premises” shall have the meaning set forth in Section 6.9(b).

“Leases” means all leases, subleases, licenses, and other contractual rights to occupy or use with respect to real property, including, in each case, all amendments, modifications and supplements thereto.

“Liabilities” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any charge, claim, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any material adverse change in, or material adverse effect on, (a) the financial condition, results of operations, assets or liabilities of the Business; provided that any change or effect resulting solely from any of the following, alone or in combination, shall not be considered when determining whether a Material Adverse Effect has occurred pursuant to this clause (a): (i) any actions expressly required or expressly contemplated to be taken pursuant to this Agreement; (ii) the loss of employees or customer relationships to the extent that Seller can reasonably demonstrate that such loss was primarily due to the announcement or existence of this Agreement or the transactions contemplated hereby; (iii) any change in economic conditions generally or in the industries in which the Business operates generally (which changes do not disproportionately affect the Business in any material respect); (iv) any acts of war, terrorism or natural catastrophe; (v) any changes in applicable Law or GAAP; and (vi) any change in the market price of Seller’s common stock (provided that the underlying cause or causes of any such change in market price may be considered if not excluded pursuant to clauses (i)-(v) of this definition); or (b) the ability of Seller or Seller Subsidiary to consummate the Transaction.

“Material Contract” shall have the meaning set forth in Section 6.10(a).

“Net Asset Amount” shall have the meaning set forth in Section 4.1(c)(i).

“Net Assets” shall have the meaning set forth in Section 4.1(b)(i).

“Notice of Disagreement” shall have the meaning set forth in Section 4.1(b)(ii).

“Occurrence Basis Policies” shall have the meaning set forth in Section 8.9(a).

“Owned Real Property” shall have the meaning set forth in Section 6.9(a).

“Permits” means all Consents, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity but excluding patents and applications and registrations for Intellectual Property.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges are not delinquent or are being contested in good faith through appropriate proceedings; (b) statutory landlords’ liens, inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue, de minimis title defects and non-monetary encumbrances, which statutory landlords’ liens, workmen’s, repairmen’s or other similar Liens, de minimis title defects and non-monetary encumbrances do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used in the Business; (c) any rights of third parties under a Contract included in the Assets, except to the extent any such Contract by its terms creates any lien or security interest in favor of a third party, (d) any existing license to the Business Intellectual Property or the Seller Non-Laser Intellectual Property or any license to the Business Intellectual Property or the Seller Non-Laser Intellectual Property granted in the ordinary course of business prior to the Effective Time in accordance with the terms of this Agreement, except to the extent any such license by its terms creates any lien or security interest in favor of a third party; (e) any Liens in connection with any Seller line of credit, provided that any such Liens shall be released no later than the Effective Time; and (f) the exceptions set forth on Schedule A-1.

“Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

“Plans” shall have the meaning set forth in Section 6.17(b).

“Proxy Statement” shall have the meaning set forth in Section 8.1(g).

“Purchase Price” shall have the meaning set forth in Section 4.1(a).

“Real Property” shall have the meaning set forth in Section 6.9(b).

“Related to the Business” means related primarily to, used primarily in, arising primarily from, or held primarily for use in, the Business, or otherwise necessary for the operation, as presently conducted, of the Business.

“Release” shall have the meaning set forth in Section 101(22) of CERCLA.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Required Seller Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Seller’s capital stock to approve the Transaction as required by the Revised Business Corporation Act of the State of Utah.

“Retained Assets” shall have the meaning set forth in Section 2.1(b).

“Retained Employees” shall have the meaning set forth in Section 9.1(a).

“Retained Intellectual Property” shall have the meaning set forth in Section 2.1(b)(x).

“Retained Liabilities” shall have the meaning set forth in Section 3.2.

“SEC” means the Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Affiliated Group” shall have the meaning set forth in Section 6.5(a).

“Seller Group” shall have the meaning set forth in Section 13.2.

“Seller Non-Laser Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.

“Seller Recommendation” shall have the meaning set forth in Section 8.1(h).

“Seller Retirement Plans” shall have the meaning set forth in Section 9.2(a).

“Seller Savings Plan” shall have the meaning set forth in Section 9.2(b).

“Seller Stockholders Meeting” shall have the meaning set forth in Section 8.1(h).

“Seller Subsidiary” means Evans & Sutherland Computer Limited, a company organized under the laws of England and Wales.

“Seller Welfare Benefit Plans” shall have the meaning set forth in Section 9.3(a).

“Seller’s Flexible Spending Plan” shall have the meaning set forth in Section 9.4.

“September 30, 2005 Balance Sheet” means the unaudited consolidated balance sheet of Seller and its subsidiaries as of September 30, 2005, including in Seller’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

“Superior Proposal” shall have the meaning set forth in Section 8.1(d)(iv).

“Tax Returns” shall have the meaning set forth in Section 6.5(a).

“Taxes” means (a) all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto; (b) any Liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor Liability or by operation of Law; and (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clauses (a) and (b).

“Third Party Claim” shall have the meaning set forth in Section 13.3(a).

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Ancillary Agreements and all other instruments, certificates and documents delivered or required to be delivered by Buyer, Seller, any Seller Subsidiary or any Affiliate of any thereof pursuant to this Agreement.

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

“Transition Agreement” means the Transition Agreement dated as of the Closing Date by and between Seller and Buyer in a form to be mutually agreed upon by Seller and Buyer.

“U.K. Bank Accounts and Lockboxes” shall have the meaning set forth in Section 8.11(a).

“U.K. Business” shall have the meaning set forth in Section 5.5(a).

“UK Employees” shall have the meaning set forth in Section 6.17(f).

“UK Pension Plan” shall have the meaning set forth in Section 9.2(d).

“Unaffiliated Firm” shall have the meaning set forth in Section 4.1(b)(iii).

“VAT” means United Kingdom value added tax.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

Annex B

LASER PROJECTION SYSTEMS AGREEMENT

BETWEEN

ROCKWELL COLLINS, INC.

ROCKWELL COLLINS SIMULATION & TRAINING SOLUTIONS, LLC

AND

EVANS & SUTHERLAND COMPUTER CORPORATION

B-ii

LASER PROJECTION SYSTEMS AGREEMENT

This Laser Projection Systems Agreement (this “Agreement”) is made and entered into as of the _____ day of _______, 2006, (the “Effective Date”) by and among ROCKWELL COLLINS, INC., a Delaware corporation (“Parent”), ROCKWELL COLLINS SIMULATION & TRAINING SOLUTIONS, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (“Buyer”), and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Seller”), and together with Buyer, hereinafter referred to as the “Parties”. Capitalized terms used herein but not defined shall have the meanings given to such terms in the APA (as defined below).

In consideration of the mutual agreements and the obligations of the Parties hereinafter expressed, the receipt and sufficiency of which are acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1 - SUBJECT MATTER AND CONTRACT PRICE

1.1          As agreed under the terms of that certain Asset Purchase Agreement, dated as of February 7, 2006 (the “APA”), by and between Seller and Parent, the Parties hereby enter into this Agreement to provide for, among other things, the license by Seller to Buyer of rights to the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System (each as defined below).

1.2          In recognition of the efforts undertaken for, and investments made by, Seller under this Agreement, Parent agrees to (i) pay to Seller, by wire transfer of immediately available funds, the amount of Two Million Dollars ($2,000,000) (the “Initial Payment”) upon the effectiveness of the license with respect to the Fixed-Based Laser Projection System as set forth in Section 8.1, and (ii) deliver to the Escrow Agent, upon execution of this Agreement, Three Million Dollars ($3,000,000) (together with the Initial Payment, the “Contract Price”) to be held by the Escrow Agent in an escrow fund (the “Escrow Fund”) pursuant to the Escrow Agreement (the “Escrow Agreement”), dated as of the date hereof, by and between Seller, Parent and the Escrow Agent, which amount (as may be reduced pursuant to Sections 5.1 and 5.2 or in accordance with the terms of the Escrow Agreement) shall be released to Seller in two installments in accordance with the terms of the Escrow Agreement in respect of the effectiveness of the license with respect to the Motion-Based Laser Projection System as set forth in Section 8.2.

1.3          The Contract Price excludes all taxes, duties or other levies, which may be imposed. All taxes, duties or other levies that are imposed shall be shared equally by Parent and Seller, except for income taxes of Seller, which shall be the sole responsibility of Seller.

ARTICLE 2 - DESCRIPTION OF LASER PROJECTION SYSTEMS

2.1          Seller shall provide a fixed-based laser projection system that meets or surpasses all functional and performance specifications contained in Attachment 1 hereto (the “Fixed-Based Laser Projection System”).

2.1.1         Seller shall perform a demonstration of the prototype Fixed-Based Laser Projection System (the “Fixed-Based Prototype Laser Projection System”).

2.1.2         Seller shall produce a Fixed-Based Laser Projection System that meets manufacturing acceptance testing (the “Fixed-Based First Article Laser Projection System”) in accordance with Section 4.2.

2.2          Seller shall provide a laser projection system that is motion capable that meets or surpasses all functional and performance specifications contained in Attachment 2 hereto (the “Motion-Based Laser Projection System”).

2.2.1         Seller shall perform a demonstration of the prototype Motion-Based Laser Projection System (the “Motion-Based Prototype Laser Projection System”) in accordance with Section 4.3.

2.2.2         Seller shall produce a Motion-Based Laser Projection System that meets manufacturing acceptance testing (the “Motion-Based First Article Laser Projection System”) in accordance with Section 4.4.

2.3          Seller agrees to provide Buyer with quarterly status reports and verbal question and answer sessions regarding the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, which shall include product status, project accomplishment, achievement of performance standards, technological challenges and program schedule status.

2.4          Seller agrees to provide Buyer with a program schedule for the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System within a reasonable time after execution of this Agreement.

2.5          Seller shall provide Buyer with a listing of all documentation reasonably necessary for the installation, operation, testing and support of the Fixed-Based Laser Projection System and Motion-Based Laser Projection System.

2.6          Seller shall be solely responsible for all costs associated with the research, development, design, engineering, prototype and first production articles and associated testing required to provide Buyer with laser projection systems that are fully compliant with the specifications contained in Attachments 1 and 2 hereto.

ARTICLE 3 - DELIVERY

3.1          Seller shall use commercially reasonable efforts to complete the Fixed-Based First Article Laser Projection System on or before May 31, 2006.

3.2          Seller shall use commercially reasonable efforts to complete the Motion-Based Prototype Laser Projection System on or before July 1, 2007.

3.3          Seller shall use commercially reasonable efforts to complete the Motion-Based First Article Laser Projection System on or before December 31, 2007.

ARTICLE 4 - QUALITY ASSURANCE, TESTING AND ACCEPTANCE OF WORK

4.1          Seller will provide and maintain a quality control system in accordance with ISO 9001 for the work performed under this Agreement. Upon request by Buyer, Seller shall provide current proof of certification.

4.2          Buyer and Seller will conduct manufacturing acceptance testing of the Fixed-Based First Article Laser Projection System at Seller’s facilities in accordance with a mutually developed plan that will test and evaluate the Fixed-Based First Article Laser Projection System against the specifications contained in Attachment 1 hereto. Upon completion of such testing, Buyer and Seller will make a joint determination of system compliance and acceptance. Neither Buyer nor Seller shall unreasonably withhold, delay or condition its determination of compliance or noncompliance, as the case may be.

4.3          After demonstration of the Motion-Based Prototype Laser Projection System at Seller’s facilities, Buyer and Seller will test and evaluate the Motion-Based Prototype Laser Projection System to ensure compliance with the specifications contained in Attachment 2 hereto and FAA Level D standards, as in effect on the date of this Agreement.

4.4          Buyer and Seller will conduct manufacturing acceptance testing of the Motion-Based First Article Laser Projection System at Seller’s facilities in accordance with a mutually developed plan that will test and evaluate the Motion-Based First Article Laser Projection System against the specifications contained in Attachment 2 hereto and FAA Level D standards, as in effect on the date of this Agreement. Upon completion of such testing, Buyer and Seller will make a joint determination of system compliance and acceptance. Neither Buyer nor Seller shall unreasonably withhold, delay or condition its determination of compliance or noncompliance, as the case may be.

4.5          If Seller tenders nonconforming material, Seller will, at its option, replace or correct the material, at no increase in the Contract Price.

4.6          Seller agrees to provide to Buyer, by first production article inspection of the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, as applicable, and to maintain for five (5) years thereafter, design, engineering and technical documentation and data reasonably necessary to install, operate, test, support and sell the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, as applicable. In addition, if at any time after manufacturing acceptance testing and acceptance of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System, as applicable, such documentation or data is updated, revised or supplemented, Seller agrees to provide to Buyer reasonably promptly any such updated, revised or supplemented documentation or data to the extent that it relates to the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System as designed and delivered to Buyer.

ARTICLE 5 - PENALTY FOR LATE DELIVERY

5.1          If Buyer and Seller have not completed manufacturing acceptance testing of the Motion-Based First Article Laser Projection System on or before December 31, 2007, Parent shall be entitled, out of the Escrow Fund, to (i) Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667) on each of the first four (4) monthly anniversary dates following December 31, 2007, (ii) Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333) on each of the first four (4) monthly anniversary dates following April 30, 2008, and (iii) One Hundred Twenty-Five Thousand Dollars ($125,000) on each of the first four (4) monthly anniversary dates following August 31, 2008, in each such case if Buyer and Seller have not completed manufacturing acceptance testing of the Motion-Based First Article Laser Projection System on or before such monthly anniversary date, except to the extent that such failure arises from any cause or causes beyond the control of Seller, including acts of critical suppliers beyond the control of Seller, acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, terrorism, rebellion, insurrection, riot, invasion, strike or lockout, in each case not resulting from the negligence of Seller (each a “Force Majeure Event”), in which event the payment date with respect to each such payment shall be postponed by a number of days equal to the duration of such Force Majeure Event; provided, that, if Buyer and Seller have not completed manufacturing acceptance testing of the Motion-Based First Article Laser Projection System on or before December 31, 2008, Parent shall be entitled, out of the Escrow Fund, to an additional One Million Dollars ($1,000,000) on December 31, 2008, except to the extent that such failure is caused by a Force Majeure Event, in which event the payment date with respect to such payment shall be postponed by a number of days equal to the duration of such Force Majeure Event.

5.2          If the Motion-Based Prototype Laser Projection System has not been demonstrated on or before December 31, 2008, Parent shall be entitled, out of the Escrow Fund, to the amount of One Million Dollars ($1,000,000), except to the extent that such failure is caused by a Force Majeure Event, in which event the payment date with respect to such payment shall be postponed by a number of days equal to the duration of such Force Majeure Event.

ARTICLE 6 - Modifications and improvements

6.1          Buyer may propose modifications to the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System at any time. Seller shall review any such proposals and negotiate with Buyer in good faith with respect thereto to attempt to reach agreement on reasonable commercial terms, provided that modifications shall be made only upon mutual written agreement between Buyer and Seller.

6.2          Buyer may propose improvements to the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System at any time. Seller shall review any such proposals and negotiate with Buyer in good faith with respect thereto to attempt to reach agreement on reasonable commercial terms, provided that improvements shall be made only upon mutual written agreement between Buyer and Seller.

6.3          After manufacturing acceptance testing and acceptance of the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, Seller may, at its election, incorporate any enhancements, improvements or new capabilities, designed for, or incorporated into, Seller’s commercial products that were developed by Seller independently of Buyer into the Fixed-Based Laser Projection Systems and the Motion-Based Laser Projection Systems supplied to Buyer, at no additional developmental cost to Buyer. Any other enhancements, improvements, or new capabilities designed for, or incorporated into, Seller’s commercial products that were developed by Seller independently of Buyer will be incorporated into the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System only to the extent that the commercial terms upon which such enhancements, improvements or new capabilities are so incorporated are mutually agreed by Seller and Buyer. Notwithstanding anything herein to the contrary, Seller will have no obligation to incorporate any enhancements, improvements or new capabilities into products which have already been manufactured or delivered. To the extent that Seller incorporates any such enhancements, improvements or new capabilities into the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System pursuant to the first or second sentence of this Section 6.3, Seller will provide Buyer with any updated design, engineering and technical documentation and data, including but not limited to drawings, parts lists, bills of materials, and fabrication instructions, to the extent related to the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System.

6.4          All modifications and improvements to the laser projectors and all Intellectual Property associated therewith shall be owned by Seller, regardless of whether Buyer compensates Seller for creating such modifications or improvements. All such Intellectual Property shall be deemed Laser Intellectual Property for the purposes of this Agreement. Seller shall promptly notify Buyer of all such modifications and improvements in writing, and Seller agrees to meet with Buyer in person at least once annually, and by telephone at least once quarterly, for the purpose of discussing such modifications and improvements.

ARTICLE 7 -  GENERAL LICENSE

7.1          For purposes of Articles 7 and 8, the following terms shall have the following meanings:

7.1.1         “Catastrophe Event” means (i) a Seller Bankruptcy Event; or (ii) the complete cessation by Seller of its business relating to the design, manufacture and sale of laser projectors (it being understood and agreed that the failure by Seller to deliver any products at all under the Laser Supply Agreement for a period of at least three (3) years after Buyer has submitted and not withdrawn a purchase order for any products under the Laser Supply Agreement following manufacturing acceptance testing of the Motion-Based Laser Projector System shall be deemed to be such a cessation by Seller under this clause (ii), except to the extent that such failure is caused by a Force Majeure Event, in which event such three year period shall be extended by a number of days equal to the duration of such Force Majeure Event).

7.1.2         “Exclusive Laser Fields” means the following fields:  (i) military and commercial simulation and training (and embedded simulation and training); and (ii) aircraft flight decks and cabins.

7.1.3         “Laser Intellectual Property” means all existing or future Seller Intellectual Property covering or relating to laser projectors.

7.1.4         “Laser Technology Escrow” shall have the meaning set forth in Section 7.5.2.

7.1.5         “Non-Exclusive Laser Fields” means the following fields, in each case to the extent not included in the Exclusive Laser Fields:  (i) commercial air traffic control (ATC); (ii) military helmet mounted laser displays; (iii) aircraft test equipment; (iv) military global positioning systems (GPS); and (v) command and control for military intelligence, surveillance and reconnaissance (C2ISR).

7.1.6         “Seller Intellectual Property” means all Intellectual Property that is either owned by Seller or under which Seller has the right to license without the payment of royalties or other fees to any third party. Notwithstanding the foregoing, Seller Intellectual Property shall exclude trademarks, service marks, logos, trade dress, corporate names, and trade names, including the good will appurtenant thereto, whether statutory or common law, and any and all registrations and applications to register therefor.

7.1.7         “Seller Laser Projector Business” means all businesses outside of the Exclusive Laser Fields and the Non-Exclusive Laser Fields.

7.1.8         “Seller Bankruptcy Event” means that Seller has become the subject of a case under Chapter 7 of the U.S. Bankruptcy Code or any similar liquidation, dissolution, or debtor relief statute under state or federal law (but excluding any such statute, including Chapter 11 of the U.S. Bankruptcy Code, providing for reorganization or restructuring of debtors), and such case shall not have been dismissed for ninety (90) days.

7.2        Laser Intellectual Property License.

7.2.1         Effective as of the Effective Time, Seller hereby grants to Buyer, and Buyer hereby accepts, an exclusive (subject to Sections 7.2.4 and 7.4), perpetual, worldwide, non-transferable (except as set forth in Section 11.1), fully-paid, royalty-free right and license, without the right to grant sublicenses (except to (i) Parent and all direct or indirect subsidiaries of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent) and (ii) end-users of software and databases, provided that such sublicenses are granted solely for the use of, and to the extent reasonably necessary for such end-user to use, such software and databases and such sublicenses are subject to Section 7.3.4), under all Laser Intellectual Property to use, sell, offer for sale, import and export laser projectors in the Exclusive Laser Fields.

7.2.2         Effective as of the Effective Time, Seller hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, perpetual, worldwide, non-transferable (except as set forth in Section 11.1), fully-paid, royalty-free right and license, without the right to grant sublicenses (except to (i) Parent and all direct or indirect subsidiaries of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent) and (ii) end-users of software and databases, provided that such sublicenses are granted solely for the use of, and to the extent reasonably necessary for such end-user to use, such software and databases and such sublicenses are subject to Section 7.3.4), under all Laser Intellectual Property to use, sell, offer for sale, import and export laser projectors in the Non-Exclusive Laser Fields.

7.2.3         Effective upon the occurrence of a Catastrophe Event, Seller hereby grants to Buyer, and Buyer hereby accepts a non-exclusive, perpetual, worldwide, non-transferable (except as set forth in Section 11.1), fully-paid, royalty-free right and license, without the right to grant sublicenses (except to (i) Parent and all direct or indirect subsidiaries of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent) and (ii) end-users of software and databases, provided that such sublicenses are granted solely for the use of, and to the extent reasonably necessary for such end-user to use, such software and databases and such sublicenses are subject to Section 7.3.4), under all Laser Intellectual Property to make, have made and modify laser projectors in the Exclusive Laser Fields and the Non-Exclusive Laser Fields by third party manufacturers approved by Seller (which approval shall not be unreasonably withheld or delayed).

7.2.4         All exclusive licenses granted under this Agreement are exclusive against all Persons, including the applicable licensor and its Affiliates; provided, however, that all exclusive licenses and all rights granted under this Agreement shall be subject to (i) the third party licenses granted by Seller existing as of the date of this Agreement, and (ii) any restrictions contained in the third party licenses granted to Seller as of the date of this Agreement, each of which are set forth on Schedule 7.2.4 attached hereto and have been made available to Buyer.

7.2.5         Following the date of completion of manufacturing acceptance testing of the Motion-Based First Article Laser Projection System in accordance with Article 2, if (i) Buyer fails to place any orders for laser projectors in the Exclusive Laser Fields for any fifteen (15) month period, (ii) Seller demonstrates in writing with reasonable detail following such fifteen (15) month period that customers desire to buy simulators or other products within the Exclusive Laser Fields using Seller’s laser projectors on terms that are in the aggregate no more favorable to such customers than the terms offered to Buyer (including the configuration of the Fixed-Based Laser Projection System or Motion-Based Laser Projection System, as applicable, volume of purchasing, payment terms, warranty terms and other contractual terms), and (iii) Buyer fails to place any orders for laser projectors in the Exclusive Laser Fields for the three (3) month period following receipt of Seller’s written demonstration pursuant to clause (ii), the exclusive license under Section 7.2.1 shall become nonexclusive, except to the extent that such failure is caused by a Force Majeure Event, in which event such fifteen (15) month period or three (3) month period, as the case may be, shall be extended by a number of days equal to the duration of such Force Majeure Event.

7.2.6         Seller and Buyer agree that the licensed rights granted pursuant to this Agreement (including all licensed know-how and other licensed trade secrets) are “intellectual property” as defined in 11 U.S.C. 101(35A). Seller and Buyer each intend, and Seller and Buyer each agree that they will not make any argument to the contrary in any court of law or equity, that the licenses and related rights and benefits granted to Buyer pursuant to this Agreement, including the release of escrow and Buyer’s right to make and have made upon the occurrence of a Catastrophe Event, shall be entitled to the benefits and protections of Section 365(n) of Title 11 of the U.S.

Code. For the purposes of Section 365(n), the “embodiments” of the intellectual property licensed under this Agreement include (i) the know-how and other trade secrets of Seller relating to the manufacture of laser projectors, including the drawings and designs associated with the know-how for manufacture of the laser projector (including drawings of the circuit boards and chip design packets) and the methods and technology used to manufacture the laser projector, and (ii) works of authorship used in connection with the marketing and promotion of the laser projector.

7.3          Enforcement/Other Restrictions.

7.3.1         Enforcement By Buyer. Buyer shall have the sole power to institute and prosecute suits for infringement or misappropriation of the Laser Intellectual Property that relates solely to the Exclusive Laser Fields, and if required by law, Seller will join as party plaintiff in such suits; provided, that if Buyer fails to initiate an action to enforce the foregoing Intellectual Property within ninety (90) days of written notice by Seller, Seller, at its own expense, shall have the right to file suit against such infringer, in the name of the Buyer and for Seller’s benefit. All costs and expenses of any such suits instituted by Buyer or Seller shall be borne by the party who instituted such suit against the infringer, and such party shall have the right to collect for its own use all damages, profits and awards of whatever nature recoverable for such infringement. Each party shall, at the requesting party’s expense, reasonably cooperate with the other party in any such suit.

7.3.2         Enforcement by Seller. Except as provided in Section 7.3.1, Seller shall have the sole power to institute and prosecute suits for infringement or misappropriation of the Laser Intellectual Property in all other instances (including, without limitation, the sole power to institute and prosecute suits for infringement or misappropriation of the Laser Intellectual Property that relates (i) to any and all fields outside the Exclusive Laser Fields and/or (ii) to both the Exclusive Laser Fields and a field outside the Exclusive Laser Fields) and if required by law, Buyer will join as party plaintiff in such suits; provided, that if Seller fails to initiate an action to enforce the foregoing Intellectual Property that relates directly to the Exclusive Laser Fields within ninety (90) days of written notice by Buyer, the Buyer, at its own expense and with the consent of Seller (not to be unreasonably withheld), shall have the right to file suit against such infringer, in the name of Seller and for Buyer’s benefit. All costs and expenses of any such suits instituted by Buyer or Seller shall be borne by the party who instituted such suit against the infringer, and such party shall have the right to collect for its own use all damages, profits and awards of whatever nature recoverable for such infringement. Each party shall, at the requesting party’s expense, reasonably cooperate with the other party in any such suit.

7.3.3         Against Licensees, Sublicensees or Transferees. In the event of a breach by a licensee, sublicensee or transferee of either party hereto of the exclusivity and/or field restrictions of the applicable license or sublicense agreement, the party who learns of such breach shall promptly notify the other party in writing, and the licensor, sublicensor or transferor, as the case may be, shall take commercially reasonable actions to stop such breach. If such actions are not successful in obtaining agreement from such third party to promptly cease such use within sixty (60) days of notice of such breach, such licensor, sublicensor or transferor shall, at the aggrieved party’s request, commence appropriate action, which may include commencing suit, to stop such breach within sixty (60) days of such request. The aggrieved party may participate in any such suit, at its own expense, with the applicable licensor, sublicensor or transferor, and such licensor, sublicensor or transferor shall not settle any such suit in a manner that would materially adversely affect the aggrieved party’s exclusive rights without the consent of the aggrieved party. Neither party shall enter into any license or sublicense agreement whose terms conflict with the rights of the parties set forth in this Section 7.3.3.

7.3.4         As a condition to the licenses granted Buyer hereunder, Buyer agrees (and shall cause its sublicensees to agree) not to decompile, disassemble or otherwise reverse engineer any laser projector or component thereof delivered by Seller, or any software or firmware therein. Notwithstanding anything to the contrary, any license to software granted to Buyer hereunder is for the object code only and no license is granted (or implied) with respect to the source code, unless and until the make and have made license is granted pursuant to Section 7.2.3 and such source code is released pursuant to the escrow agreement as provided in Section 7.5.3, in which case the license in Section 7.2.3 shall include a license to such source code under such license.

7.4          Exclusivity. Except for the licenses granted to Buyer in the Exclusive Laser Fields in this Agreement and laser projectors manufactured by Seller for Buyer pursuant to the Supply Agreement, Seller shall not use, sell, offer for sale, import or export laser projectors in the Exclusive Laser Fields, or license any Person to do so and Seller hereby represents and warrants that it has not licensed any third party to use, sell, offer for sale, import or export laser projectors in the Exclusive Laser Fields. In connection with the foregoing:

7.4.1         Seller shall require that all Persons (other than the U.S. government) who purchase laser projectors, as a stand-alone product, from Seller agree in writing: (i) not to use or resell such laser projectors in the Exclusive Laser Fields; and (ii) to require that all future transferees of such laser projectors agree in writing not to resell laser projectors into the Exclusive Laser Fields and to cause such transferees to so agree in writing.

7.4.2         Seller shall require that all Persons to whom Seller grants a license to make or have made laser projectors agree in writing: (i) not to use or resell laser projectors in the Exclusive Laser Fields; and (ii) to require that all sublicensees and future sublicensees of such license agree in writing not to use or sell laser projectors in the Exclusive Laser Fields and to cause such sublicensees to so agree in writing.

7.4.3         Seller shall not transfer or pledge as collateral any Laser Intellectual Property without obtaining the transferee’s or secured party’s written agreement to the terms and conditions of Sections 7.2, 7.3 and 7.4 of this Agreement. Any transfer or pledge in violation of the foregoing shall be void ab initio.

7.4.4         Buyer shall require that all Persons (other than the U.S. government) who purchase laser projectors that were initially purchased from or manufactured by Seller, as a stand-alone product, from Buyer, Parent or any direct or indirect subsidiaries of Parent agree in writing: (i) not to use or resell such laser projectors in the field of the Seller Laser Projector Business; and (ii) to require that all future transferees of such laser projectors agree in writing not to resell laser projectors in the field of the Seller Laser Projector Business and to cause such transferees to so agree in writing.

7.4.5         Buyer shall require that all Persons to whom Buyer, Parent or any direct or indirect subsidiaries of Parent grants a license to make or have made laser projectors that utilize the Laser Intellectual Property agree in writing: (i) not to use or resell laser projectors in the field of the Seller Laser Projector Business; and (ii) to require that all sublicensees and future sublicensees of such license agree in writing not to use or sell laser projectors in field of the Seller Laser Projector Business and to cause such sublicensees to so agree in writing.

7.5          Documentation and Laser Technology Escrow.

7.5.1         Seller shall grant Buyer reasonable access to all design documentation reasonably necessary to one of ordinary skill in the art for application development, installation, testing, operation, sale, system integration and support of laser projectors.

7.5.2         At or prior to the Closing, Seller shall place into escrow with a recognized escrow agent mutually acceptable to Seller and Buyer sufficient documentation and data to enable the manufacture of laser projectors by one of ordinary skill in the art on behalf of Buyer in the event of a Catastrophe Event, which escrow shall be updated annually to include documentation and data relating to subsequent improvements to the technology (“Laser Technology Escrow”). The cost of such escrow shall be shared equally between the parties.

7.5.3         The escrow agreement governing the Laser Technology Escrow shall provide that, upon the occurrence of a Catastrophe Event, the Laser Technology Escrow shall be released to Buyer subject to Section 7.2.3 and procedures set forth in such escrow agreement agreed upon by the Parties.

7.6          Laser Projectors Outside the Exclusive Laser Fields and the Non-Exclusive Laser Fields.

7.6.1         In the event that Buyer notifies Seller that Buyer desires to expand its use or sale of laser projectors into additional lines of business outside of the Exclusive Laser Fields and the Non-Exclusive Laser Fields, Seller agrees to negotiate in good faith with Buyer to attempt to reach agreement on the terms and conditions of a license, supply and/or related agreement between Buyer and Seller with respect to any such expansion, subject to (i) any exclusive arrangements Seller has entered into with third parties and (ii) Seller’s good faith intention to enter the relevant line of business (other than the defense electronics and commercial aviation markets).

7.6.2         In the event that Seller initiates an expansion of the use or sale of laser projectors into defense electronics and commercial aviation markets outside of the Exclusive Laser Fields and the Non-Exclusive Laser Fields, Seller shall promptly notify Buyer of any such expansion and, upon Buyer’s requests, negotiate in good faith with Buyer to attempt to reach agreement on the terms and conditions of a license, supply and/or related agreement between Buyer and Seller with respect to any such expansion.

ARTICLE 8 - FIXED-BASED LASER PROJECTION SYSTEM AND MOTION-BASED LASER PROJECTION SYSTEM LICENSES

8.1          The Fixed-Based Laser Projection System shall be deemed to be a laser projector for the purpose of the licenses granted to Buyer and others in Article 7, and, upon completion of manufacturing acceptance testing of the Fixed-Based First Article Laser Projection System in accordance with Article 2, such licenses in Article 7 shall become effective as to the Fixed-Based Laser Projection System.

8.2          The Motion-Based Laser Projection System shall be deemed to be a laser projector for the purpose of the licenses granted to Buyer and others in Article 7, and, upon completion of manufacturing acceptance testing of the Motion-Based First Article Laser Projection System in accordance with Article 2, such licenses in Article 7 shall become effective as to the Motion-Based Laser Projection System.

ARTICLE 9 - INDEMNITY

9.1          Seller will indemnify, defend and hold harmless Buyer, its directors, officers, employees, agents, customers and each of the heirs, executors, successors, sublicensees (but only to the extent they are direct or indirect parent, subsidiary or sister companies of Buyer) and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) from and against all claims, liabilities, demands, damages, or losses (collectively, “Third Party Claims”) asserting that the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof) licensed herein infringes, violates or misappropriates any intellectual property rights of any Person insofar as and solely to the extent that such Third Party Claim is based on a claim that the infringement or wrongful use is attributable to Buyer’s application without modification (or combination with other technology) and which use is in material compliance with the terms of this Agreement.

9.2          Should any portion of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof) licensed herein become or, in the Seller’s reasonable opinion, be likely to become the subject of a claim of infringement, violation or misappropriation of Person’s intellectual property right, without limiting any of Buyer’s other remedies, Seller at its option and expense shall either (i) procure for the Buyer the right to continue to use that portion of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof), or (ii) replace or modify that portion of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof) to avoid the infringement or misappropriation, in each case to the extent such action can be effected under commercially reasonable terms.

9.3          Except as provided in Section 9.1, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its affiliates and their respective successors and assigns, and its and their respective directors, officers, agents and employees (collectively, the “Seller Indemnitees”), from and against all Third Party Claims to the extent any such Third Party Claim arises directly from the use by Buyer of the Laser Intellectual Property and which use is not in material compliance with the terms of this Agreement.

9.4          The indemnity provided to any Party herein shall be governed by the procedures for indemnification set forth in Section 13.3 of the APA, which is incorporated herein by reference.

9.5          Seller’s and Buyer’s total liability to incur out-of-pocket costs in the defense of Third Party Claims and to pay damages or awards in any and all Third Party Claims under this Agreement is limited to Five Million Dollars ($5,000,000) in the aggregate, and Buyer and Seller, as the case may be, will advance to Seller or Buyer, as applicable, any amount required to be expended by Seller or Buyer in excess of that limit.

9.6          Without limiting Buyer’s and Seller’s remedies under the Supply Agreement, Seller and Buyer, as the case may be, shall not be liable to Buyer or Seller, as applicable, for any loss of use, revenue, profit or any special, indirect, incidental or consequential damages arising from any cause whatsoever in connection with this Agreement; provided that this Section 9.6 shall not apply to loss of use, revenue, profit or special, indirect, incidental or consequential damages that are components of judgment awards against a member of the Buyer Indemnitees or the Seller Indemnitees, as the case may be, in actions by third parties to the extent any such judgment award is subject to indemnification pursuant to Section 9.1 or Section 9.3, respectively.

ARTICLE 10 - TERMINATION

10.1   Buyer may at any time, by written notice to Seller, without prejudice to any other rights or remedies provided under this Agreement, terminate this Agreement in any one of the following circumstances:

10.1.1  if Seller has been declared bankrupt, makes an assignment for the benefit of creditors, or is in receivership; or

10.1.2  if Seller materially fails to deliver the systems or perform the services reasonably within the times specified herein or any extensions thereof and Seller has not remedied such failure to perform within a reasonable time thereafter following receipt of written notice thereof from Buyer.

10.2   If this Agreement is terminated pursuant to this Article, Seller shall have no further obligations.

ARTICLE 11 - ASSIGNMENT

11.1   Neither party will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party, except that (i) Buyer may assign all or a portion of its rights and obligations under this Agreement to a purchaser of all or substantially all of the assets of the business that utilizes such rights, or to Parent or any direct or indirect subsidiary of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent), and (ii) Seller may assign all or a portion of its rights and obligations under this Agreement to a purchaser of all or substantially all of the assets of the Seller Laser Projector Business, provided that, such party agrees in writing to assume all of Buyer’s or Seller’s obligations, as applicable, under this Agreement, it being understood that, in the event of an assignment of a portion of its rights to a purchaser of assets in accordance with clauses (i) and (ii), the assigning party shall not retain the same rights that are assigned to such purchaser or assign the same rights to any other purchaser; provided, however, no assignment of only a portion of Buyer’s rights to a purchaser of assets in accordance with clause (i) may be made to a purchaser that is a competitor of Seller. Any conveyance, assignment or transfer requiring the express written consent of another party to this Agreement which is made without such consent shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder, and all rights and obligations of each party hereunder shall survive any change of control of such party.

ARTICLE 12 - NOTICES

12.1   All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 12.1:

(a)	If to Parent or Buyer:
Rockwell Collins, Inc.
400 Collins Road N.E.
Cedar Rapids, Iowa 52498

Attention:	Gary R. Chadick, Esq.
Senior Vice President,
General Counsel and
Secretary
Telecopy:	(319) 295-3599
E-mail:	grchadic@rockwellcollins.com

and to:
Rockwell Collins Simulation &
Training Solutions, LLC
22626 Sally Ride Drive
Sterling, Virginia 20164

Attention:	Tony Syme
Telecopy:	(703) 234-2103
E-mail:	jasyme@rockwellcollins.com

with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112

Attention:	Peter R. Kolyer, Esq.
Telecopy:	(212) 541-5369
E-mail:	pkolyer@chadbourne.com

(b)	If to Seller:
Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah 84108

Attention:	David Bateman
Telecopy:	(801) 588-4511
E-mail:	dbateman@es.com

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention:	Marc R. Packer
Telecopy:	(650) 470-4570
Email:	mpacker@skadden.com

ARTICLE 13 - GOVERNING LAW; CONSENT TO JURISDICTION

13.1   This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

13.2   Subject to Section 15.15 of the Asset Purchase Agreement, each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any Action arising out of this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof (and agrees not to commence any Action relating thereto except in such courts). Each of Buyer and Seller further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. first class mail to such party’s respective address set forth in Section 12.1 shall be effective service of process for any Action in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

ARTICLE 14 - INVALID PROVISIONS

14.1   If any of the provisions of this Agreement shall contravene or be invalid, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as if not containing the particular provision or provisions held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

ARTICLE 15 - SOFTWARE LICENSE

15.1   All software provided under this Agreement requires a license agreement between Buyer and Seller as part of this Agreement. Buyer hereby agrees and acknowledges to such license agreement which shall be an attachment to this Agreement.

ARTICLE 16 - INTERPRETATION

16.1   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” and (iv) the word “or” shall not be exclusive.

ARTICLE 17 - GUARANTY

17.1   Parent hereby guarantees all of Buyer’s obligations hereunder.

ARTICLE 18 - MISCELLANEOUS

18.1   This Agreement, and documents referenced herein, contains the entire agreement between Buyer and Seller.

18.2   This Agreement may not be amended, modified or supplemented except by a written agreement executed by Buyer and Seller.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Agreement on the date first set forth above.

ROCKWELL COLLINS, INC.	ROCKWELL COLLINS SIMULATION & TRAINING SOLUTIONS, LLC

Name / Title	Name / Title

Signature	Signature

Date	Date
EVANS & SUTHERLAND
COMPUTER CORPORATION

Name / Title

Signature

Date

Annex C

February 7, 2006

The Board of Directors
Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, UT 84108

Dear Members of the Board of Directors:

We understand that Evans & Sutherland Computer Corporation (the “Company”) is contemplating entering into a transaction with Rockwell Collins, Inc. (the “Acquiror”) in which (i) the Company will sell to the Acquiror substantially all of the assets of the Company and its subsidiaries primarily related to the military simulation, commercial simulation and related service and maintenance business of the Company (the “Simulation Business”) and the Acquiror will assume certain liabilities of the Company and its subsidiaries primarily related to the Simulation Business (the “Assumed Liabilities”), and (ii) the Company will develop fixed-based and motion-based laser projection systems, for use in the Simulation Business and will grant to the Acquiror an exclusive licenses to sell the Company’s laser projector in the Simulation Business. Such transaction is referred to herein as the “Transaction.” In addition to the assumption of the Assumed Liabilities, the aggregate consideration to be paid by the Acquiror to the Company in conjunction with the Transaction is $71.5 million in cash, $10 million of which will be deposited into escrow.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                reviewed the December 31, 2004 annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended September 30, 2005 and Company-prepared, preliminary, unaudited, interim, financial statements for the three months ended December 31, 2005, which the Company’s management has identified as being the most current financial statements available;

2.                reviewed Company-prepared unaudited profit and loss statements for the Simulation Business for the three fiscal years ended in December 31, 2005 and unaudited balance sheet statements for the Simulation Business as of December 31, 2004 and September 30, 2005;

3.                spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction; and spoken with representatives of the Company’s counsel regarding the Transaction;

Los Angeles   •   1930 Century Park West   •   Los Angeles,   California 90067-6802   •   tel. 310.553.8871   •   fax 310.553.2173

New York           Chicago           San Francisco           Minneapolis           Washington, D.C.           Dallas           Atlanta           London

Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

4.                reviewed drafts of the following agreements to be executed and delivered in connection with the Transaction: Asset Purchase Agreement draft dated January 27, 2006; Laser Projection Systems Agreement draft dated January 27, 2006; Laser Supply Agreement draft dated January 27, 2006; Intellectual Property Agreement draft dated January 27, 2006; and Escrow Agreement draft dated January 27, 2006;

5.                reviewed projections prepared by the Company’s management with respect to the Simulation Business and Laser Projection Business for the five years ending December 31, 2010;

6.                reviewed forecasts and dividend projections prepared by the Company’s management with respect to the Company’s joint venture interest in the Quest Flight Training Limited;

7.                reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past year and those of certain publicly traded companies which we deemed relevant;

8.                reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in change of control transactions that we deemed relevant; and

9.                conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company or the Simulation Business, as the case may be, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. This opinion does not address any other future transactions other than the transaction.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 4 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any material amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have a material adverse effect on the Company or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified above will not differ in any material respect from such draft agreements.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise)

C-2

of the Company. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information furnished to us or publicly available as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock of the Company has traded or may trade subsequent to the disclosure or consummation of the Transaction.

This Opinion is furnished for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, or (v) the tax or legal consequences of the Transaction to either the Company, its respective security holders, or any other party. Furthermore, no opinion, counsel or interpretation is intended or provided in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained by the Company from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

C-3

Annex D

                                                                                                                                          , 2006

To Rockwell Collins, Inc.:

Re:      Asset Purchase Agreement by and between Evans & Sutherland
Computer Corporation and Rockwell Collins, Inc.

Dear Ladies and Gentlemen:

The undersigned, the owner of shares of common stock, par value $0.20 per share (“Seller Common Stock”), of Evans & Sutherland Computer Corporation, a Utah corporation (“Seller”), understands that, pursuant to the Asset Purchase Agreement dated as of February 7, 2006 (the “Asset Purchase Agreement”) by and between Seller and Rockwell Collins, Inc., a Delaware corporation (“Buyer”), Seller proposes to sell and cause to be sold, and Buyer proposes to purchase, the Assets (as defined in the Asset Purchase Agreement), and Seller proposes to transfer and cause to be transferred, and Buyer proposes to assume, the Assumed Liabilities (as defined in the Asset Purchase Agreement) (the “Acquisition”). As a condition to its willingness to approve the terms of the Asset Purchase Agreement, Buyer has required that the undersigned deliver this letter (this “Letter”).

In recognition of the benefits that the Acquisition will confer upon the undersigned as a stockholder of Seller, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that he or she will vote, or cause to be voted, all of the shares of Seller Common Stock owned by the undersigned (and any and all securities issued or issuable in respect thereof) which the undersigned is entitled to vote, at any meeting of stockholders of Seller or at any adjournment or postponement thereof or in connection with any other action, including action by written consent, (x) in favor of the transactions contemplated by the Asset Purchase Agreement and (y) against any action or proposal that could reasonably be expected to result in the failure to satisfy any of the conditions to the obligations of the parties in the Asset Purchase Agreement with respect to the Acquisition. Notwithstanding the foregoing, the undersigned shall remain free to vote (or execute consents or proxies with respect to) the shares of Seller Common Stock owned by the undersigned with respect to any matter not covered in this Letter in any manner he or she deems appropriate; provided that such vote (or execution of such consents or proxies with respect thereto) would not reasonably be expected to interfere with or delay the consummation of the Acquisition.

Furthermore, the undersigned agrees that he or she will not (i) sell, assign, pledge or otherwise transfer or dispose of any shares of Seller Common Stock owned by the undersigned or create or suffer to exist any lien, charge or encumbrance upon any shares of Seller Common Stock owned by the undersigned, (ii) agree or consent to relinquish or limit any right which the undersigned has or may exercise to vote or to direct the manner of voting of any shares of Seller Common Stock or (iii) enter into any agreement, commitment or arrangement by which any other person or entity would acquire any right to vote or to direct the manner of voting any shares of Seller Common Stock owned by the undersigned.

The obligations under this Letter will terminate upon the earlier to occur of (i) the conclusion of the meeting of Seller’s stockholders called to vote on the transactions contemplated by the Asset Purchase Agreement and any adjournment thereof or (ii) the termination of the Asset Purchase Agreement in accordance with its terms.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the undersigned from acting in the undersigned’s capacity as a director or officer of Seller, to the extent applicable; it being understood that this Letter shall apply to the undersigned in the undersigned’s capacity as a stockholder of Seller.

This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law principles of such State.

Very truly yours,

D-2

DETACH HERE

PROXY	EVANS & SUTHERLAND COMPUTER CORPORATION 600 Komas Drive, Salt Lake City, Utah 84108	PROXY

This Proxy is Solicited on Behalf of the Board of Directors for the Combined Special Meeting and Annual Meeting of Shareholders to be held on , 2006

The undersigned holder of common stock, par value $.20, of Evans & Sutherland Computer Corporation (“E&S”) hereby appoints James R. Oyler and Lance Sessions, and each of them, as proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all shares of common stock of E&S that the undersigned shareholder would be entitled to vote if personally present at the combined special meeting and annual meeting of shareholders (the “Combined Meeting”) to be held on             , 2006, at              a.m. local time, at the principal executive offices of E&S located at 600 Komas Drive, Salt Lake City, Utah 84108, and at any adjournment or postponement of the Combined Meeting. This form of proxy and the accompanying Notice of Combined Special Meeting and Annual Meeting of Shareholders and proxy statement were first mailed to shareholders of E&S on or about             , 2006.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR approval of the proposed Transaction with Rockwell Collins, Inc., FOR the election of General James P. McCarthy to the Board of Directors, FOR the ratification of the appointment of KPMG LLP as E&S’s independent registered public accounting firm for fiscal year ending December 31, 2006, and at the discretion of the proxies as to any other matters that may properly come before the Combined Meeting. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of E&S either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Combined Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE TRANSACTION WITH ROCKWELL COLLINS, “FOR” THE ELECTION OF GENERAL JAMES P. MCCARTHY TO THE BOARD OF DIRECTORS, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS E&S’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2006.

PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS CARD USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

EVANS & SUTHERLAND COMPUTER CORPORATION C/O [NAME] [600 KOMAS DRIVE SALT LAKE CITY, UTAH 84108]

DETACH HERE

☒	Please mark
votes as in
this example.

EVANS & SUTHERLAND COMPUTER CORPORATION

		FOR	AGAINST	ABSTAIN

1.

To approve a transaction in which E&S will (i) sell substantially all of the assets and certain liabilities primarily related to its military and commercial simulation business and related service operations (collectively, the “Simulation Business”) to Rockwell Collins, Inc. pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of February 7, 2006, by and between E&S and Rockwell Collins, and (ii) pursuant to a Laser Projection Systems Agreement to be entered into upon the closing of the transactions contemplated by the Asset Purchase Agreement, provide, and grant exclusive and non-exclusive intellectual property licenses to use and sell, fixed-based and motion-based laser projection systems in connection with the Simulation Business and certain related businesses of Rockwell Collins, which transaction is deemed to constitute a sale of substantially all of the property of E&S.

		☐	☐	☐
		FOR	WITHHOLD
2.	To elect General James P. McCarthy as a director to our board of directors to serve for a three-year term expiring at our annual meeting in 2009.	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of KPMG LLP as E&S’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Combined Meeting or any adjournments or postponements of the Combined Meeting.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

The undersigned acknowledges receipt of the accompanying Notice of Combined Special Meeting and Annual Meeting of Shareholders and proxy statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name, by President or other authorized officer. When signing as a partnership, please sign in partnership name, by an authorized person.

Signature:	Date:	Signature:	Date: